Registered Number 11185179 (England & Wales) Annual Report and financial statements for the year ended 31 December 2025 for Autolus Therapeutics plc

Introduction and Contents Autolus Therapeutics plc (the “Company”, “Group” or “Parent Company”) is a public limited company incorporated under the laws of England and Wales and is listed on the Nasdaq Global Select Market (“NASDAQ”). The Company is a “quoted company” for the purposes of the Companies Act 2006 (the “Companies Act”). This document (the “Annual Report and financial statements”) is comprised of the reports and consolidated financial statements listed below. Company Information ...................................................................................................................................................... 3 Strategic Report ............................................................................................................................................................... 4 Directors’ Report .............................................................................................................................................................. 33 Directors’ Remuneration Report ..................................................................................................................................... 38 Independent auditor’s report to the members of Autolus Therapeutics plc ................................................................ 68 Consolidated Income Statement and Other Comprehensive Loss ................................................................................ 77 Consolidated Balance Sheet ............................................................................................................................................ 78 Consolidated Statement of Changes in Equity ............................................................................................................... 79 Consolidated Cash Flow Statement ................................................................................................................................ 80 Notes to the Consolidated Financial Statements ........................................................................................................... 81 Parent Company Balance Sheet ...................................................................................................................................... 137 Parent Company Statement of Changes in Equity .......................................................................................................... 138 Notes to the Parent Company Financial Statements ..................................................................................................... 139 AUTOLUS THERAPEUTICS PLC 2

Company Information Directors Michael Bonney, Chair of the Board of Directors Christian Itin, Executive Director and CEO Robert Azelby Linda Bain John Berriman Cynthia Butitta Robert Iannone Elisabeth Leiderman Ravi Rao Ryan Richardson William Young Company Secretary Alex Driggs Registered Office The MediaWorks 191 Wood Lane London W12 7FP United Kingdom Registered Number 11185179 Auditors Ernst & Young LLP R+ Blagrave Street Reading RG1 1AZ United Kingdom Bankers Barclays Bank 1 Church Street Peterborough PE1 1XE United Kingdom Solicitors Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom AUTOLUS THERAPEUTICS PLC 3

Introduction Autolus Therapeutics plc (the "Company") is a public limited company incorporated in England and Wales and has the following wholly owned subsidiaries: Autolus Limited, Autolus Inc., Autolus GmbH, Autolus Switzerland AG and Autolus Holdings (UK) Limited. In this Annual Report and financial statements, unless the context otherwise indicates, references to the “Group”, “Autolus”, “we”, “us” or “our” include the Company and its wholly-owned subsidiaries. Autolus Therapeutics plc is required to produce a strategic report complying with the requirements of the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013 and the Companies (Miscellaneous Reporting) Regulations 2018 (the “Regulations”). The board of directors (the “Board”, “Directors” or “Board of Directors”) present their strategic report on the affairs of the Group (the “Strategic Report”), together with the financial statements for the year ended 31 December 2025. Development of the Group Autolus Therapeutics plc is a public limited company under the laws of England and Wales, originally incorporated under the laws of England and Wales in February 2018 as a private limited company called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganisation, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On 18 June 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On 22 June 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of American Depositary Shares (“ADS’”), each representing one of our ordinary shares, on NASDAQ. Principal Activity We are an early commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies and candidates for the treatment of cancer and autoimmune diseases. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted and controlled T cell therapies that are designed to better recognise target cells, break down their defence mechanisms and eliminate target cells. We believe our programmed T cell therapies have the potential to be best-in-class and offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. In November 2024, the United States Food and Drug Administration (the “FDA”) approved our biologics license application (“BLA”) for the marketing of AUCATZYL (obecabtagene autoleucel, also known as obe-cel) in the United States for the treatment of adult patients (18 years and older) with relapsed or refractory B-cell precursor acute lymphoblastic leukaemia (“r/r B-ALL”). The commercial launch and first sale of AUCATZYL in the United States occurred in January 2025. The United Kingdom Medicines and Healthcare products Regulatory Agency (“MHRA”) granted AUCATZYL conditional marketing authorization in April 2025. In November 2025, the National Institute for Health and Care Excellence (“NICE”) recommended AUCATZYL for use in the National Health Service (“NHS”) in England and Wales as a treatment option for adult patients (age 26 and older) with r/r B-ALL. We launched AUCATZYL in the United Kingdom in January 2026, and it is available through routine commissioning by the NHS. In July 2025, the European Commission (“EC”) granted marketing authorization for AUCATZYL in adult patients (age 26 and older) with r/r B-ALL. Evaluation of potential pricing and feasibility of market entry opportunities in certain European Union (“EU”) countries is ongoing; however, at this time, launch in the EU is on hold and we do not anticipate any EU sales of AUCATZYL in 2026. AUCATZYL is a B-lymphocyte antigen CD19 (“CD19”) chimeric antigen receptor (“CAR”) T cell therapy. AUCATZYL is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. Adult r/r B- ALL is an extremely aggressive type of blood cancer with a high unmet medical need in the treatment of patients once they relapse, where historically patients suffer from poor outcomes. AUCATZYL is manufactured at our dedicated commercial manufacturing site, the Nucleus, in Stevenage, U.K. We intend for the Nucleus to meet the global supply demands of AUCATZYL, with Cardinal Health 105, LLC serving as our commercial distribution partner in the US. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 4

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the year ended 31 December 2025

In addition to AUCATZYL/obe-cel for the treatment of adult r/r B-ALL, we are advancing obe-cel in other oncology indications including paediatric B-ALL and B-NHL. Data from the Phase 1b cohort of the ongoing Phase 1b/2 CATULUS trial evaluating the safety and efficacy of obe-cel in paediatric B-ALL and B-NHL patients was presented at the American Society of Haematology ("ASH") Annual Meeting in December 2025. Data show the safety profile of obe-cel in paediatric patients is consistent with that previously reported in adults, with low rates of high-grade cytokine release syndrome ("CRS") and immune effector cell-associated neurotoxicity syndrome ("ICANS"). Overall response rate ("ORR") was high at 95%, and nearly 90% of responders had ongoing remission at data cut-off. Enrolment into the Phase 2 cohort is ongoing, and in October 2025, the FDA granted regenerative medicine advanced therapy ("RMAT") designation to obe-cel for the treatment of paediatric patients with r/r B-ALL. We expect to have Phase 2 cohort of the trial fully enrolled in the first half of 2027.

Obe-cel is also being developed for the treatment of autoimmune indications, and we have initiated a Phase 1 trial in patients with severe, refractory systemic lupus erythematosus ("SLE"). Data from the ongoing Phase 1 CARLYSLE trial evaluating obe-cel in patients with severe refractory systemic lupus erythematosus was presented at the ASH Annual Meeting in December 2025. The data showed deep, durable responses in patients receiving the 50 million obe-cel CAR t-cell dose level, and initial data suggest substantial early improvement in three patients dosed with obe-cel at 100 million dose level. All patients show deep B-cell depletion after infusion, suggesting an immune reset. Nine patients were evaluable for safety, and no ICANS or high-grade CRS were observed. The Company has advanced obe-cel into a Phase 2 potentially pivotal study known as LUMINA in patients with severe, refractory lupus nephritis ("LN"). We are advancing obe-cel into clinical development in progressive multiple sclerosis ("MS") and in October 2025, we have dosed our first patients in a Phase 1 dose escalation clinical trial, with initial data expected to be reported at the end of 2026.

Our T cell programming technologies allow us to tailor our therapies to address the specific disease we are targeting and introduce new programming modules into a patient's T cells to give those T cells improved properties to better recognise target cells and overcome fundamental disease defence mechanisms. Cancers in particular thrive on their ability to fend off T cells by evading recognition by T cells and by establishing other defence mechanisms, such as checkpoint inhibition, and creating a hostile microenvironment. We believe our leadership in T cell programming technologies will provide us with a competitive advantage as we look to develop future generations of T cell therapies targeting both haematological cancers, solid tumours and autoimmune diseases, including potential products that could have a sufficient tolerability profile to enable use in outpatient settings.

Our Pipeline

Our current clinical-stage pipeline comprises four programs being developed in eight haematological and solid tumour indications and two autoimmune indications. Our current pipeline is below:



Near-Term Growth Drivers
Product
Indication
Target
Preclinical
Phase 1
Phase 2/Pivotal
Approved
Status
AUCATZYL® (obe-cel)
Adult ALL
CD19
FDA, MHRA^ & EC approved†
obe-cel
Pediatric ALL
CD19
Currently enrolling
obe-cel
Lupus Nephritis
CD19
Currently enrolling
obe-cel
Progressive Multiple Sclerosis
CD19
Currently enrolling
Early Stage / UCL Collaborations
AUTO8*
Multiple Myeloma
CD19 & BCMA
Currently enrolling
AUTO8*
Light Chain Amyloidosis
CD19 & BCMA
Currently enrolling
AUTO1/22*
Pediatric ALL
CD19 & CD22
Currently enrolling
^Conditional marketing authorization; †European Commission (EC) conditional approval; *UCL Collaboration
Oncology
Autoimmune / B-cell mediated

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Our product pipeline is built on our core principles of modular innovation with protein-based cell programming focused on advanced targeting, pharmacological control and enhancement of activity. After identifying a target, we select the suite of programming modules that we believe is best suited to target that particular disease based on the latest clinical data and the results of our research. The particular modules selected may vary, and not every product candidate, including our current product candidates, contain all categories of modules. A viral vector is then used to introduce combinations of these modules into the DNA of the T cells. The diagram below shows how our programming modules relate to our product candidates. Our programs have been highly tailored and specifically engineered via our proprietary modules, and have the potential to be truly differentiated assets that could address limitations of current treatments and provide innovative options for patients. Our Strategy Our strategic priorities include: • Continue building upon United States and United Kingdom commercialization of AUCATZYL for adult r/r B-ALL. • Optimize our manufacturing operations to improve gross margin, and innovate on a next-generation manufacturing platform. • Evaluate the potential pricing and feasibility of market entry opportunities in certain EU countries. • Develop obe-cel for treatment of potential additional indications, including paediatric r/r B-ALL, LN and MS. Programmed T Cell Therapies Chimeric Antigen Receptors (“CARs”) We use CARs to reprogram our T cell product candidates. These receptors combine the antigen recognition domain of an antibody with the activation and costimulatory domains from the T cell receptor to rearm a patient’s T cells to recognise and kill target cells. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 6

AUTOLUS THERAPEUTICS PLC
Strategic Report
For the year ended 31 December 2025

CAR T Cell Production

We have developed our own proprietary viral vector and semi-automated cell manufacturing processes to engineer a patient's T cells with the CAR and other programming modules. We believe that this autologous approach has the potential to be both the safest and most therapeutically effective approach to manufacturing CAR T cells.


CAR T cell production
The patient's T cells fail to recognise the cancer cells
Transfer of modifying gene into T cell using a viral vector
Engineered CAR T cells target and kill the cancer cells
T cells extracted and activated
T cells from patient
Engineered T cells expressing CAR
Amplification of CAR T cells and quality control
Engineered CAR T cells administrated back to the patient
semi-automated manufacturing process

Our technological approach is the development of advanced T cell engineering components designed to directly address clinical challenges. A focus in our early-stage pipeline is incorporation of multiple components in a single product.

Programmed T Cell Therapies for the Treatment of Cancers

Cancers originate from individual cells that have developed mutations in essential cellular programs, driving increased cell division and growth. A key control mechanism to detect and eliminate such cells is the patient's own T cells. T cells are a type of white blood cells used by the human immune system to defend the body against infectious pathogens and cancerous cells. Using their T cell receptor like a molecular scanner, T cells are able to discriminate between normal human cells and ones that contain a mutation that alters their function. If the T cell recognises an altered cell, it becomes activated and kills that particular cell. For a cancer to grow to the detriment of the patient, cancer cells evolve mechanisms to evade recognition by, or establish other defences against, T cells.

In recent years we have seen the emergence of cancer immunotherapy, in which treatments harness the power of a patient's immune system to combat their disease.

Cancer immunotherapy treatment requires the activation and expansion of cancer-specific T cells, which kill cancer cells by recognizing antigen targets expressed on cancer cells. Studies have shown that tumours develop escape mechanisms that prevent T cell-mediated destruction through immune checkpoint proteins, which shut down antitumour immunity. Clinical trials have shown that treatment with immune checkpoint inhibitors can restore T cell activity and results in durable clinical responses. Several anti-PD1 and anti-PD-L1 antibodies are approved for the treatment of various solid tumours, and Pembrolizumab is also approved in relapsed/refractory classical Hodgkin's disease or primary mediastinal B-cell lymphoma. However, none of the immune checkpoint inhibitors are currently approved in other haematologic indications. While these approaches collectively represented major advances in cancer treatment, they all lack active redirection of the patient's T cells to the cancer, eventually limiting clinical activity.

More recently, redirected T cell therapies that are designed to give the patient's T cells a new specificity to recognise cancer cells have been developed. The first approved product of this class is a bi-specific T cell engager called blinatumomab (Blincyto®) from Amgen Inc. Blinatumomab targets the CD19 antigen on the surface of B cells and cancers derived from B cells. Blinatumomab is approved for the treatment of B-ALL.

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More recently, genetically programmed redirected T cell therapies have been approved. These include the CD19 targeting  therapies Kymriah®, Yescarta®, Tecartus®, and Breyanzi®, developed by Novartis AG, Kite Pharma, Inc. and Bristol Myers Squibb Inc., respectively, for the treatments of B-ALL and B-NHL. All four of these therapies showed high response rates and, in a subset of patients, prolonged treatment effects. For those patients experiencing a relapse, the common causes for relapse are insufficient survival of the programmed T cells, loss of the CD19 target on the cancer cells and upregulation of checkpoint inhibitor PD-L1 on the cancer cells. In view of the limitations of current therapies, there remains a critical unmet medical need for improved T cell therapies. We believe that improving efficacy and durability over the products currently on the market or in development for the treatment of cancers requires addressing target antigen loss, countering checkpoint inhibition and adding novel targets to expand the range of indications amenable to programmed T cell therapy. We believe our commercial product and our clinical-stage product candidates and our approach to T cell programming have the potential to address these limitations. Existing T cell immunotherapies, including CAR T therapies, have shown significant efficacy in haematological malignancies; however, the extent and duration of the treatment effects and disease remission are yet to be fully defined. Optimizing the targeting module of a programmed T cell may enhance its effect and safety. Also, in response to targeted therapies, cancer cells often mutate and cease to express the antigen the therapy was designed to recognise. This loss of target antigen leads to patient relapse. Additionally, numerous challenges, including lack of T cell persistence and upregulation of checkpoint inhibitors, represent significant hurdles that need to be addressed by new therapies. T cell immunotherapies also have the capacity to elicit toxicities including CRS, neurologic toxicity and the elimination of normal cells via on-target off tumour recognition. Further, manufacturing T cells can be prohibitively costly if the manufacturing process is not appropriately designed to support parallel processing and automation. Finally, realization of the potential of this approach across a broad range of solid tumour types will require multiple technology solutions in order to address limitations of the current generation of therapies. Emerging Promise of T Cell Immunotherapies for the Treatment of Autoimmune Diseases Autoimmune diseases are the result of an immune system that is overactive, causing it to attack and damage the patient’s own tissues. Autoimmune diseases can affect multiple organs throughout the body and can be life threatening in some cases. The presence of autoreactive B cells that produce autoreactive antibodies--antibodies that attack the body’s own tissues--are a common feature of these diseases. As such, therapeutic approaches that deplete B cells have had some clinical success. These B cell depletion approaches, such as the antibodies that target CD20 (Rituximab, Ocrelizumab and Ofatumumab) and BAFF (Belimumab) are approved for the treatment of autoimmune diseases including systemic lupus erythematosus and multiple sclerosis. These antibody-based approaches have shown limited efficacy, typically limiting the progression of the autoimmune disease rather than ameliorating the disease completely. These therapies also require long-term administration and can have serious side effects. Recently a small academic clinical trial conducted by Mackensen and colleagues from the University of Erlangen in Germany has shown that targeting CD19 with CAR T therapies can profoundly improve outcomes for patients with lupus and other autoimmune diseases. CD19 is a B cell specific antigen that is highly expressed on B cells including malignant B cells that cause cancers like B-ALL and autoreactive B cells that are a common feature of autoimmune disease. In this academic clinical trial, treatment of 15 autoimmune disease patients with a single dose of autologous CD19 CAR T cells resulted in rapid and durable responses in patients. These patients all had advanced disease, with multi-organ involvement and were refractory to current therapies. The treatment showed potential transformational clinical benefit, with all patients in remission or with major reductions in symptoms with a median follow up of 15 months. Toxic effects were manageable and mostly mild. CD19 CAR T cell therapy shows the potential for superior efficacy compared to B cell depleting antibodies. It may be possible that CD19 is a better target than CD20 or BAFF, as it is expressed more broadly on the autoreactive plasma cells and plasma blasts as well as B cells. Additionally, CAR T cells may be better at depleting the B cells than the antibodies, as they can penetrate into all tissues, including some that antibodies cannot reach. The future promise of CAR T cell therapy for autoimmune diseases will be driven by efficacy, safety and cost effectiveness. Existing CD19 CAR T cell therapies are effective at treating B-cell malignancies; however, the extent and duration of the treatment effects and disease remission as well as the potential for toxicities including CRS and neurologic toxicity varies considerably between the different approved treatments. Differences in efficacy and safety are likely to be seen between different CD19 CAR T cell therapy approaches for autoimmune diseases, and optimizing the CD19 targeting module may be important for enhancing efficacy and safety. Further, manufacturing T cells can be prohibitively costly if the manufacturing process is not appropriately designed to support parallel processing and automation. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 8

Our Solution: Advanced T Cell Programming Our technological approach is the development of advanced T cell engineering components designed to directly address clinical challenges. A focus in our early-stage pipeline is incorporation of multiple components in a single product. Advanced Targeting Technologies We have developed advanced antigen targeting technologies to improve the ability of our programmed T cell therapies to selectively identify and target cancer cells and to deliver a sustained antitumour effect. These targeting technologies include fast off-rate CARs, novel targets, high avidity spacers, dual-targeting and pattern recognition. Fast Off-Rate CARs We have designed programmed T cells with fast off-rate binders. These fast off-rate kinetics are similar to the behaviour of naturally occurring T cells. Obe-cel has this enhanced kinetic profile, which, when compared to data reported for other CAR T cell product candidates in clinical development for ALL that use high affinity binders, appears to result in reduced Cytokine Release Syndrome and in increased T cell engraftment. We use Fast Off-Rate CARs targeting CD19 in our obe-cel, AUTO1/22 and AUTO8 programs. Dual-Targeting CARs Relapse due to target antigen loss or down regulation is a major cause of treatment failure in CAR T cell therapy. We have developed product candidates that target two antigens on a cancer cell and are designed to reduce the chances for relapse due to antigen escape. Evidence suggests that it may also improve a response in those patients with low levels of expression of a target antigen on their cancer cells. We use Dual Targeting CARs in our AUTO1/22 and AUTO8 programs. Pharmacological Control of T Cell Activity Management of toxicity is a critical step in the successful application of programmed T cell therapies. We have developed multiple technologies designed to pharmacologically control T cell activity in the event a patient suffers certain serious adverse events related to the T cell therapy. Safety switches are designed to selectively eliminate the programmed T cells following administration of a pharmacological agent, whilst tuneable or controllable CAR T cells allow the activity of T cell therapy to be dialled down following administration of a pharmacological agent. Rituximab Safety Switch (RQR8) The RQR8 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available monoclonal antibody rituximab. Once administered, rituximab binds to the engineered CD20 epitopes on the surface of the programmed T cell and triggers cell death. We use the RQR8 safety switch in our AUTO4, AUTO5 and AUTO6NG programs. Rapamycin Safety Switch (RapaCasp9) The RapaCasp9 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available drug rapamycin. Once administered, rapamycin heterodimerises caspase 9 via FRB and FKBP to activate a cell death cascade and selectively eliminate the programmed T cells. Tetracycline Controllable CAR (TetCAR) TetCAR is a controllable CAR T cell system designed to reversibly dampen the activity of the programmed T cells by the administration of the commercially available antibiotic tetracycline to a patient. Once administered, tetracycline temporarily dislocates the CAR signalling domain from the cancer antigen binding domain leading to deactivation of the T cell therapy. Activity is then restored on clearance of the pharmacological agent from the patient. Tumour Microenvironment Shielding Tumour cells and other cells in the tumour microenvironment can debilitate antitumour immune responses. Proteins expressed on tumour cells can trigger inhibitory receptors on T cells to block their ability to eliminate the tumour. Secretion of TGFβ by the tumour and other cells can shut down the activity of a T cell therapy. We have developed technologies designed to shield our programmed T cells from these immunosuppressive pathways. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 9

Checkpoint Shielding (dSHP2) Immune checkpoint receptors act through a common signalling pathway inside the T cell that prevents normal T cell activation. We have developed a modified version of an adaptor protein, SHP2, that in preclinical studies has been shown to efficiently counteract the inhibition of T cells resulting from the PD-L1/PD-1 interaction. In addition, it is designed to simultaneously disarm multiple inhibitory receptors on the cancer cell. We use the dSHP shielding module in our AUTO6NG program. Enhanced Activity One of the challenges of targeting some solid tumours is the lack of such easily accessible stimulation for programmed T cells, leading to poor persistence and a weak antitumour activity. Co-administration with cytokines can boost T cell activity and persistence. Certain cytokines can potentiate the antitumour of the T cell therapy by recruiting and activating other immune cells to kill the tumour. However, systemic or local administration of cytokines can be toxic, therefore we have developed programming modules that are designed to harness the enhanced activity of cytokines whilst avoiding the potential for toxicities. Chimeric Cytokine Receptors (CCRs) The CCR is a programming module that is designed to deliver a cytokine signal directly inside T cells without administration or secretion of cytokines themselves. We use proteins from an antibody structure to stably heterodimerize two cytokine signalling domains together to deliver a proliferative and survival signal into our T cells. Preclinical data has demonstrated the potential for the CCR to improve the persistence and activity of CAR T cell therapy against solid tumours. We use the CCR enhanced activity module in AUTO6NG. Host Immune System Recruitment (ssIL12) IL-12 is a potent antitumour cytokine that mediates the activity of many different antitumour immune cells. The majority of clinical studies involving treatment of patients with IL-12 were associated with severe systemic side effects mediated by high levels of IFNγ. Our ssIL12 module is designed to secrete very low levels of IL-12 from our T cells and our preclinical data demonstrates the potential for ssIL12 to provide antitumour activity without systemic toxicity. Engineering survival signal (Fas-TNFR) CAR T cells have shown remarkable efficacy against haematological cancers, but their effectiveness in solid tumours has been limited by inhibitory factors expressed by the tumour or its microenvironment. One such inhibitory factor is Fas ligand (“FasL”), which binds to the Fas receptor (CD95) on the surface of an activated T cell and triggers the CAR T cell to die by apoptosis. Our Fas chimeras consist of the extracellular domain of Fas fused to the intracellular domain from different TNF receptor superfamily members. Expression of these chimeras in a CAR T cell not only blocks apoptosis triggered by FasL, but results in co-stimulation, which promotes CAR T cell survival and proliferation. Business Review Our Commercial Product: AUCATZYL for Adult r/r B-ALL AUCATZYL/obe-cel, formerly known as AUTO1, is a gene therapy product consisting of autologous T cells that are transduced with a lentiviral vector to express a novel anti-CD19 Chimeric Antigen Receptor (CD19 (CAT) CAR). The transduced T cells express second-generation CARs in which the CD19 CAR construct uses 41BB-ζ and CD3- ζ endodomains. CD19 is an ideal target for a CAR T cell therapy as it is a cell surface marker for B-precursor cells and B-lymphocytes that is present on most B cell malignancies. CD19 is also a cell surface marker expressed broadly on the autoreactive B-cells and plasma cells that are associated with autoimmune diseases such as lupus. Upon CD19 directed CAR T cell therapies, it also leads to B-cell aplasia which can be used as a pharmacodynamic marker. CD19 CAR T cell therapies have proven effective in treating B-cell leukaemias, B-cell lymphoma and early evidence suggest they are effective in treating b-cell mediated autoimmune diseases. Efficacy is dependent on engraftment and expansion of the CAR T cells. However, rapid activation and expansion of CAR T cells can result in CRS and/or ICANS, which in some cases can be life-threatening, particularly for elderly patients and patients with comorbidities that have a poor tolerance for toxicity. Furthermore, excessive activation of CAR T cells can lead to cell exhaustion and limit their engraftment and expansion, which may impact the initial efficacy and durability of therapeutic effect. Obe-cel is an autologous therapy in which a patient’s T cells are genetically modified to express a novel CD19-specific binder designed to reduce side effects observed with this class of therapeutics. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 10

AUCATZYL/obe-cel recognises and interacts with the CD19 target with a fast off-rate enabled by the novel CAT scFv binding domain. This property allows the AUCATZYL/obe-cel cells to efficiently recognise target cells, inject cytotoxic proteins to initiate the natural self-destruction process present in all human cells and then rapidly disengage from them in order to engage the next target cell, a process also known as serial killing. Rapid disengagement from the target antigen is expected to minimize excessive activation of the programmed T cells, reduce toxicity and may also reduce T cell exhaustion. Clinical Development of Obe-cel in Adult ALL Background of Adult ALL According to the American Cancer Society, adult ALL was predicted to affect approximately 6,500 adults in the United States in 2023. Combination chemotherapy enables 90% of adult patients to experience complete remission (“CR”). However, the majority of these remissions are not long-lasting in adult patients. Despite this initial CR, and in contrast to paediatric ALL, the prognosis of adult ALL is still poor and has not changed significantly during the last two decades, with long-term remission rates limited to 30-40%. Approximately 50% of all adult ALL patients will relapse, and data from the Medical Research Council’s UKALL12/ECOG 2993 study, published in 2007, found that five-year overall survival (“OS”), rate in adults who relapse following standard multi-agent chemotherapy is 7%. In a published 2016 retrospective analysis conducted by the Group for Research on Adult Acute Lymphoblastic Leukaemia on adult patients (age 18-63) in France, Belgium and Switzerland relapsing after first-line paediatric-inspired therapy, the overall survival at 2 and 5 years was 19.3% (14–24%) and 13.3% (8–18%), respectively. The only curative option for relapsed or refractory ALL consists of achieving a second CR by salvage therapy followed by an allogeneic hematopoietic stem cell transplant (“allo-HSCT”). Without allo-HSCT, a subsequent relapse occurs in nearly all patients. However, less than half of patients achieve a second CR, and therefore only a subset will be eligible for this procedure. Even then, less than one-third of patients receiving the transplant are expected to sustain long-term disease-free survival. Further, allo-HSCT is associated with severe morbidity and significant mortality. Many patients with relapsed or refractory ALL will have been maximally treated with chemotherapy, and often do not achieve a second CR in order to be eligible for allo-HSCT. Two targeted monoclonal based therapies have been approved in a number of jurisdictions, including the United States and the EU, for the treatment of adult ALL: blinatumomab and inotuzumab ozogamicin. Both of these therapies achieve high CR rates, but durability is limited. In a randomized Phase 3 clinical trial of blinatumomab in heavily pretreated B-cell precursor ALL, the blinatumomab arm achieved a CR rate of 44%, of which 76% also achieved MRD-negative CR, and the median duration of remission was 7.3 months. The median OS in those patients, though significantly improved compared to chemotherapy, was still only 7.7 months. Similarly, in a Phase 3 clinical trial of inotuzumab ozogamicin, a higher percentage of patients achieved MRD-negative CR when treated with inotuzumab compared to standard-of-care chemotherapy, but the median duration of remission was 4.6 months and median OS was equally short with 7.7 months. On October 1, 2021 the FDA approved the use of the CAR T cell therapy brexucabtagene autoleucel (“Tecartus”) for adults with B-cell precursor ALL that has not responded to treatment (refractory) or has returned after treatment (relapsed). The European Commission approved Tecartus for adults aged 26 and over with relapsed or refractory B-cell precursor ALL in September 2022. On November 8, 2024 the FDA approved the use of obe-cel for the treatment of adults with r/r B-ALL. Obe-cel Phase 1b/2 Clinical Trial in Adult ALL (FELIX Trial) We initiated the FELIX study, a Phase 1b/2 clinical trial of obe-cel for the treatment of adult r/r B-Acute Lymphoblastic Leukaemia, in 2020. The data were published in the New England Journal of Medicine in December 2024. The published data were from a pooled analysis of data from all patients across all cohorts in the FELIX Phase 1b/2 study. Of the 153 r/r B-ALL patients enrolled in the FELIX study, 127 (83.0%) received at least one obe-cel infusion and were evaluable. Eligible patients underwent leukapheresis, and bridging therapy, except blinatumomab, was permitted at the investigator’s discretion. Obe-cel was administered in a bone marrow (“BM”) burden adjusted split dose following lymphodepletion, with a BM mandated prior to lymphodepletion to guide dosing. The second obe-cel dose was given in the absence of severe/unresolved toxicity. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 11

The primary end point was overall remission (“CR/CRi”). In the pivotal cohort of patients, (cohort IIA (n=94)), the CR/CRi for patients who received at least one infusion of obe-cel was 76.6%. Across all infused patients (n=127), of the 91/127 with ≥5% BM blasts pre-lymphodepletion, the CR/CRi was 74.7%. Median response duration for all infused patients was 21.2 months. Median event-free survival (EFS) was 11.9 months and the estimated 6- and 12-month event-free survival rates were 65.4% and 49.5%, respectively. BM burden pre-lymphodepletion correlated with median event-free survival; patients with low (<5% BM blasts), intermediate (≥5–≤75% blasts), and high (>75% blasts) BM burden had event-free survival rates at 12 months of 68.0%, 54.9% and 25.0%, respectively. Median overall survival (“OS”) was 15.6 months and estimated 6- and 12-month overall survival rates were 80.3% and 61.1%, respectively. BM burden pre-lymphodepletion correlated with overall survival; patients with low, intermediate, and high BM burden had an overall survival rate at 12 months of 71.5%, 58.7% and 55.0%, respectively. BM burden before enrolment also influenced event-free and overall survival. Of the 127 patients infused (pooled across all study cohorts), 99 patients responded. Of the responders, 18 patients (18.2%) proceeded to allo-Stem Cell Transplant (“allo-SCT”) while in remission at a median of 101 days post-obe-cel infusion. In 6/18 (33.3%), this was a second allo-SCT. Median duration of CAR T persistence by droplet digital PCR (ddPCR) in peripheral blood was 17.8 months. Obe-cel was associated with minimal immunotoxicity. CRS and ICANS rates (Grade ≥3) were 2.4% and 7.1%, respectively. Overall, 87 (68.5%) patients developed CRS, and 29 (22.8) developed ICANS. Severe ICANS post-obe-cel were seen as largely limited to patients with high BM burden pre-lymphodepletion. Intensive care unit admissions occurred in 20 (15.7%) patients for a median of 5.5 days (range: 1−37) of which 7 of the 20 patients were admitted due to immunotoxicity management (5 ICANS, 2 CRS). Most recently at the European Haematology Association annual meeting in 2025, longer term follow up data from the FELIX study were presented. At the updated median follow up of 32.8 months, 38.4% of responders were in ongoing remission without consolidative allo-SCT or other therapies. The 24-month probability of Event Free Survival was 43%, and for Overall Survival was 46%, with an emerging long-term plateau observed. A substantial subset of patients benefit from standalone treatment with obe-cel, achieving long-term remission. No new safety signals or Grade ≥3 secondary malignancies were observed at the extended follow-up. These results suggest that obe-cel may be a definitive treatment for some patients with r/r B-ALL. Obe-cel Phase 1 Clinical Trial in Adult ALL (ALLCAR19 Trial) In the first quarter of 2018, our academic partner University College London (“UCL”) initiated a single-arm, open label, multicentre Phase 1 clinical trial of obe-cel, named the ALLCAR19 trial, in patients aged 16 to 65 years with high-risk, relapsed or refractory CD19 positive B-lineage ALL. The clinical trial was conducted at sites in the United Kingdom. The trial enrolled patients with a high tumour burden; 45% of treated patients had 50% or greater bone marrow blasts. In the trial, 20 patients received obe-cel; product for 14 of those patients was manufactured using a semi-automated, fully- enclosed process. The therapy was well tolerated, with no patients experiencing Grade 3 or higher CRS. Three patients (15%), all of whom had high leukaemia burden (>50% blasts), experienced Grade 3 ICANS that resolved swiftly with steroids. Of the 20 patients evaluable for efficacy, 17 patients (85%) achieved minimum residual disease (“MRD”)- negative CR at one month. A pooled analysis of long-term follow-up data from ALLCAR19 and FELIX Phase 1b Studies were presented at the ASH, meeting in December 2023. Data from the pooled analysis of r/r B-ALL patients (n=36) treated with obe-cel in the ALLCAR19 and FELIX Phase 1b studies showed high remission rates of 81% (29/36). After a median follow-up of 3 years and without subsequent transplant, 41% of patients continued in complete remission. The estimated EFS rate with censoring of subsequent transplant or new treatment was 45% at 36 months; all patients in ongoing remission were MRD negative at last assessment and median duration of response was not reached. Regulatory Status and Plans The US FDA granted marketing approval for obe-cel on November 8, 2024 under the brand name AUCATZYL for the treatment of r/r B-ALL. The approval is based on data from the Phase 2 cohort of FELIX study. The MHRA granted AUCATZYL conditional marketing authorization in April 2025 for Adult Patients (≥ 18 years) with r/r B-ALL. In November 2025, NICE recommended AUCATZYL for use in the National Health Service (“NHS”) in England and Wales as a treatment option for adult patients (≥26 years) with r/r B-ALL. We launched AUCATZYL in the United Kingdom in January 2026, and it is available through routine commissioning by the NHS. On 17 July 2025, the European Commission (“EC”) granted marketing authorization for AUCATZYL in adult patients (age 26 and older) with r/r B-ALL. Evaluation of potential pricing and feasibility of market entry opportunities in certain European Union (“EU”) countries is ongoing; however, at this time, launch in the EU is on hold and the Company does not anticipate any EU sales of AUCATZYL in 2026. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 12

Commercialization Strategy for AUCATZYL We have retained worldwide commercial rights for AUCATZYL. We plan to expand our global commercialization capabilities over time such that we are able to commercialize any product candidate in a broader number of countries over time, but with a focus on achieving an early presence in the US and the U.K. We may pursue strategic collaborations with third parties in order to maximize the commercial potential of AUCATZYL. Having achieved marketing approval for AUCATZYL for the treatment of patients with r/r B-ALL in the US, U.K and parts of Europe, we are expanding upon our commercial launch in those countries. In addition to the standard sales & marketing elements and medical affairs activities required to successfully commercialize an oncology/haematology product, there are several additional requirements needed for effectively commercializing CAR-T cell therapies, including bespoke processes for distribution, patient scheduling, centre engagement and a dedicated treatment centre service hub. The product may be administered only by authorized centres that are specialized in haematology and have the necessary infrastructure and capabilities for administering CAR-T therapies. In December 2024, AUCATZYL was added to the National Comprehensive Cancer Network®, (“NCCN”) Clinical Practice Guidelines in Oncology, (“NCCN Guidelines®”), for the treatment of adult r/r B-ALL. The NCCN is a not-for-profit alliance of 30 leading cancer centres devoted to patient care, research, and education. The NCCN Guidelines are a comprehensive set of guidelines detailing the sequential management decisions and interventions that currently apply to 97% of cancers affecting patients in the US and are intended to ensure that all patients receive preventive, diagnostic, treatment, and supportive services that reflect the latest evidence in oncological patient care. Our Manufacturing and Logistics Capabilities We are devoting significant resources to process development and manufacturing in order to ensure high quality and reliable product supply to patients, as well as to reduce our per unit manufacturing costs and time to market for AUCATZYL and any of our programmed T cell product candidates for which we obtain regulatory approval. The manufacture and delivery of programmed T cell therapies to patients involves complex, integrated processes, including harvesting T cells from patients, manufacturing viral vectors with nucleic acid content encoded with our programming modules, manufacturing programmed T cells using the viral vectors ex vivo, multiplying the T cells to obtain the desired dose, and ultimately infusing the T cells back into a patient’s body. Commercial success in T cell therapies requires a manufacturing process that is reliable, scalable and economical. We have established a manufacturing process that is scalable and serves as a manufacturing platform designed to support rapid development of our programmed T cell therapy product candidates through clinical trial phases and regulatory approval processes. We are using a semi-automated, fully enclosed system for cell manufacturing, which is designed to provide a common platform suitable for manufacturing all of our product candidates. This platform allows for parallel processing having the ability to scale for commercial supply in a controlled environment at an economical cost. We have established reliable and consistent viral vector production and viral transduction processes further, also a key to our process reproducibility and reliability. Our manufacturing and logistics process is designed to ensure that product integrity is maintained during shipment along with accurate tracking and tracing of shipments. We are expanding internal manufacturing and supply capabilities as well as the use of expert service providers on maturing our vein-to-vein logistics in support of commercial operations. Chain of identity and chain of custody electronic systems are in place to ensure transport and processing reliability. Our manufacturing and commercialization strategy requires a fully integrated vein-to-vein product delivery cycle. Having established manufacturing processes suitable for commercialization early in the development of AUCATZYL has allowed us to focus on expanding manufacturing capacity during our commercial launch. Our purpose-built facility, the Nucleus, is located in Stevenage, U.K and covers 70,000 square feet. This facility, which has a global reach, can meet our near and mid-term clinical and commercial needs allowing ample time for expanding our manufacturing footprint when needed. In March 2024, the Nucleus facility obtained a Manufacturer’s Importation Authorization (MIA) together with the accompanying Good Manufacturing Practice (“GMP”) certificate. These licenses enable us to manufacture both commercial and clinical autologous drug products in the facility. The Nucleus provides multiple clean rooms, QC labs, warehouse and administrative space and is being fitted out in a phased manner as demand requires. At full capacity, we expect the Nucleus facility to provide manufacturing capacity for approximately 2,500 batches annually. Our plan is to establish our manufacturing infrastructure in a manner that would minimize logistical complexities and costs for all regions going forward. We believe our scalable closed-system manufacturing process, along with our proprietary and modular T cell programming technologies, would be challenging and costly for potential competitors to replicate. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 13

Our Manufacture and Delivery Performance Data on manufacturing and delivery performance for obe-cel in the FELIX clinical trial were published in the New England Journal of Medicine in December 2024. The FELIX study successfully demonstrated the robust operability of obe-cel manufacturing, QC and logistics processes, meeting target V2C (time from leukapheresis to quality release) and V2D (time from leukapheresis to delivery of product to the hospital). Median V2C and V2D times were 21 and 24 days, respectively. All apheresis starting material was successfully processed despite the multitude of constraints posed by the COVID-19 pandemic. In total, 96% of manufactured obe-cel batches reached their target dose of 410 x 106 CAR T cells. Further optimization and improvements made during the study increased reliability, consistency, and precision of the manufacturing process, and supported the development of the Nucleus manufacturing facility with greater production capacity. Commercially in 2025 we achieved ≥90% manufacturing success rate. Manufacturing Agreements with Third Parties We obtain viral vector for commercial supply of AUCATZYL and for late stage clinical trials from our partner AGC Biologics. We also have manufacturing agreements with other contract manufacturing and development organizations for early phase vector manufacturing. All vector manufacturing is done in accordance with current Good Manufacturing Practice (“cGMP”) in compliant manufacturing facilities. The manufacturing agreements governing the external supply arrangements also provide for access to services including quality management systems, qualified persons for product release, office space, frozen storage and warehousing services. In March 2018, we entered into a strategic, long-term supply agreement with Miltenyi Biotec GmbH (“Miltenyi”), for the supply of Miltenyi’s CliniMACS Prodigy instruments, reagents and disposables for the manufacture of our programmed T cell therapies, including for pre-clinical, clinical and commercial production of AUCATZYL, as well as the provision of related support services. We amended the supply agreement most recently in September 2023. The supply agreement sets forth procedures to ensure continuity of supply to us of Miltenyi’s products, both during the clinical phase and commercial phases of our product candidates. After the initial ten-year term of the agreement, we have two separate options to renew the agreement, each for an additional five-year term. The supply agreement contains customary termination provisions, allowing for termination by a party upon the other party’s uncured material breach, upon the other party’s bankruptcy or insolvency or upon the other party being subject to an extended period of force majeure events. We may also terminate the supply agreement upon advance written notice, if we decide to suspend or discontinue the development or commercialization of our product candidates. The supply agreement is governed under the laws of Germany. Competition There are two direct in class competitors to AUCATZYL approved for the treatment of adult patients with r/r B-ALL: the autologous CAR therapies Tecartus and Kymriah. Tecartus is approved for use in adult B-ALL and Kymriah is approved for use in adolescents and young adults (i.e., patients up to the age of 25). We believe AUCATZYL has a differentiated safety profile and shows potential for longer term outcomes when compared to these current approved therapies. In addition, it is possible that companies could take other autologous CAR T cell products forward in adult ALL or allogeneic “off-the-shelf” CAR T cell therapies could be developed which would be considered direct competitors. Allogeneic products are in early development in indications other than B-ALL, and, because these products are not made from the patient's own cells, they might be more convenient to deliver, without the need to wait for a product to be manufactured (typical manufacturing times for autologous products are currently 18-25 days). However, this class of product has not shown the same levels of durable activity and the products in clinical trials are therefore likely to require periodic repeat dosing as opposed to autologous products, which allow for the therapy to be given as a one-time treatment. Our Product Candidates for the Treatment of Haematological Cancers and Autoimmune Diseases Our clinical-stage product candidates targeting haematological cancers are obe-cel, AUTO1/22 and AUTO8. Additionally, obe-cel is also being explored as a potential therapeutic approach targeting certain autoimmune diseases. Obe-cel for the Treatment of Paediatric ALL, B-NHL and other B-cell malignancies In addition to AUCATZYL/obe-cel for the treatment of adult r/r B-ALL, we are advancing obe-cel in other oncology indications including paediatric B-ALL and B-NHL, for which we have initiated the Phase 1b/2 CATULUS trial. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 14

Background of Paediatric ALL According to the American Cancer Society, B-ALL is most common in childhood, peaking between two and four years of age. As per the National Cancer Institute Surveillance, Epidemiology and End Results statistics database, there are approximately 3,400 new cases of paediatric B-ALL diagnosed in the United States each year. The current standard of care for both paediatric and adult B-ALL patients is a standard regimen of combination chemotherapy. Paediatric patients typically respond well to the complex first-line chemotherapy treatment. According to the American Cancer Society, the five-year survival rate for children with B-cell ALL is more than 85% overall. In paediatric populations, blinatumomab has demonstrated efficacy both in patients with relapsed or refractory disease, as well as a component of frontline combination therapy for newly diagnosed patients. The recently published COG AALL1731 trial was a randomized phase 3 trial evaluating the benefit of the addition of blinatumomab to standard chemotherapy in patients with National Cancer Institute (NCI) standard-risk B-ALL. With a median follow-up of 2.5 years, 3-year DFS was 96.0% ± 1.2% among patients randomized to receive blinatumomab with chemotherapy, compared with 87.9% ± 2.1% in the chemotherapy-alone group (Gupta et al., NEJM 2025). However, 10 to 20% of paediatric B-cell ALL patients relapse with chemotherapy-resistant disease. These patients are re- treated with intensive chemotherapy, and those that respond may proceed to receive an allogenic stem cell transplant (“SCT”). However, SCT can be associated with significant long-term morbidity due to the risk of treatment associated developmental impairments, developing graft-versus-host disease, and transplant-related mortality, although the risk of death have declined with better post-transplant management. A phase 3 trial conducted in Europe enrolled children with high risk first relapse of B-ALL (relapse at <18 months after diagnosis or marrow relapse at ≥18 months from diagnosis but <6 months after completion of therapy). Those achieving an M1 (<5% blasts) or M2 (≥5 but <25% blasts) marrow after reinduction therapy were treated with 2 cycles of standard consolidation chemotherapy and were then randomized to receive either blinatumomab or consolidation chemotherapy before planned allogeneic HSCT. In total, 108 patients were randomized before early termination of enrolment because of meeting prespecified criteria finding benefit of blinatumomab (Locatelli et al., JAMA 2021;325;(9):843-854. doi:10.1001/ jama.2021.0987). With a median follow-up of 44 months, blinatumomab demonstrated improved EFS across subgroups and improved OS (HR, 0.34; 95% CI, 0.17-0.69) (Locatelli et al.., Leukaemia 37, 222–225 (2023). https://doi.org/10.1038/ s41375-022-01770-3). In parallel, the COG performed a similar randomized AALL1331 phase 3 study in patients with high- risk (marrow relapse < 36 months after initial diagnosis or isolated EMD relapse <18 months after initial diagnosis) or intermediate risk first relapse. As in the European trial, randomization was terminated early because of the combination of findings of higher disease-free survival (DFS), OS, and MRD clearance, as well as lower toxicity in the blinatumomab arm compared with the chemotherapy arm (Hall AG and Rau RE, Blood Adv 2025; https://doi.org/10.1182/ bloodadvances.2024014043). With a median follow-up of 2.9 years, 2-year DFS in the blinatumomab arm was 54.4% vs 39.0% in the chemotherapy arm (HR, 0.7; 95% CI, 0.47-1.03) and OS in the blinatumomab arm was 71.3% vs 58.4% in the chemotherapy arm (HR, 0.62; 95% CI, 0.39-0.98) (Brown PA et al., JAMA 2021;325;(9):833-842. doi:10.1001/ jama.2021.0669). Patients with high-risk clinical or genetic features including gene abnormalities, as well as those who have an inadequate response to initial chemotherapy, may not respond well with the current available treatments for B-cell ALL (including SCT), some of these patients will have a five-year OS rate of approximately 15%. Additionally, long-term survival rates are only approximately 10 to 20% among patients receiving a second SCT and negligible in those unable to proceed to a second transplant. There is still a significant unmet medical need in paediatric patients with high-risk relapsed or refractory B-cell ALL. CD19 CAR T cell therapies have been developed for these patients. The CD19 CAR T therapy, Kymriah, however, is not approved in patients with first relapse. In the approved indication in refractory patients or patients up to 25 years of age in second or later relapse, Kymriah has shown approximately 80% of complete molecular response rate. However, at six months after treatment, approximately 40% of the patients relapsed and the majority of the relapses were CD19 negative disease, with approximately two-thirds of relapses determined to have been due to loss of CD19 on the target cells in one study. CD19 CAR T cell therapies have been tested in paediatric B-ALL patients and have shown sustained responses without allo-HSCT. In adult ALL, however, one of the major challenges has been severe toxicity, including death due to CAR T cell- mediated toxicity observed in the clinical trials of these products. Obe-cel has been designed to reduce toxicity but still sustain durable CRs Obe-cel Phase 1b Clinical Trial in Paediatric B-ALL In December 2023, Autolus initiated the Phase 1b CATULUS trial to evaluate the safety and efficacy of obe-cel in paediatric patients with r/r B-ALL and r/r B-NHL. This is a single-arm, open label, multicentre trial enrolling patients aged 18 and younger. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 15

The CATULUS trial is a single-arm, open-label, multicentre Phase 1 study enrolling high-risk patients under age 18 with r/r B-ALL that is primary refractory, in high-risk first relapse, or in second or later relapse. At the ASH annual meeting in December 2025 initial data from the study were presented. The safety profile of obe-cel in paediatric patients was consistent with that previously reported in adults, with low rates of high-grade CRS and ICANS (both 8.7%). Twenty patients were in ongoing remission at data cut-off with a median follow-up of 8.8 months. These preliminary findings support further exploration of obe-cel in paediatric R/R B-ALL.Currently, the Phase 2 pivotal expansion cohort is open for enrolment in the US, UK and Spain. In October 2025, FDA granted regenerative medicine advanced therapy (RMAT) designation to obe-cel for the treatment of paediatric patients with r/r B-ALL. The RMAT designation is a program created under the 21st Century Cures Act to accelerate development and regulatory review of regenerative medicine therapies, including cell therapies, intended to treat serious or life-threatening diseases. The data reported from the CATULUS trial are consistent with previous data reported in the academic UCL-led CARPALL trial in patients aged 24 years or younger with high-risk relapsed or refractory CD19 positive B-ALL, which were published in the journal Nature Medicine in 2019. Obe-cel Phase 1 Clinical Trial in other B-cell malignancies (ALLCAR19 and CAROUSEL Trials) The ALLCAR19 clinical trial has also been expanded to include three additional cohorts with a total of 40 patients: • 10 patients with r/r DLBCL (including transformed FL, but not Richter’s transformation); • 10 patients with relapsed or refractory B-cell CLL / small lymphocytic leukaemia; and • 20 patients with relapsed or refractory indolent B-NHL (either FL, MCL or marginal zone lymphoma). Our collaborators at UCL have submitted a full manuscript of all 40 patients treated in the extension cohorts to the journal Blood in January 2026. The abstract of this manuscript states the following: • 40 received obe-cel (10 patients per disease group). No patients experienced ≥grade 3 cytokine release syndrome and 1/40 (3%) experienced grade 3 neurotoxicity. Overall response rate was 36/39 (92%). PFS at 6 and 12 months was 87% (95% confidence interval [CI], 72–94) and 76% (95% CI, 60–87), respectively. Excellent expansion (geometric mean Cmax: 113,047 copies/µg genomic DNA) and CAR T persistence were observed (19/23 patients alive and progression-free at last follow-up). Obe-cel has a good safety profile, high remission rates and durable responses in r/r adult B-cell cancers beyond B-ALL. Preliminary data support further development of obe-cel for these indications. • The median follow-up of the entire extension cohorts was 24.2 months (range, 1.3–48.4). • The median follow-up for the different cohorts was as follows: ◦ DLBCL: Median observed follow-up post-infusion was 36.1 months (range, 1.4-39.4). ◦ FL: Median follow-up from infusion was 47.8 months (range, 18.2-48.4). ◦ MCL: Median follow-up from infusion was 18.8 months (range, 3.9-48.0). ◦ CLL/SLL: Median observed follow-up from infusion was 15.1 months (range, 1.3-36.5). UCL has also initiated a Phase 1 exploratory trial (CAROUSEL) of obe-cel in patients with relapsed or refractory PCNSL. CAROUSEL is evaluating the feasibility of generating obe-cel and safety of administration in this patient population. UCL presented initial data at the EHA meeting in June 2022. Expansion of obe-cel was observed in the peripheral blood by qPCR, with persistence in all treated patients at last follow-up. No Grade 3 or greater CRS was observed using intravenous (“IV”) or intra-ventricular obe-cel administration. Two cases of Grade 3 ICANS were reported following IV infusion, whereby the first patient had several neurological deficits that evolved despite ICANS treatment and were compatible with progressive PCNSL, as confirmed with the month 1 MRI scan, and the second patient had neurological deficits that improved with steroids/anakinra. We observed encouraging response rates in six patients evaluable for efficacy following IV administration of obe-cel. The ORR was four out of six patients (67%), with 2 CRs and 2 PRs. These four responding patients are without disease progression at the last follow up date. Two patients died from progressive PCNSL while part of the study. We expect to report longer follow-up from this trial and enrolment of additional patients is ongoing. Obe-cel for Lupus and Other Autoimmune Diseases In addition to advancing AUCATZYL/obe-cel for oncology indications, we are advancing obe-cel for the treatment of autoimmune diseases. We have initiated a Phase 1 clinical trial in patients with severe, refractory systemic lupus erythematosus. We have initiated a Phase 2 clinical trial in patients with severe, refractory lupus nephritis and we have initiated a Phase 1 clinical trial in patients with progressive Multiple Sclerosis. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 16

Background of SLE SLE is an autoimmune disease characterized by the formation of autoantibodies and immune complex–mediated inflammation and organ damage, including the skin, joints, central nervous system, heart, lung, and kidneys. Disease severity changes over time with periods of no disease activity alternated by periods with disease flares/relapses. In some cases SLE can be life threatening and chronic disease can be life shortening. The disease onset is generally between the ages of 20 and 40, and it affects predominantly women. The estimated prevalent population of SLE patients in the United States, United Kingdom, Germany, France Spain, Italy and Japan is approximately 550,000 patients, of which approximately 60% (330,000 patients) experience moderate to severe disease. Roughly 15% will be refractory to standard therapies; potentially addressable by CAR T therapy. Currently available treatments are not curative and are associated with certain safety concerns. Many patients require life-long immunosuppression, often with high-dose corticosteroids, cyclophosphamide, or mycophenolate mofetil, which reduce inflammation by non-specifically targeting the immune system. This results in low-level disease activity in only 25– 44% of patients in the long term, while sustained complete remission is rare. Approximately 10% of patients with LN, a form of the disease associated with kidney organ damage, develop end-stage renal disease in 5 years. Side effects of the current treatment strategies include infections in the short term and risk for malignancy and cardiovascular disease in the long term, contributing to the reduced life expectancy of patients with SLE. These outcomes, together with the inability to reverse disease progression support the need for developing better strategies to treat SLE. Autoreactive B cells with autoantibody formation play a key role in the pathogenesis of SLE. However, B cell depleting agents, such as the anti-CD20 antibody rituximab, did not statistically improve clinical outcomes compared to placebo in randomized studies in SLE and LN. Three different biologics have recently been approved in SLE: 1. Anifrolumab, a type I interferon (“IFN”) receptor antagonist, has also been approved in the United States and EU and is indicated as an add-on for the treatment of adult patients with moderate to severe SLE who are receiving standard therapy. 2. Obinutuzumab, a next-generation anti-CD20 B-cell depleting IgG, has been approved by the FDA for patients with LN in combination with standard of care therapy. 3. Belimumab, an anti-BAFF/BLyS monoclonal antibody, has been approved as add-on therapy in adult patients with active, autoantibody-positive SLE with a high degree of disease activity despite standard therapy. Despite these approvals, some patients have insufficient response, lack of response, or lack of sustained response and are at risk for further organ damage despite standard therapy. Hence, challenges remain with treatment-resistant disease. Another strategy to induce deeper depletion of the B cell compartment originates from the highly effective treatment of patients with B cell malignancies using CD19 CAR T cells. A clinical study by Mackensen and colleagues published in 2023 showed a deep depletion of CD19+ B cells and plasma blasts in SLE-affected tissues could trigger an immune reset that could allow the cessation of immunosuppressive treatment in patients with SLE. In this study, autologous T cells from 8 patients with SLE were transduced with a lentiviral anti-CD19 CAR vector, expanded and reinfused at a dose of 1×10x6 CAR T cells per kg body weight into the patients after lymphodepletion with fludarabine and cyclophosphamide. CAR T cells expanded in vivo and led to deep depletion of B cells with improvement of clinical symptoms and normalization of laboratory parameters including seroconversion of anti-ds DNA antibodies. Remission of SLE according to standard criteria was achieved in all patients after 3 months, and drug-free remission was maintained during longer follow-up after CAR T cell administration. Based on the important role of B cells in the SLE disease pathogenesis and the preliminary evidence of safety and activity of CD19 CAR T cell therapy in this disease, we have hypothesized that treatment with a single infusion of obe-cel may have the potential to eliminate the malfunctioning autoreactive B cells and ameliorate disease in SLE patients in a similar fashion. We believe obe-cel's potential advantages over other autoimmune therapies that are approved or in development include its differentiated mechanism of action via its fast-off rate CD19 binder, the existing clinical data and approval in r/r B-ALL and our established manufacturing and commercial capabilities. In particular, the favourable safety profile in adult r/r B-ALL observed in the FELIX study, with low rates of high-grade CRS and ICANS in the cancer setting, have the potential to drive acceptability of a cell therapy approach in the rheumatology setting. Additionally, the fast-off rate kinetics observed with obe-cel show increased T-cell engraftment and profound B-cell depletion in B-cell malignancies. These properties have the potential to drive a deeper cut into CD19+ B cells and plasma blasts in SLE-affected tissues, and could potentially trigger an immune reset in patients. Obe-cel is the only autologous CD19 CAR T-cell therapy being developed for lupus with an approval in another indication. We expect that data supporting the safety and manufacture of obe-cel in r/r B-ALL could potentially be useful to support the development of obe-cel in autoimmune indications. Finally, our established commercial systems and manufacturing infrastructure for AUCATZYL/obe-cel could be leveraged to support an autoimmune indication. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 17

Clinical Development in SLE, LN and other Autoimmune Diseases Obe-cel in SLE and lupus nephritis (“LN”) The CARLYSLE trial is a single-arm, open-label, Phase 1 trial to determine the safety, tolerability, and preliminary efficacy of obe-cel in patients with severe, refractory SLE. The primary goal of this trial is to confirm the fixed dose of obe-cel in adult SLE patients. Data from the ongoing Phase 1 CARLYSLE study evaluating obe-cel in patients with severe refractory systemic lupus erythematosus was presented at the ASH Annual Meeting in December 2025. Nine adult patients were infused with obe- cel, including six at the 50M dose and three at the 100M dose. Obe-cel was well tolerated in all patients. No dose limiting toxicities (DLTs) or cases of ICANS were observed at the 50M dose. Grade one cytokine release syndrome (CRS) was observed in three patients at the 50M dose and three patients at the 100M dose. Hypertension was observed in five patients at the 50M dose, with three of those patients having pre- existing history of hypertension. A case of transient Grade three liver toxicity was observed in one patient of the 100M cohort. At the 50M dose, three patients (50%) achieved CRR (Complete Renal Response) and five patients (83%) achieved DORIS (Definition of Remission in SLE) with a median onset of 5.1 months (range: 4.9–8.9), without evidence of new disease activity at a median of 12 months of follow up (range: 8.5–16.3). All non-renal manifestations of the disease resolved by month four. Urinary protein creatinine (UPC) ratio levels decreased over time, demonstrating significant decline or absence of disease activity. Data show high peak expansion and deep B cell aplasia consistent with known obe-cel characteristics in oncology indications. Peak expansion was reached at a median of 10 days (range: 9–13). The median time to loss of CAR T-cell persistence based on Kaplan-Meier analysis was 3.0 months. The B-cell reconstitution profiles suggest that obe-cel may induce a reset of pathologic autoimmunity. Emerging data in the 100M cohort is consistent with the 50M adult cohort, and evaluation is ongoing. We have recently transitioned this program into a Phase 2 potentially pivotal study known as LUMINA, following successful preliminary results from the Phase 1 CARLYSLE trial. 50M has been selected as the recommended Phase 2 dose. The objective of the study is to assess the safety and effectiveness of a single infusion of obe-cel in patients with severe, refractory systemic lupus erythematosus (SLE) with active lupus nephritis (LN) in participants age 12-65. The endpoints will be the proportion of participants achieving a complete renal response (signs of kidney inflammation disappearing) and DORIS. The study is a single-arm, open-label trial involving approximately 30 participants . Autolus has aligned with FDA on a Phase 2 trial design in LN and potential registrational path to approval. The LUMINA Phase 2 trial is now enrolling. Furthermore, additional evidence of CD19 CAR T cell treatment in other autoimmune diseases has been shown by others, including efficacy in patients with idiopathic inflammatory myositis, systemic sclerosis, myasthenia gravis and multiple sclerosis. Depending on the outcome of the dose confirmation study in SLE, we intend to investigate obe-cel in additional autoimmune disease indications. Other autoimmune indications include patients with MS. The phase 1 study in MS (BOBCAT) is currently ongoing. Obe-cel in progressive multiple sclerosis (“MS”) Autolus is advancing obe-cel into initial clinical development in progressive MS. The first patient in the BOBCAT trial was dosed in October 2025. This Phase 1 trial, expected to include up to 18 adult patients, will evaluate the safety, tolerability, and preliminary efficacy of obe-cel in participants with refractory progressive forms of multiple sclerosis. The primary endpoint is to assess safety and tolerability of obe-cel. Key secondary endpoints include evaluating the preliminary efficacy of obe-cel using change from baseline in standard efficacy measures. We plan to provide updates on the initial Phase 1 data in late 2026. AUTO1/22 Our Programmed T Cell Therapy for the Treatment of ALL, other B-cell malignancies Introduction to AUTO1/22 AUTO1/22 is a dual-targeting CAR T which builds on the obe-cel approach utilizing the same CD19 CAR, alongside a novel CD22 CAR designed to reduce antigen negative relapse of disease. Antigen negative relapse is a common cause of relapse in patients with paediatric ALL. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 18

AUTO1/22 Phase 1 Clinical Trial in Paediatric ALL (CARPALL Trial) We commenced a Phase 1 clinical trial in paediatric patients with relapsed or refractory ALL with our dual expressing CAR product candidate, AUTO1/22 in late 2020. In a publication in Blood in October 2023, we presented data demonstrating a high level of activity, with 83% of patients (10 of 12 patients evaluated) experiencing MRD negative complete remissions, and a favourable tolerability profile in a very challenging patient population. Patients on study were high risk, with 4 patients who had failed prior CD19 CAR therapy, 3 patients with a CD19-negative disease component, 3 patients with non-CNS EMD and 6 patients who had received prior blinatumomab. Of 10 responding patients, 5 had emergence of MRD (2) or frank relapse (3) with CD19 and CD22 expressing disease associated with loss of CAR T-cell persistence. Importantly, there were no cases of relapse due to antigen-negative escape, with a median follow-up of 8.7 months. Overall survival was 75% at 6 and 12 months. Six and 12-month event free survival (EFS) were 75% and 60% respectively. Our collaborators at UCL are currently evaluating an alternative manufacturing process and initiated an extension to the CARPALL Phase 1 clinical trial in a cohort of paediatric patients with relapsed or refractory ALL in 2025. We expect that they will report the first data from this study in late 2026. AUTO8: Our Multiple Myeloma Program Introduction to AUTO8 AUTO8 is a next-generation product candidate for multiple myeloma and Amyloid Light-chain (“AL”) amyloidosis. AUTO8 comprises two independent CARs for the multiple myeloma targets, BCMA and CD19. We have developed an optimized BCMA CAR which is designed for improved killing of target cell that express BCMA at low levels. This has been combined with fast off-rate CD19 CAR from obe-cel. We believe that the design of AUTO8 has the potential to induce deep and durable responses and extend the durability of effect over other approved BCMA CARs and those currently in development. Background of Multiple Myeloma According to data from the Global Burden of Disease Study 2020, there were approximately 156,000 new cases of multiple myeloma and 113,000 deaths in 2019. The American Cancer Society estimates that in the United States in 2024, approximately 35,780 new cases will be diagnosed and approximately 12,540 deaths are expected to occur from multiple myeloma. With currently available treatments the five-year survival rate is approximately 58%. Treatment choices for multiple myeloma vary with the aggressiveness of the disease and related prognostic factors. Newly diagnosed patients in good physical health with active disease generally receive high-dose chemotherapy with autologous stem cell transplantation (“ASCT”). Eligibility for ASCT is established primarily by age and comorbidities. When transplantation is not an option, treatment traditionally consists of systemic chemotherapy, with adjunctive use of radiation. The therapeutic landscape of multiple myeloma has changed significantly in the past decade with the introduction of novel immunomodulatory agents, such as lenalidomide, as well as monoclonal antibodies, such as daratumumab, and proteasome inhibitors, including bortezomib and carfilzomib. The past decade has also seen major progress in the understanding of the molecular oncogenesis of plasma cell neoplasms, which has significantly influenced the clinical management of multiple myeloma. Despite these major advances, most cases of multiple myeloma have remained incurable. A considerable number of multiple myeloma patients ultimately experience a final tumour relapse without any additional, effective treatment option. Patients with relapsed or refractory disease typically have a poor prognosis. Recently approved therapeutic approaches include products that target BCMA on multiple myeloma cells, including redirected T cell therapies such as T cell engagers and CAR T cell therapies. Despite recent progress, there remains significant unmet clinical need among patients with multiple myeloma. We believe our programmed T cell product candidate, AUTO8, with its dual-targeting approach, has the potential to lead to higher levels of efficacy and durability of effect compared to other products and redirected T cell therapies that bind to BCMA alone. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 19

Background to light chain (“AL”) amyloidosis AL amyloidosis is a rare, acquired disorder characterized by the abnormal folding and deposition of light chains, which are fragments of antibodies, as amyloid fibrils in vital organs. These light chains are produced by a clone of abnormal plasma cells in the bone marrow. The deposited amyloid causes organ dysfunction and damage, primarily to the heart and kidneys, but also affecting other organs and tissues. Early diagnosis is crucial to prevent end-stage organ damage, and current available treatments, such as daratumumab, aim to control the light chain-producing plasma cells to slow or halt disease progression and improve quality of life. BCMA CAR T-cell therapies, originally developed for multiple myeloma, have shown promising initial safety and efficacy in AL amyloidosis patients including rapid reduction of the disease biomarkers and organ responses in clinical trials. The therapeutic approach has the potential to eliminate the disease-causing plasma cells by targeting the cause of the disease potentially offers longer term outcomes for these patients. Clinical Development of AUTO8 In collaboration with UCL, we commenced a Phase 1 clinical trial in patients with relapsed or refractory multiple myeloma in March 2022. The phase 1 study is an iterative, staggered design trial with two separate parallel cohorts for direct comparison of the BCMA CAR alone and AUTO8 (the BCMA CAR in combination with the CD19 CAR from obe-cel). As of November 13, 2023 (data cut-off), 11 patients have been infused with either BCMA CAR at 50 million (n=3) or 150 million (n=3) cells, or AUTO8 at 50 million (n=3) or 150 million (n=2). At a median follow-up of 6 months we observed 100% ORR, with 3 PR, 1 VGPR, 7 CR/sCR (all evaluable MRD negative). Two patients remained in ongoing sCR > 12 months. No cases of ICANS or CRS ≥ Gr 3 were observed across all subjects during the period. While persistence data from the dual targeting cohort is immature, it demonstrates expansion of three CAR populations and suggests a trend to increased persistence of D8 BCMA CAR expressing T cells. The study is ongoing and continues to recruit patients. In collaboration with UCL, we commenced a Phase 1 clinical trial in patients with relapsed or refractory AL amyloidosis. We dosed the first patient on the study in October 2025 and we expect to report the first data from this study in late 2026. Our Solid Tumour Programs Solid tumours present a particular challenge to CAR T cell therapies, since solid tumours tend to fend off T cells with upregulation of checkpoint inhibition and a hostile microenvironment. In addition, contrary to haematological cancer cells that are readily accessible to programmed T cells in the circulating blood of a patient, solid tumours are more difficult for programmed T cells to track down in sufficient numbers to impact the disease. In addition, the persistence of programmed T cells tends to be limited, which also leads to a reduced effect on solid tumour cells. In addition to the programs we are currently pursuing described below, we intend to continue to evaluate other possible solid tumour indications. AUTO6: Our Neuroblastoma Program Introduction to AUTO6 and AUTO6NG Under our license agreement with University College of London Business Ltd. (“UCLB”), we have been granted an exclusive, worldwide license to AUTO6 (1RG-CART), a programmed T cell product candidate targeting the glycosphingolipid GD2. Cancer Research UK (“CRUK”) has completed an exploratory Phase 1 clinical trial of AUTO6 in paediatric patients with neuroblastoma. We are developing a next-generation product candidate, which we refer to as AUTO6NG, incorporating additional programming modules designed to improve efficacy, safety and persistence of AUTO6. Background of Neuroblastoma Neuroblastoma is a cancer that develops from immature nerve cells found in several areas of the body, and most commonly arises in and around the adrenal glands, which have similar origins to nerve cells and sit atop the kidneys. However, neuroblastoma can also develop in other areas of the abdomen and in the chest, neck and near the spine, where groups of nerve cells exist. Neuroblastoma most commonly affects children age five or younger, though it may rarely occur in older children. According to the American Cancer Society, there are approximately 700 to 800 new cases of neuroblastoma each year in the United States. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 20

Preclinical Studies of AUTO6/6NG In preclinical in vitro studies, AUTO6 selectively, effectively and efficiently killed GD2-expressing tumour cells while sparing cells that did not express GD2. In addition, the RQR8 safety switch activation by rituximab was tested in vitro, where the addition of rituximab was shown to activate the safety switch and eliminate the programmed T cells from the culture, and residual cells did not possess any intrinsic anti-GD2 activity. This safety switch activation was also observed in vivo in a mouse model, where the murine analogue of rituximab was able to deplete the GD2-targeting programmed T cell product candidate from the bone marrow, blood, lymph node and spleen of animals that had previously been engrafted with programmed T cells. In 2016, in collaboration with Cancer Research UK’s Centre for Drug Development we initiated a single-arm Phase 1 dose escalation trial of AUTO6 in relapsed or refractory neuroblastoma at two paediatric cancer centres in the U.K. The trial evaluated the safety and efficacy of AUTO6. In 2020 the data from the AUTO6 Phase 1 clinical trial was published in Science Translational Medicine. The results from the study showed that AUTO6 can induce rapid regression of bulky disease in a solid tumour setting without inducing on-target, off-tumour toxicity, despite dose dependent CAR T expansion. CAR T cell expansion was observed in all 6 patients treated at the higher cell dose cohorts in this Phase 1 study. Three of these six patients demonstrated evidence of transient CAR T cell activity, including CRS, and regression of soft tissue and BM disease activity. The GD2 binder used in AUTO6 has been designed to minimize on-target, off-tumour neurotoxicity associated with GD2 expression at low levels in pain fibres and the brain. Despite the presence of clear CAR T cell activity, no neurotoxicity was observed. The publication also suggests that, whilst AUTO6 is a valid and safe strategy for targeting neuroblastoma, further modifications are required to promote CAR T cell persistence and induce deeper and more durable responses for these patients. In November 2019, we reported preclinical data of AUTO6NG. Building on AUTO6, in AUTO6NG we introduced additional programming modules in order to help the programmed T cells persist in and withstand the hostile tumour microenvironment. AUTO6NG is a programmed T cell therapy incorporating the GD2-targeted CAR T and RQR8 safety switch from AUTO6 but also incorporating three additional programming modules: (i) an IL7 CCR designed to increase persistence, (ii) a dominant negative TGFbRII protein designed to block inhibitor signals from TGFb and (iii) a truncated SHP2 protein designed to block inhibitor signals from PD1. These modules are delivered, or transduced, into the T cells via two viral vectors. Both single- and dual-transduced CAR T cells were evaluated in vitro for antitumour activity, cytokine secretion, T cell proliferation, survival, and resistance to immunosuppressive pathways. The addition of these three modules in the AUTO6NG product candidate significantly augmented its function by extending T cell persistence and rendering modified T cells resistant to TGFb- and PD1/PDL1-driven immune inhibition when compared to AUTO6 in vitro. Additionally, intravenous delivery of AUTO6NG in mice with established tumour burden exhibited potent antitumour activity and extended survival, whereas AUTO6 showed no activity in that model. We presented new preclinical data for AUTO6NG in June 2020 at the American Association for Cancer Research Virtual Annual Meeting 2020. GD2 was evaluated as a therapeutic CAR T target antigen in small cell lung cancer (“SCLC”). We observed that AUTO6 alone has demonstrated efficacy in an in vitro SCLC model; however, successful tumour targeting alone was not sufficient to drive meaningful in vivo efficacy in the same SCLC model. We presented new preclinical data demonstrating the ability to target GD2 in SCLC cell line models in vitro, and the requirement for enhancing modules, designed to overcome TME suppressive mechanisms, to drive superior in vivo efficacy in a SCLC mouse model. The data suggests that AUTO6NG can overcome the immune suppressive mechanisms in the TME. Clinical Development Strategy of AUTO6NG GD2 is expressed in numerous paediatric and adult tumours including neuroblastoma, osteosarcoma, soft tissue sarcoma, melanoma, astrocytoma and SCLC. A Phase 1 clinical trial of AUTO6NG in r/r neuroblastoma was initiated in December 2023 in collaboration with UCL. This study is currently enrolling patients. Commercialization and Manufacturing Plans for our Clinical-Stage Programs We are developing our clinical-stage programs for the treatment of patients with late-stage or rare haematological cancers and solid tumours, most of whom are treated in specialized treatment centres or hospitals. With our experience in gene therapy, transplantation and oncology, we aim to provide high levels of service and scientific engagement at these treatment centres, and to pilot and establish systems necessary for product delivery by the time of launch. By focusing on these centres, we can begin to build our commercialization capabilities with limited resources. We are also planning to advance obe-cel in autoimmune indications, and plan to leverage our established clinical and commercial manufacturing infrastructure, including our purpose-built manufacturing facility, the Nucleus. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 21

We have retained worldwide commercial rights for our product candidates. We plan to expand our global commercialization capabilities over time such that we are able to commercialize any product candidate in a broader number of countries over time, but with a focus on achieving an early presence in the US, U.K. and parts of Europe, i.e. countries where we have obtained a regulatory approval. We may pursue strategic collaborations with third parties in order to maximize the commercial potential of our product candidates. Under the terms of the License and Option Agreement with BioNTech, BioNTech currently has an option to co-promote or co-commercialize AUTO6NG. We generally expect to launch any of our products that receive regulatory approval in the United States first, followed by the U.K., EU and subsequently in other major markets to the extent commercially feasible. BioNTech's product option for AUTO1/22 was not exercised and has expired, so we have regained full rights to commercialize AUTO1/22. In addition to the Nucleus, which is currently used exclusively for commercial manufacture of AUCATZYL, we maintain separate manufacturing capabilities for our clinical-stage programs. For clinical trial supply, we have established cell and vector manufacturing capacity at the Cell and Gene Therapy Catapult in Stevenage, U.K., where we maintain a cell manufacturing suite. Our early-stage programs such as AUTO1/22 and AUTO6NG are manufactured in collaboration with the UCL study teams. However, phase-appropriate process development activities have been initiated within our laboratories in order to leverage our existing manufacturing capabilities for progression to a late-stage clinical program. Our License and Option Agreement with BioNTech SE In February 2024, we entered into a License and Option Agreement (the “BioNTech License Agreement”) with BioNTech pursuant to which we granted to BioNTech an exclusive, worldwide, sublicensable license (the “License”) to certain binders and to exploit products that express in vivo such binders (collectively, the “Binder Licensed Products”). In addition to the License we also granted BioNTech several time-limited options (the “Options”) to acquire additional rights to specified clinical-stage product candidates, binders and technologies, described in more detail below. In the event that all Options are fully exercised, we would be eligible to receive maximum aggregate future payments of up to $582 million. This maximum amount includes the potential milestone payments for the Binder Licensed Products described below, all option exercise fees and potential milestone payments for licenses to optioned products and technologies, and additional payments that BioNTech may pay to us for an increased revenue interest with respect to obe-cel as described below. License and Options In consideration for the License and the Options, BioNTech made an initial payment to us of $10 million, which is part of the $50 million of total upfront payments received. We are eligible to receive milestone payments of up to $32 million in the aggregate upon the achievement of specified clinical development and regulatory milestones for each Binder Licensed Product that achieves such milestones. We are also eligible to receive a low single-digit royalty on net sales of Binder Licensed Products, subject to customary reductions, which reductions are subject to specified limits. The royalty will be increased if BioNTech, its affiliates or sublicensees commercialize a Binder Licensed Product in an indication and country in which we or our affiliates or licensees also commercializes a product containing the same binders. Under the BioNTech License Agreement, BioNTech is solely responsible for, and has sole decision-making authority with respect to, at its own expense, the exploitation of Binder Licensed Products. We also agreed to grant BioNTech the following time-limited Options: • an option to obtain exclusive rights to co-fund development costs of our development-stage programs AUTO1/22 and AUTO6NG, in return for agreed upon economic terms, including an option exercise fee, milestone payments and a profit-sharing arrangement for each such product candidate, with additional options to co- promote or co-commercialize such product candidate. The product option for AUTO1/22 was not exercised and has expired as of 8 February 2025; • an option to obtain an exclusive worldwide license to exploit products that express certain additional binders in vivo or, with respect to certain binders, in an antibody drug conjugate (“Binder Option”); • an option to obtain a co-exclusive worldwide license to exploit products that express in vivo our modules for activity enhancement, with a non-exclusive right, in certain agreed instances, to exploit products that include our modules for activity enhancement but do not express in vivo such modules (the “Activity Enhancement Option”); and AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 22

• an option to obtain a non-exclusive worldwide license to exploit products that contain our safety switches (the “Safety Switch Option” and, together with the Binder Option and the Activity Enhancement Option, the “Technology Options”). The option exercise fee for each Technology Option is a low seven-digit amount. Each of the Activity Enhancement Option and the Safety Switch Option must be exercised with respect to a given biological target or combination of targets. There is a cap on the total option exercise fee if multiple options are exercised with respect to a given target. There is also a cap on milestone payments across all agreements entered into as the result of BioNTech exercising one or more of the Technology Options and a cap on royalties payable on any given product for which multiple Options are exercised. Obe-cel Product Revenue Interest Under the BioNTech License Agreement, BioNTech has also agreed to financially support the expansion of the clinical development program and planned commercialization of, obe-cel. In exchange for the grant of rights to future revenues from the sales of obe-cel, BioNTech has made an upfront payment to us of $40 million, (£31.8 million), representing the remainder of the $50 million total upfront payment). We will pay BioNTech a low single-digit percentage of annual net sales of obe-cel, including revenues from sales of AUCATZYL, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100 million in the aggregate on achievement of certain regulatory events for specific new indications upon BioNTech's election. In May 2025, we made our initial payments of the revenue share interest to BioNTech, and as of December 31, 2025 we have paid £1.1 million ($1.5 million)in revenue share interest to BioNTech. Manufacturing and Commercial Agreement Under the terms of the BioNTech License and Option Agreement, Autolus Limited has agreed to grant BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other’s manufacturing and commercial capabilities, in addition to Autolus’ commercial site network and infrastructure, with respect to certain of each parties’ CAR T products, including BioNTech’s product candidate BNT211 (the “Manufacturing and Commercial Services Agreement” or “MCSA”). The MCSA, if entered into, would also grant BioNTech access to the Company’s commercial site network and infrastructure. On 6 August 2025, the MCSA option expired unexercised. Termination Unless earlier terminated, the BioNTech License Agreement will continue for so long as royalties are payable in respect of Binder Licensed Products and the revenue interest is payable in respect of obe-cel products. Subject to a cure period, either party may terminate the agreement in the event of the other party’s uncured material breach or the insolvency of the other party. BioNTech may terminate the agreement, in whole or in part, for any or no reason upon a specified period of prior written notice. Our License Agreement with UCL Business Ltd. In September 2014, we entered into an exclusive license agreement with UCLB, the technology transfer company of UCL, for the development and commercialization rights to certain T cell programming modules (the “UCLB Agreement”). The UCLB Agreement was amended and restated in March 2016 to also include certain development and commercialization rights to improvements and new T cell programming modules. The UCLB Agreement was further amended and restated in March 2018 to include a license to AUTO1, for which UCL is conducting Phase 1 clinical trials in paediatric and adult ALL patients. The UCLB Agreement was further amended and restated in October 2020 to reflect our election to have various patent rights assigned to us, and to include a license to new technology and further licenses to obe-cel for which UCL is conducting Phase 1 clinical trials in PCNSL patients. Under the UCLB Agreement, subject to certain limitations, exceptions and retained rights of UCLB, we received an exclusive license of certain patent rights and know-how owned by UCLB covering T cell programming modules. The licensed rights cover obe-cel, AUTO4/5 and AUTO6 targeting modules, as well as additional T cell programming modules and technologies, including dual-targeting technology, pattern recognition technology, safety switches (including RQR8), tunable T cells, manufacturing processes as well as certain technology for evading tumour micro-environments. We also have option rights and rights of first negotiation to obtain an exclusive license for development and commercialization rights to certain new T cell programming modules. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 23

In exchange for the rights under the original license agreement, we granted UCLB equity that was ultimately converted into 1,497,643 of our ordinary shares. We also agreed to pay a management fee, milestone payments and royalties upon future net sales of any products that use the in-licensed rights. The management fee of £120,000 was payable in equal instalments on the first four anniversaries of our entry into the original license agreement. In exchange for the additional rights we received in March 2016 when the license agreement was amended, we issued UCLB additional equity that was ultimately converted into 313,971 of our ordinary shares, and we also made a one-time payment of £150,000. In exchange for the additional rights we received in March 2018 when the license agreement was further amended, we made an initial payment of £1.5 million and paid an additional £0.35 million in connection with UCLB's transfer of clinical data to us in December 2020. Under the license agreement, as amended, we are obligated to pay UCLB milestone payments upon the initiation of certain clinical activities in an aggregate amount of £0.18 million, the receipt of specified regulatory approvals in an aggregate amount of £37.5 million, the start of commercialization in an aggregate amount of £18 million, and the achievement of net sales levels in an aggregate amount of £51 million. On a per-product basis, these milestone payments range from £1 million to £18.5 million, depending on which T cell programming modules are used in the product achieving the milestone. On November 8, 2024 we were notified by the FDA that our obe-cel BLA was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients (18 years and older) with r/r B-ALL. Consequently, we paid a regulatory milestone payment of £10.0 million to UCLB. On July 17, 2025, the European Commission granted marketing approval for AUCATZYL for the treatment of adult patients (26 years and older) with r/r B- ALL which triggered a £6.0 million regulatory milestone payment that we paid during the three months ended September 30, 2025 in accordance with the UCLB Agreement. Under the terms of the license, we have the right to grant sub-licenses to third parties, subject to certain restrictions. If we receive any income in connection with such sublicenses, we must pay UCLB a percentage of the income allocable to the value of the sublicensed intellectual property rights ranging from low twenties to mid-single digits, decreasing based on the development expenses incurred by us and the passage of time. In 2025, less than £10,000 was payable to UCLB by us relating to the income allocable to the value of the sublicensed intellectual property rights. UCLB has retained the right to use the licensed T cell programming modules for academic research purposes at UCL and with other academic institutions, subject to certain restrictions. Upon commercialization of any of our products that use the in-licensed patent rights, we are obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. We may deduct from the royalties payable to UCLB half of any payments made to a third party to obtain a license to such third party’s intellectual property that is necessary to exploit any licensed products. Once net sales of a licensed product have reached a certain specified threshold, we may exercise an option to buy out UCLB’s rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time. As mentioned above, we acquired ownership of the majority of the licensed patent rights under the license agreement (with the exception of the RQR8 patent rights) by virtue of a Deed of Assignment from UCLB which was executed in October 2020. Our payment and diligence obligations remain unaffected by the assignment of the licensed patent rights to us. Under the license agreement, we are solely responsible, at our expense, for developing the products that use the in- licensed patent rights and obtaining all regulatory approvals for such products worldwide. We are also solely responsible, at our expense, for commercializing the products worldwide after receiving regulatory approval. Further, we are obligated to use commercially reasonable efforts to develop certain products using the patent rights pertaining to the T cell programming modules we have licensed from UCLB. Failure to achieve diligence obligations may result in loss of exclusivity or termination of the license on a program-by-program basis. The UCLB Agreement expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. We may unilaterally terminate the UCLB Agreement for any reason upon advance notice to UCLB. Either party may terminate the UCLB Agreement for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the UCLB Agreement following our insolvency or our material breach of the agreement, or if we terminate the agreement unilaterally, all rights and licenses granted to us will terminate, and all patent rights and know-how transferred, licensed or assigned to us pursuant to the agreement will revert back to UCLB. In addition, UCLB has the right to negotiate with us for the grant of an exclusive license to our improvements to the T cell programming modules we have licensed on terms to be agreed upon at the time. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 24

Financial review Financial position As of November 8, 2024, we have one product approved for commercial sale in the United States, AUCATZYL, of which the first commercial sale of AUCATZYL in the United States was made during January 2025. We have funded our operations to date primarily with proceeds from government grants, sales of our equity securities including ADSs, through public offerings and pursuant to our at-the-market equity facility, through U.K. research and development tax credits and receipts from the SME and RDEC schemes, out-licensing arrangements, strategic collaboration agreements and sale of our commercial product. Since our inception, we have incurred significant operating losses. For the years ended 31 December 2025 and 2024, we incurred net losses of £222.7 million and £161.0 million, respectively. As of 31 December 2025, we had retained losses of £842.0 million. As at 31 December 2025, we had cash and cash equivalents and financial assets at fair value through other comprehensive income (i.e. marketable securities) of £77.4 million (2024: £181.4 million) and £146.1 million (2024: £287.7 million), respectively. We used £178.6 million (2024: £175.4 million) in its operating activities during the year ended 31 December 2025. On 18 July 2025, we were notified by the European Commission that the we have been granted marketing approval for AUCATZYL (obecabtagene autoleucel) for the treatment of adult patients (26 years and older) with r/r B-ALL which triggered a £6.0 million regulatory milestone payment that we paid during the year ended 31 December 2025 in pursuant to the UCLB License Agreement which was capitalised to intangible assets Financial performance for the year During the year ended 31 December 2025, we generated product revenue, net amounting to £56.0 million, from the sale of AUCATZYL in the United States. We did not generate any product revenue for the year ended 31 December 2024, as AUCATZYL was approved by the FDA for commercial use on 8 November 2024 and was not launched in the U.S. market until 2025. License revenue amounting to £0.8 million for the year ended 31 December 2025 related primarily to license revenue recognised pursuant to the License and Option Agreement with Moderna. During the year ended 31 December 2025, we were notified by Moderna of the achievement of a clinical milestone of £0.8 million relating to one of our proprietary binders that was licensed in 2022. License revenue of £8.0 million for the year ended 31 December 2024 primarily related to license revenue recognised pursuant to the License and Option Agreement with BioNTech. Cost of sales increased to £77.6 million for the year ended 31 December 2025 from £11.1 million for the year ended 31 December 2024 relating to increase in salaries and other employment related costs, including share-based compensation expense, for employees engaged in manufacturing activities related to AUCATZYL, as well as outsourced professional services. It also consisted of direct production costs relating to commercial product manufactured, and allocated facility costs including maintenance, depreciation, utilities and rent. Cost of sales was recognised from November 8, 2024, the date of the FDA approval of AUCATZYL. Research and development expenses decreased by £28.3 million to £84.7 million for the year ended 31 December 2025 from £113.0 million for the year ended 31 December 2024 primarily due to: • a decrease of £16.2 million in salaries and other employment related costs including share-based compensation expense, which was mainly driven by the reallocation of employees to commercial manufacturing activities included in cost of sales and inventories; • a decrease of £14.8 million related to information technology infrastructure, support for information systems, facility costs and depreciation, including the allocation of expense from research and development to cost of sales and inventories related to commercial manufacturing following the FDA approval of AUCATZYL in November 2024; and • a decrease of £2.0 million in legal fees and professional consulting fees in relation to research and development activities; offset by: • an increase of £4.6 million in clinical trial costs, manufacturing costs and material transportation costs relating to research and development activities. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 25

General and administrative expenses increased by £21.5 million to £100.8 million for the year ended 31 December 2025 from £79.2 million for the year ended 31 December 2024 primarily due to: • an increase of £14.4 million in salaries, other employment related costs and termination benefits including share- based compensation expenses, which was mainly driven by an increase in the number of employees engaged in general and administrative activities; • an increase of £5.5 million in commercial costs, including legal and professional fees due to increased activity in support of U.S. and international market access; and • an increase of £1.6 million in information technology infrastructure and support for information systems, facility costs, depreciation and impairment on right of use assets and related property and equipment relating to the conduct of corporate and commercial operations including increase in space utilized for these activities. Finance income decreased to £16.7 million for the year ended 31 December 2025, as compared to £33.0 million for the year ended 31 December 2024. The decrease of £16.4 million primarily relates to lower aggregate balances and yield associated with the Group’s cash, cash equivalents and available-for-sale securities during the year ended 31 December 2025 as compared to the year ended 31 December 2024. Finance expense increased to £31.8 million for the year ended 31 December 2025 as compared to £11.1 million for the year ended December 31, 2024. The increase of £27.4 million is primarily due to changes in the assumptions used in the valuation of the Collaboration Agreement with Blackstone and the BioNTech License and Option Agreement for the year ended 31 December 2025 compared to the year ended 31 December 2024. Income tax resulted to an expense of £1.6 million for the year ended 31 December 2025 from income tax benefit of £12.7 million for the year ended 31 December 2024 primarily due to an increase in Autolus Inc.'s taxable income due to the recognition of product revenue, net and related intra-group recharges during the year ended 31 December 2025 compared 2024. Net Cash Used In Operating Activities During the year ended 31 December 2025, we used net cash of £92.0 million in operating activities primarily related to increases in accounts receivable, inventories net, operating lease liability and prepaid expenses working capital movements, reflecting the timing of payments, partially offset by accounts payable and accrued expenses working capital movements. Net Cash Used In Investing Activities During the year ended 31 December 2025, we used £11.6 million of cash in investing activities, primarily relating purchases of property and equipment and intangibles assets offset by interest income received. Net Cash Provided By Financing Activities During the year ended 31 December 2025, net cash provided financing activities was £0.8 million related to lease incentives received net of interest offset by lease liabilities, principal payments, and payments of revenue share to Blackstone and BioNTech. We expect to incur significant expenses and operating losses for the foreseeable future as we market and continue commercialization of AUCATZYL, advance our other product candidates through preclinical and clinical development, and seek regulatory approval and pursue commercialization of any additional approved products. As a result, we will need significant additional capital to fund our operations until such time as we can generate significant revenue from sales of AUCATZYL or other products for which we may obtain regulatory approval. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We have funded our operations to date primarily with proceeds from product revenue, government grants, sales of our equity securities, through public offerings and pursuant to our at-the-market equity facility, United Kingdom research and development tax credits and receipts from the SME and RDEC schemes, out-licensing arrangements and strategic collaboration and financing agreements. . We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favourable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialisation of one or more of our drug candidates or delay our pursuit of potential in-licences or acquisitions. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 26

Going Concern The Group's and Parent Company financial statements have been prepared on the going concern basis after assessing the Group’s cash flow forecasts and principal risks. The Group has incurred recurring losses and negative cashflows from operations since inception, including net losses of £222,656,000 for the year ended 31 December 2025. The Group anticipates incurring additional losses until such time, that it can generate significant positive cashflows from sales of AUCATZYL and other product candidates in development. Additional financing will be needed by the Company to fund its operations and to develop its product candidates. As of 31 December 2025, the Group had retained losses of £841,997,000, equity attributable to equity holders of the parent of £135,166,000, cash and cash equivalents of £77,393,000 and financial assets at fair value through other comprehensive income (“marketable securities”) of £146,100,000. The Group's board of directors (“Directors”) have reviewed and approved an operating budget for the three-year period to 31 December 2028 (the "base case budget”), in accordance with the Group's normal budgeting and forecasting processes. Whilst the Directors have such longer-term forecasting models to establish the strategic funding needs, they have also used this base case budget to consider the cash needs of the Group and Parent Company, for the period to 31 October 2027 (the going concern assessment period) being a period more than 12 months from the date of approval of the financial statements. Although the Group retains the ability to extend its cash runway through mitigating actions, including reducing or deferring product development activities and other discretionary expenditure, such measures are not currently contemplated by the Directors. This reflects the facts that following the successful launch of AUCATZYL in the United States and the United Kingdom, the Group is focused on executing its growth strategy, including further development and commercialisation of its pipeline and expansion of AUCATZYL sales. This is therefore the realistic expected direction of the Group and Parent Company, and appropriate forecasting considerations in the going concern review context. The Directors’ projections therefore assume continued investment in product development and commercial activities in line with the Group’s strategic objectives. As an early commercial-stage biopharmaceutical company, the Group is still in progress towards reaching profitability and expects that, based on the base case budget, and if no further external financing is assumed, its current and projected cash, cash equivalents and marketable securities will be sufficient to fund its operations into October 2027 under the base case scenario, and up to 30 June 2027 under a stress test scenario. As a result, the Group will be required to secure additional funding within the going concern assessment period. The ability to obtain such funding is not within the Group’s control and remains subject to market conditions and other external factors. The base case budget includes assumptions regarding: • Increases in product revenues and gross margin, • Cost reductions and efficiencies, including the restructuring actions announced in April 2026, and • Expected timing of cash inflows from U.K. R&D tax credits, including the U.K. R&D tax credit claimed by the Group in its corporate tax return for the accounting period to 31 December 2023 that is subject to ongoing discussions with the United Kingdom tax authority. These assumptions are subject to uncertainty due to numerous factors, including the Group’s limited sales history following its recent product launches in the United States of America and United Kingdom, its ability to obtain and implement cost reductions, expected timings of cash inflows from U.K. R&D tax credits and other factors outside the Group’s control. While management believes these assumptions are reasonable, actual results may differ, and the Group may utilise its cash resources sooner than currently expected. When applying severe but plausible downside sensitivities, including reduction in forecast sales growth rates, maintaining costs to current levels and the timing and quantum of U.K. R&D tax credit receipts, without taking any other mitigating actions such as a delay in planned R&D activities or cost reduction measures, the Group would extinguish existing liquidity by 30 June 2027. As a result, in both the base case and downside scenarios, the Group will be required to secure additional funding within the going concern assessment period to maintain sufficient liquidity. Accordingly, this need to raise additional funding represents a material uncertainty that may cast significant doubt on the Group’s and the Parent Company’s ability to continue as a going concern, and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 27

Notwithstanding the existence of this material uncertainty, the Board believes that the adoption of the going concern basis of accounting is appropriate for the following reasons: • The Directors continue to pursue a number of options to secure longer-term funding for the Group and Parent Company, including equity financings, debt financings, partnerships, or other sources; • The Group has demonstrated a track record of raising capital through prior equity issuances and collaboration agreements undertaken prior to the commercialisation of AUCATZYL. Following the successful launch of the product in the United States and the United Kingdom, together with its demonstrated safety and efficacy profile, the Directors are confident in the Group’s ability to secure additional funding within the going concern assessment period; and • The Group and Parent Company retain the ability to control other discretionary expenditure and reduce or delay other operational spend to extend the cash runway well beyond the going concern period and current base case forecasts. Whilst, as indicated above, this is not an expected line of direction, if it were required then the ability to significantly curtail cash burn/spend could be triggered within the going concern period to adapt to any urgent needs. The financial statements do not contain the adjustments that would result if the Group and Parent Company was unable to continue as a going concern. Corporate governance; Section 172(1) Statement Section 172 of the Companies Act 2006 requires directors to act in the way they consider, in good faith, would be most likely to promote the success of the Group for the benefit of shareholders as a whole, with regard (amongst other matters) to: • the likely consequences of any decision in the long-term; • the interests of the Group’s employees; • the need to foster the Group’s business relationships with suppliers, customers and others; • the impact of the Group’s operations on the community and the environment; • the desirability of the Group maintaining a reputation for high standards of business conduct; and • the need to act fairly towards all shareholders of the Group. Our Directors are advised and updated on their responsibilities under Section 172 by our Company Secretary and our external legal advisors, each of whom regularly attend meetings of the Board. The Board is responsible for the Group’s corporate governance policies and recognises the importance of this in sustaining and growing the business. The Board is committed to listening to and communicating openly with our shareholders to ensure our strategy and performance are clearly understood. Understanding what investors and analysts think about us and helping them to understand our business is a key part of driving our business forward. We engage with our shareholders through quarterly earnings calls and our Annual General Meeting, as well as through private meetings with institutional holders. Shareholders are encouraged to contact our Investor Relations team, whose contact information is included in each press release, to provide feedback on the Group’s strategy, governance and implementation. Shareholder opinions are regularly taken into consideration by the Group’s Board. Our Board provides strategic insight and guidance regarding key corporate decisions, taking into account the factors described above. Everything we do in the Group, from the break room to the boardroom, is driven by our Autolus values, described in the section of the Directors’ Report entitled “Employee engagement culture and values”. These core principles—Focus, Respect, Integrity and Breakthrough—inform and support our directors as they provide guidance and oversight to our efforts to bring innovative, safe and effective therapies to cancer and autoimmune patients. Throughout the year, our Board embodied these key values in the performance of their duties, by considering the interests of a range of stakeholders and tailoring their recommendations accordingly. For example, during the course of the year the Board provided strategic guidance and insight regarding, amongst other matters, progress of our commercial launch of AUCATZYL in the United States, the status of pricing and reimbursement negotiations for AUCATZYL in the United Kingdom, risks and benefits associated with launching AUCATZYL in Europe, and ongoing efforts to improve operating, clinical and manufacturing costs. Our Board has consistently provided oversight in connection with the commercial launch of AUCATZYL in the U.S., with an eye toward ensuring a consistent, positive experience for patients and treatment centres whilst navigating the various federal, state and local regulations that apply to our business. Through periodic business, governance and compliance updates, our directors stay informed regarding key risks in each of these areas. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 28

The section of the Directors’ Report entitled “Engagement with suppliers, customers and others” provides additional information on our directors’ consideration of those stakeholders. Environmental Matters The Group leases all its facilities, manufactures its own products for clinical studies and commercial sale, and stores consumable materials used in manufacturing. The Group also complies with all applicable environmental laws and regulations. We take positive steps to reduce our carbon footprint, where possible, and make efforts to be a responsible member of the communities in which we work. For a full report on the carbon emissions for the Group please see “Carbon Emissions” in the Directors’ Report. Climate change has been identified as an emerging risk area requiring greater analysis. The Board of Directors is considering the introduction of a sustainability strategy which will include climate change. The further analysis of climate change will take into account potential impact on our business and supply chain. In the meantime, the Group is taking steps towards greater sustainability, including by seeking BREEAM EXCELLENT certification for the Nucleus facility. BREEAM (Building Research Establishment Environmental Assessment Method) is used to specify and measure the sustainability performance of buildings, ensuring that projects meet sustainability goals and continue to perform optimally over time. Human Rights and Employee Matters Building a healthy, high performing organisation During 2025, we continued the support we provide to employees in our ambition to build a healthy, high performing organisation consistent with our purpose and values. Our commitment is to the development of individuals, our teams and the organisation as a whole. Initiatives conducted during 2025 included the following: • Individual Development: In 2025, we facilitated 16 webinars and delivered 40 individualised coaching sessions aimed at improving participants’ skills and expertise. We also managed the delivery of 17 one-on-one coaching assignments for senior leader development, either as part of development programmes or as one-off requests. We continued to promote the use of the LinkedIn learning platform and resources, and our staff consumed 338 hours of training content across the organisation. Finally, we secured an external expert to deliver 20 virtual mindfulness sessions to provide opportunities for relaxation and re-focusing. • Team Development: In 2025, we designed and facilitated over 45 team workshops, including sessions focused on team effectiveness and communication. In addition to this we supported the design and facilitation of all-hands meetings for individual functions, including a June 2025 meeting attended by over 100 Global Development staff from around the world. • Organisation Development: In 2025, we ran our second company-wide Employee Engagement Survey using the Gallup Q12, achieving an 82% response rate, up from 79% in 2024. Results indicated continued strengthening in engagement, with mission and purpose remaining a clear area of strength and positive movement in development and trust. We review findings with leaders and teams to inform priorities and follow-through across the organisation. The organisation also ran 5 New Employee Orientation workshops to effectively onboard new employees with a focus on our mission, culture, values and creating meaningful connections. 52 new employees attended, with an average feedback rating of 4.62 (out of 5). Diversity & Equality Inclusion and Belonging remains a key focus for the organisation and aligns with our values of integrity and respect. As an organisation, it is important that we embed good diversity, inclusion and belonging practices into everything we do and that every employee is responsible for upholding these values. This is captured in our Global Diversity, Equality and Dignity at Work policy. Autolus recognises that by valuing and promoting a culture of inclusion, it enables employees to contribute their unique perspectives and fully leverages their individual talents. This allows employees to fully engage in their work and helps generate the innovative thinking that is needed for Autolus to fulfil its mission. During 2025, employee-led inclusion activity continued through our Diversity, Inclusion and Belonging (DIB) Committee, colleague storytelling and awareness initiatives across gender, LGBTQ+ inclusion, religious and cultural inclusion, allyship and neurodiversity. This included activity linked to International Women’s Day, Pride Month, Ramadan and National Inclusion Week, supported through employee networks, internal communications and shared learning. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 29

AUTOLUS THERAPEUTICS PLC
Strategic Report
For the year ended 31 December 2025

In addition to the DIB Committee, Autolus encourages and empowers employees to start their own employee resource groups (ERGs) relating to diversity, inclusion and belonging topics. In 2025, two such groups were active:

a. Diverse Individuals Celebrating Equality ("DICE") – our LGBTQ+ committee
b. Xcellerate – committee focusing on supporting women at Autolus

Colleagues also completed the groundwork for a new Neurodiversity Employee Resource Group, planned for launch in early 2026, helping to reinforce colleague communication, awareness and belonging across the organisation.

Autolus continues to hold its Silver award for the Inclusive Employers standard ("IES"). IES is a globally recognised workplace accreditation and benchmarking tool for inclusion and diversity. The organisation continues to take on board feedback from Inclusive Employers to further enhance our inclusion efforts and impact.

In addition to this, the data shows an overall improvement in both the mean and median gender pay gap compared to 2024, with the median gap reducing to 6%. While our UK workforce is now close to gender balance (49% women and 51% men), structural factors continue to influence the gap. Women remain under-represented in senior and executive roles, and men are more likely to work in roles that attract higher shift premiums and on-call allowances. In addition, ten female employees on maternity leave were excluded from the reporting dataset, which has had a measurable impact on the overall figures.

As in previous years, our gender pay gap does not arise from unequal pay for equal work. Rather, it reflects differences in role distribution, seniority, and working patterns across the organisation. Encouragingly, we continue to see positive progress in female representation at early and mid-career levels, supporting a stronger pipeline for future leadership.

2025 was a strong performance year for Autolus, with a corporate performance score of 105%. While bonus participation remains broadly equal between men and women, differences in bonus outcomes continue to be influenced by the concentration of men in more senior roles with higher bonus opportunities.

Despite these dynamics, Autolus remains committed to fostering a diverse and inclusive workforce. Through continued investment in organisational development initiatives, targeted manufacturing training programmes, leadership development, and early careers pathways, we are actively working to improve representation at senior levels and build a more balanced and equitable workplace for the future.

Our Gender Pay Gap report is available on our website and provides further detail on key gender metrics, pay and bonus differences, and the actions we are taking to address these over time.

A breakdown of the employment statistics as of 31 December 2025 is as follows:

Position	Male	Female	Total
Directors of the Group	7	3	10
Senior managers of the Group	13	4	17
All employees of the Group	362	375	737
Total Employees	**382**	**382**	**764**

Anti-bribery

The Group has made a commitment to carry out its business fairly, honestly and openly. Accordingly, our Anti-Bribery Policy mandates a zero tolerance of bribery or corruption by any Group personnel or intermediaries and requires compliance with our various internal controls. We have established a secure and anonymous means for our employees to report actual or suspected violations of this important policy.

Key performance indicators ("KPIs")

During the year ended 31 December 2025, the Group transitioned to an early commercial-stage biotechnology company following the launch of AUCATZYL. Accordingly, the Group's KPIs have evolved to reflect both commercial execution and disciplined cash management.

30

The Group’s key performance indicators are: • Product revenues (arising from AUCATZYL) - Product revenues are the primary indicator of commercial performance. For the year ended 31 December 2025, the Group generated net product revenues of £56.0 million from sales of AUCATZYL in the United States. • Cash, cash equivalents and marketable securities - The Group monitors its cash resources as a key measure of liquidity and financial flexibility. This KPI reflects the Group’s ability to fund operations, meet liabilities as they fall due, and invest in the continued development and commercialisation of its pipeline. The Group remains focused on preserving cash and extending its cash runway. As at 31 December 2025, cash and cash equivalents and marketable securities were £77.4 million (2024: £181.4 million) and £146.1 million (2024: £287.7 million), respectively. Principal risks Our business is subject to a number of risks and uncertainties, including, among others, the following: • We are an early commercial stage biopharmaceutical company and have incurred significant losses since our inception. We expect to continue to incur losses for the foreseeable future. • AUCATZYL and any other product candidates, if approved, may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success, thereby limiting our potential to generate revenue. • If we are unable to fully develop our sales, marketing and distribution capability on our own, or enter into sales, marketing and distribution agreements with third parties, we may not be successful in commercializing AUCATZYL, or our other product candidates, if and when approved. • Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability. • We will need additional funding to successfully commercialize AUCATZYL and to complete the development of and commercialize our other product candidates, which may not be available on acceptable terms, if at all. • We have incurred substantial obligations under license and collaboration agreements, which could impair our flexibility and access to other capital and adversely affect our financial position, and our business would be adversely affected if we were unable to meet our obligations under these and similar future agreements. • If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed. • Our proprietary, next-generation T cell programming technologies, our modular approach for engineering T cells and our manufacturing platform for our programmed T cell product candidates, represent emerging approaches to cancer treatment that face significant challenges and hurdles. • We collaborate with third parties in the research, development and commercialization of certain of our product candidates. If our collaborators do not perform as expected or if we are unable to maintain existing or establish additional collaborations, our ability to develop and commercialize our product candidates may be adversely affected. • We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements. • Our future success is highly dependent on the regulatory approval of our current clinical-stage programmed T cell product candidates and our preclinical programs. All of our product candidates will require significant clinical or preclinical testing before we can seek regulatory approval for and launch a product commercially. Post-approval regulatory burden has increased, and may continue to increase, as regulators are increasingly granting approvals contingent on the performance of costly post marketing clinical trials, sometimes focused on long-term data. These requirements make the maintenance of regulatory approvals and label expansions for our products increasingly expensive, and further heighten the risk of recalls, product withdrawals, changes to product specifications, loss of market share, and loss of revenue and profitability. • Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, cause us to abandon product candidates, could limit the commercial profile of an approved label, or could result in significant negative consequences following any potential marketing approval. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 31

• If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and the European Commission, or other comparable regulatory authorities, or do not otherwise produce favourable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates. • We may not be able to successfully create and scale our own manufacturing infrastructure for supply of our requirements of programmed T cell product candidates for use in clinical trials and for commercial sale. • Our product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped. • We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do. • If we are unable to obtain and maintain patent protection for our T cell programming technologies and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and biologics similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be impaired. • As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure. • General market conditions and macroeconomic trends, including those driven by geopolitical tension, supply chain disruptions, market volatility, inflation, fluctuations in foreign currency exchange rates, political changes, and changes in trade policies, among other factors, could materially and adversely affect our business, results of operations and financial condition. • Failure or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents) could harm our business. Compliance or the actual or perceived failure to comply with such obligations could increase the costs of our products, limit their use or adoption, and otherwise negatively affect our operating results and business. Approved by the Board of Directors and signed on its behalf by: Christian Itin Chief Executive Officer and Director Date: 5 June 2026 Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2025 32

Introduction The directors present their report and the audited financial statements of the Group and the Parent Company for the year ended 31 December 2025. Principal activities The principal activities of the Group are set out in the Strategic Report on page 4. Directors The directors who were in office during the year ended 31 December 2025 and up to the date of signing the consolidated financial statements were as follows: Dr. CM Itin (Appointed 15 June 2018) Mr. MW Bonney (Appointed 1 April 2024) Dr. J Anderson (Appointed 15 June 2018, resigned 26 June 2025) Mr. RW Azelby (Appointed 9 January 2024) Ms. LC Bain (Appointed 15 June 2018) Mr. J Berriman (Appointed 15 June 2018) Ms. CM Butitta (Appointed 15 June 2018) Dr. R Iannone (Appointed 15 June 2023) Dr. EP Leiderman (Appointed 20 December 2023) Dr. MP Murphy (Appointed 14 June 2018, resigned 26 June 2025) Dr. RM Rao (Appointed 1 April 2024) Mr. R Richardson (Appointed 1 December 2025) Dr. WD Young (Appointed 6 November 2021) During the year ended 31 December 2025, there were eight full meetings of the Board of Directors. All of our directors attended a minimum of 75% of the aggregate of the meetings of the Board of Directors that they were eligible to attend and meetings of Committees of which they were members. Charitable and political contributions The Group has not made any political donations or incurred any political expenditure during the year ended 31 December 2025. Dividends The Directors do not recommend the payment of a dividend for the year ended 31 December 2025 (2024: no dividend payment). Qualifying indemnity provision The Group has made qualifying third-party indemnity provisions for the benefit of its directors which remain in force at the date of this Directors’ Report for the year ended 31 December 2025. Financial risk management A description of financial risk management is set out in Note 24 of the consolidated financial statements entitled “Financial instruments”. Review of the business and future developments The Strategic Report describes each research and development activity during the year as well as outlining future planned developments. Details of the financial performance, including comments on the cash position and research and development expenditure, are given in the financial review. Principal risks and uncertainties are given in the Strategic Report. AUTOLUS THERAPEUTICS PLC Directors’ Report For the year ended 31 December 2025 33

Employee engagement, culture and values A strong internal communications programme continues to focus on employee engagement. This programme includes the following activities: • In 2025, we designed and facilitated 4 Leadership & Management Development Programmes (over 40 AD to SD participants) in the UK and USA. Seven of our senior leaders (SVP, VP & ED levels) attended the Truist ‘Mastering Leadership Dynamics’ programme. In 2025 we also designed and launched a new Autolus Senior Leader Development Programme benefitting 10 VP & ED participants. For management skills we delivered 11 Management 101 virtual workshop sessions and we created a bespoke Stevenage Manager Fundamentals workshop for Product Delivery attended by 40 managers in partnership with the HRBP team. Finally, we partnered externally with RADA Business to design a Presenting with Impact workshop to elevate the skills of senior leaders in delivery of executive presentations (attended by 16 leaders). • In January 2025 we mobilised the Engagement Champions team consisting of representatives from all functions to support the deployment of the Gallup survey. In spring 2025, we conducted the second cross organisation Gallup Survey. Following the dissemination of the survey results, we facilitated multiple ECM and Functional Leadership debriefs and further team debriefs. We directly facilitated a total of 18 Gallup debrief workshops and indirectly a further 20 Gallup team debriefs across the organisation. • In 2025 we managed the moderated 10 All Company Meeting events. We consolidated the 2025 ESG report for the company and identified improvements and ways to simplify how the report would be consolidated moving forwards. We organised a very successful Lupus Lunch and Learn session at MediaWorks. In 2025, 12 monthly AutoPulse newsletters were published. During 2025 we also delivered 5 New Employee virtual Workshops to engage and inspire new employees with the Autolus Mission, values and to build connection with one another. • In 2025, the HR Operations team delivered significant progress across benefits, wellbeing, compensation, and governance. Key achievements included the successful renewal of US CareFirst benefits, the launch of monthly wellbeing initiatives and health campaigns along with a satisfaction survey at the end of the year. We also initiated a German pension brokerage agreement to support future benefits expansion. Our Autolus values and purpose are embedded into our activities and processes, including talent acquisition, performance management and employee development. Talent Acquisition: In 2025, Talent Acquisition delivered strong outcomes in support of organisational growth, capability building, and governance. A total of 237 hires were completed by the end of December 2025. Several critical senior leadership roles were hired such as the following: • US Chief Commercial Officer and Country General Manager • SVP Finance & Chief Accounting Officer • VP Clinical Development (Autoimmune) • VP Corporate Services (Stevenage) • Executive Director of Operational Strategy (Stevenage) • EU/US Legal Compliance leadership 2025 marked the successful implementation and launch of Workday (a Human Resource Information System), with a Talent Acquisition module, streamlining and enhancing data quality, and the hiring experience. Direct sourcing remained a focus during 2025 and consequently, 80% of all hires were directly sourced by our in-house talent acquisition team, thus realising external agency savings and efficiency and 35 days’ time to fill. AUTOLUS THERAPEUTICS PLC Directors’ Report For the year ended 31 December 2025 34

AUTOLUS THERAPEUTICS PLC
Directors' Report
For the year ended 31 December 2025

Focus on early-career talent continued with the onboarding of four new apprentices across Finance, MSAT, Organisational Development, and Translational functions, alongside the progression of three Quality Control apprentices from Level 3 into new Level 6 apprenticeships as well as over 15 students carrying out work experience opportunities and two 12-month placement students. Talent Acquisition worked closely with HR Operations and Finance to support Compensation Committee requirements, ensuring accurate inclusion of new-hire and forecasted equity.

In the second half of the year, a strong emphasis was placed on headcount optimisation, with disciplined governance through the HRG process as well as functional stakeholder engagement to drive operational efficiencies towards Autolus becoming a commercially focused organisation.

Compliance was further strengthened through enhanced rigour within the Managed Service Platform (MSP), improving oversight of contractor statements of work and CEST determinations to mitigate potential future HMRC queries / questioning.

Disabled employees

Applications for employment by disabled persons are always fully considered, bearing in mind the aptitudes of the applicant concerned. In the event of members of staff becoming disabled, every effort is made to ensure that their employment with the Group continues and that appropriate training and accommodations, depending on the disability, are arranged. It is the policy of the Group that the training, career development and promotion of disabled persons should, as far as possible, be identical with that of other employees.

Engagement with suppliers, customers and others

In addition to ensuring engagement with our shareholders, the Group is committed to engaging with its other principal stakeholders: patients and their caregivers, employees and suppliers. All concerns or opinions of these stakeholders are discussed at the Board and management level and by direct engagement with stakeholders themselves.

For example, our medical affairs strategy involves discussing the cancer and autoimmune treatment landscapes with practitioners and other experts to forge a mutual understanding of how our product candidates could address unmet medical needs. We maintain a number of key, long-term relationships with our suppliers of equipment, manufacturing services and clinical trial support. These relationships with our suppliers are maintained as partnerships, in order to work effectively and efficiently. Our Directors receive regular updates regarding these mission-critical partnerships and approve any material changes to them.

Every decision we make is taken with our stakeholders in mind and what is the best for the relationship in the long term. Opinions and feedback from these external stakeholders are encouraged and are taken into consideration when discussing strategy and performance.

Auditors

In accordance with Section 489 of the Companies Act 2006, a resolution for the re-appointment of Ernst & Young LLP as auditor of the Group is to be proposed at the forthcoming Annual General Meeting.

Carbon emissions

The carbon footprint for the Group for year ended 31 December 2025 and 2024, respectively, is as follows:

	12 months ended 31 December 2025		12 months ended 31 December 2024	
Scope	**tCO2e**	**% Total Emissions**	**tCO2e**	**% Total Emissions**
Estimated Scope 1 emissions	63.0	2 %	274.1	7 %
Estimated Scope 2 emissions	1,007.0	28 %	1,035.9	27 %
Estimated Scope 3 emissions	2,517.0	70 %	2,514.2	66 %
Total estimated emissions	**3,587.0**	**100 %**	**3,824.2**	**100 %**

35

AUTOLUS THERAPEUTICS PLC
Directors' Report
For the year ended 31 December 2025

For the year ended 31 December 2025, the split of emissions by geography is as follows:

Scope	Location	tCO2e	% Total Emissions
Estimated Scope 1 emissions	UK	63.0	2 %
Estimated Scope 2 emissions	UK	1,007.0	28 %
Estimated Scope 3 emissions	UK	992.0	27 %
	US	1,525.0	43 %
Total estimated emissions		**3,587.0**	**100 %**

For clarity, scope 1 emissions are direct emissions produced by the burning of fuels. Scope 2 emissions are indirect emissions related to the generation of the electricity consumed and purchased by Autolus. Scope 3 emissions are indirect emissions produced by Autolus activity, but these emissions are not owned or controlled by the Group. For Autolus, the majority of scope 3 emissions relate to business travel.

The organisational footprint of the Group is calculated in accordance with the Greenhouse Gas Protocol for corporate accounting using an organisational control approach. Scope 2 emissions are calculated using the location-based methodology. Scope 3 emissions are calculated for Business Travel only, in accordance with the Greenhouse Gas Protocol for corporate accounting using a distance-based method.

The Group consumed less than 40,000 MWh of energy during the year ended 31 December 2025 and, as a low energy user, is exempt from reporting on its total global energy use and information relating to energy efficiency action.

The table below illustrates the Intensity ratio: is total carbon emissions per employee on the basis of the average number of full-time equivalent employees during the year ended 31 December 2025 and 2024, respectively.

For the year ended 31 December	2025	2024
Intensity ratio: total carbon emissions per employee on the basis of the average number of 724 full time equivalent employees during the year ended 31 December 2025 (2024: 570).	4.95	6.71

The Directors are considering the introduction of a sustainability strategy which will include guidance to reduce our energy consumption and thereby reducing our carbon footprint.

Going concern

The Directors have considered the going concern status of the Group and Parent Company. Further detail on this can be found at Note 2 of the consolidated financial statements and the Strategic Report.

Events after the balance sheet date

The Group evaluated subsequent events through the date on which these financial statements were issued.

On 29 April 2026, the Board of Directors approved a plan to improve operational efficiency and reduce operating expenses. This plan will implement a reduction in force whereby the Group will eliminate approximately 13% of the Group's workforce, inclusive of employee-related actions that began in the second half of 2025.

The Group anticipates that it will complete the implementation of the plan by the third quarter of 2026. Affected employees will be offered separation benefits, including severance payments and, where applicable, temporary healthcare coverage assistance. The Group estimates that it will incur total expenses relating to the realignment of approximately £6.0 million, consisting of severance and termination-related costs. The Group expects to record a significant portion of these charges in the first half of 2026. During the year ended 31 December 2025 and the three months ended 31 March 2026, the Group recognised £1.8 million and £0.9 million, respectively, in severance and other termination-related costs. The cumulative severance and other termination related costs recognised as of 31 March 2026, are included within the expected total costs of £6.0 million.

The estimate of costs that the Group expects to incur related to the workforce reduction and the timing thereof are subject to a number of assumptions and actual results may differ. The Group may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the actions described above. Further detail on subsequent events per Note 30 of the consolidated financial statements.

36

Statement of Directors’ Responsibilities The Directors are responsible for preparing the Strategic Report and Directors’ Report and the Group and Parent Company financial statements in accordance with applicable law and regulations. Company law requires the Directors to prepare financial statements for each financial period. Under that law, the Directors have prepared the consolidated financial statements in accordance with IFRS as adopted by the United Kingdom and elected to prepare the Parent Company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice, including FRS 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’ (UK Accounting Standards and applicable law). Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Parent Company and of the profit or loss of the Group for that period. In preparing these financial statements, the directors are required to: • select suitable accounting policies and then apply them consistently; • make judgements and accounting estimates that are reasonable and prudent; • for the Group financial statements, state whether they have been prepared in accordance with IFRS as adopted by the United Kingdom; • for the Parent Company financial statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements; • prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and the Parent Company will continue in business. The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and the Parent Company and enable them to ensure that the financial statements comply with the Companies Act 2006. The Directors are also responsible for safeguarding the assets of the Group and the Parent Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are responsible for the maintenance and integrity of the Company’s website. Legislation in the United Kingdom governing directors’ responsibilities may differ from legislation in other jurisdictions. Directors’ confirmations Each of the persons who is a Director at the date of approval of this Annual Report and group and parent company financial statements confirms that: so far as the Director is aware, there is no relevant audit information of which the Group’s auditor is unaware; and the Director has taken all the steps that he ought to have taken as a Director in order to make themselves aware of any relevant audit information and to establish that the Group’s auditor is aware of that information. This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act. Annual general meeting The AGM will be held on 29 June 2026. Further details will be provided in due course. Approved by the Directors and signed on its behalf by: Christian Itin Chief Executive Officer and Director Date: 5 June 2026 Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom AUTOLUS THERAPEUTICS PLC Directors’ Report For the year ended 31 December 2025 37

Annual Statement from the Chair of the Compensation Committee Dear Shareholder, As the Chair of the Compensation Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Autolus Therapeutics plc (the “Company” or “Autolus” or “Group”), the Directors’ remuneration report for the year ended 31 December 2025 (the “Directors’ Remuneration Report”). The Group’s Annual Report and Accounts, along with the Directors’ Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 29 June 2026 (the “AGM”). The Directors’ Remuneration Policy was approved at our Annual General Meeting in 2025 and is intended to apply for a period of three years from that date. Introduction During the period covered by this Directors’ Remuneration Report, we maintained the remuneration programs and policies that the Committee established during the preceding financial year and implemented strategic compensation initiatives designed to incentivise and retain key employees in the Group. However, in early 2024, we recommended for approval by the Board an increase to the cash component of compensation for directors to better align our compensation practices with those of our peer group. We also established two new equity plans--a plan for inducement grants under the NASDAQ marketplace rules and an employee share purchase plan--to facilitate offering competitive compensation packages to our employees. The employee share purchase plan was approved by our shareholders at the 2025 Annual General Meeting. Finally, in light of our expanding commercial activities in the US, we reviewed the peer groups upon which we conduct benchmarking to reflect a more representative blend of late-stage clinical and early-stage commercial enterprises. These changes, and the reasons behind them, are described in greater detail below. As we continue the Group’s operations, the Committee’s role will be to ensure that Directors and senior executives at Autolus are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee seeks to accomplish this by establishing remuneration programs that are grounded in market practice, are effective at driving proper management behaviours, clearly link pay and performance and are cost efficient overall. Key considerations guiding the implementation of our Remuneration Policy are discussed further on page 41. Corporate Governance Standards As a public company, we are subject to corporate governance standards and regulations applicable in the United States and the United Kingdom; however, the UK Corporate Governance Code does not apply to us as our securities are listed solely on NASDAQ. For example, in order to conform to director independence standards applicable in the United States, our Chief Executive Officer (“CEO”) is the only executive director of the Company, and we currently intend to add only non-executive directors to our Board. As such, the Directors’ Remuneration Report and the Remuneration Policy as they relate to executive directors address only the compensation of our CEO. The Global Marketplace for Talent Autolus is a biopharmaceutical company with operations in Europe and the United States. The Group plans to expand its operations in both geographic regions in line with the growth of its clinical and manufacturing activities and its plans to commercialise its products in these geographies. Given that the market for experienced directors and biopharmaceutical executive management talent, particularly in the United States, is very competitive, the Committee references both US and European markets, as applicable, as comparators for remuneration levels and practices. This will help attract and retain directors and motivate the superior executive management talent needed to successfully manage the Group’s complex global operations. Being consistent in this market view of the United States as the primary benchmark for remuneration practices for directors and Europe as the primary benchmark for remuneration practices for the CEO (as our sole executive director) is key for the Group as it builds its global operations in a manner designed to deliver sustainable long-term growth and shareholder value. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 38

During the 2025 financial year, the Committee undertook a benchmarking review for director and executive director compensation, which included a review of compensation practices of comparable companies to Autolus in the US and Europe, and referred to this analysis in calibrating its decisions and recommendations with respect to director and non- executive director compensation. In taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies’ guidance, and the UK Corporate Governance Code, and has incorporated these into its remuneration programs, policies and decisions where it believes they best serve the long-term interests of shareholders. In early 2025, we performed a fresh benchmarking review for non-executive director compensation to ensure that our remuneration package was competitive in the relevant markets. This resulted in an increase to compensation for participation on the board and our Audit and Compensation committees; the stipends for serving on the Nominating & Corporate Governance and Research & Development committees were unchanged. Remuneration Program Highlights While I recommend that you carefully read the disclosure on our programs and policies that follows this letter to help with the understanding of our approach to director compensation, I want to highlight the following aspects of our program below: • Pay for Performance – We believe that a significant portion of remuneration of our directors and our CEO (as our sole executive director) should be based on achieving objectives designed to create inherent value in the Group, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our CEO includes a significant performance-based cash bonus opportunity and a large equity incentive component, and our directors receive equity incentives designed to reward long-term value creation for our shareholders. • Shareholding requirements for Executive Directors – We believe having these requirements encourages executive directors to build meaningful shareholding positions and furthers alignment of their interests with those of shareholders. As in past years, executive directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment. In April 2026, we adopted similar guidelines for our non-executive directors, requiring them to build and retain a shareholding equivalent to at least 300% of the annual cash stipend for their participation on the board within a period of five years from the later of their appointment or the effectiveness of the guidelines (expected for the 2028 AGM, when the Directors’ Remuneration Policy is due for shareholder approval). • Recovery Policy – To further embed the linkage between pay and performance, any annual bonus and Equity Incentive Plan awards for the CEO as our sole executive director are subject to recovery and withholding provisions which permit the Directors, in its discretion, to reduce the size of any awards in the event of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the employee. During 2023, in accordance with SEC and NASDAQ listing rules, the Company adopted a new Incentive Compensation Recoupment Policy covering any amounts received by executive officers based on financial reporting measures that are later restated by the Group. • 2025 Remuneration Outcome – As outlined above, a core principle in Autolus’ remuneration program is the linkage between pay and performance. In financial year 2025, the annual bonus of Christian Itin, our CEO and sole executive director, was based entirely on corporate objectives. At a meeting on 26 January 2026, the Compensation Committee of the Board determined that the Company achieved 105% of its annual corporate objectives. Pursuant to the terms of the Management Incentive Compensation Plan, our executive director received an incentive award of £367,500 (being 73.5% of base salary), based on his target bonus percentage of 70% of base salary, an overall goal achievement level of 105%, and his base salary of £500,000 for the financial year ended 31 December 2025 This bonus was paid in March 2026. This outcome was based on achievements versus goals in the following key areas: global sales of AUCATZYL/obe-cel, improvements to manufacturing capacity and cost of goods, financial performance, progress of obe-cel clinical development, business development, and scientific publications/presentations. Most goals were achieved in full, and in some instances stretch goals were also achieved, resulting in the overall above target outcome. Please see page 58 for additional details on this bonus outcome and the pay for performance linkage. • Major Decisions and Substantial Changes regarding Directors’ Remuneration – In early 2025, the Compensation Committee performed a benchmarking analysis of directors’ remuneration based on the Company’s peer group. Based on this benchmarking, the following changes to annual retainers were adopted by the Board, upon the recommendation of the Compensation Committee, effective 1 March 2025: ◦ Non-Executive Chair: increased from £52,500 to £58,000; ◦ Non-Employee Director (other than Chair): increased from £31,500 to £33,000; ◦ Audit Committee Chair: increased from £13,000 to £15,000; ◦ Audit Committee member (other than Chair): increased from £6,500 to £7,500; AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 39

◦ Compensation Committee Chair: increased from £10,000 to £12,000; ◦ Compensation Committee member (other than Chair): increased from £5,000 to £6,000; In January 2026, the Compensation Committee performed its annual benchmarking analysis of directors’ remuneration based on the Company’s peer group. As a result, the Committee recommended and the Board approved, effective 1 February 2026 increases to the non-executive chair annual stipend from £58,000 to £65,000 and in the non-employee director annual stipend from £33,000 to £35,000. The Board and Committee, respectively, set such amounts, based on the benchmarking analysis conducted by the Committee’s independent compensation consultant, the Group’s immediate need to recruit non-executive directors to fill current and anticipated vacancies, and the workload associated with the position of Board or committee Chair. Conclusion The Committee believes the proposals for a revised Remuneration Policy put forth in this report will properly motivate our directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner. I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support. Yours sincerely John Berriman Chair of the Compensation Committee 5 June 2026 AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 40

Remuneration Policy This part of the Directors’ Remuneration Report sets out the Remuneration Policy for the Group’s directors and executive directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The following Remuneration Policy was approved by shareholders in a binding vote at the Company’s 2025 AGM held on 26 June 2025. The Remuneration Policy took effect from the date of approval and is intended to apply for a period of three years from that date. Key considerations when determining the Remuneration Policy The Committee designed the Remuneration Policy with a number of specific objectives in mind. The Remuneration Policy should: • enable the Group to attract, retain and motivate high calibre directors and the CEO who is currently the sole executive director, and focus them on the delivery of the Group's strategic and business objectives; • encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards; • be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance; • encourage equity ownership by directors and the CEO to motivate and align them with the overall interests of shareholders and the Group; • be simple and understandable, both internally and externally; and • take due account of good governance and promote the long-term success of the Group. In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Group; the Group's risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders. The Remuneration Policy applicable to executive directors is designed to provide the Committee with the parameters within which to set the specific individual compensation during the upcoming three-year period. In making its decisions, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Groups’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 41

Executive Director Remuneration Policy Table The table below sets out, for each element of pay, a summary of how remuneration of executive directors is structured and how it supports the Group’s strategy. Base salary To recruit and retain executive directors of the highest calibre who are capable of delivering on the Group's strategic objectives, reflecting the individual’s experience and role within the Group. Base salary is designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could encourage excessive risk taking. Salaries are normally reviewed annually, and changes are generally effective from the start of the Group’s financial year. The annual salary review for executive directors takes a number of factors into consideration, including: • business performance; • salary increases awarded to the overall employee population; • skills and experience of the individual over time; • scope of the individual’s responsibilities; • changes in the size and complexity of the Group; • market competitiveness assessed by periodic benchmarking; and • the underlying rate of inflation. In addition, a higher increase may also be made where an individual had been appointed to a new role at below-market salary while gaining experience. Subsequent demonstration of strong performance may result in a salary increase that is higher than that awarded to the wider workforce. Whilst there is no prescribed formulaic maximum, any increases to base salary will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation. Base salary increases are awarded at the discretion of the Committee based on the factors outlined in this table (see column “Operation”). Executive Directors' performance is a factor considered when determining any base salary increases. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 42

Benefits Reasonable benefits-in-kind are provided to support executive directors in carrying out their duties and assist with retention and recruitment. The Group aims to offer benefits that are in line with market practice. The benefits currently available to our executive director include death in service insurance, permanent health insurance, an allowance for health insurance, a housing allowance and an allowance for tax advice. The Committee retains discretion to offer the following additional benefits: life and disability insurance, private medical insurance, temporary living and transportation expenses, relocation assistance, and tax equalisation to allow flexibility in employing a foreign national, all with or without tax gross-up. Travel and any reasonable business- related expenses (including tax thereon) may be reimbursed on a gross–of-tax basis. Executive Directors may become eligible for other benefits in the future where the Committee deems it appropriate. Where additional benefits are introduced for the wider workforce, executive directors may participate on broadly similar terms. Executive Directors may participate in any all-employee share schemes or spot- bonuses that may be operated by the Group from time to time on the same basis as similarly- situated employees in the same jurisdiction. Benefit levels and components are reviewed periodically. The Group reserves the right to change, alter, or terminate any benefit plan at its sole discretion. The value of each benefit is not predetermined and is typically based upon the cost to the Group of providing such benefit. Not performance related. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 43

Pensions The Group aims to provide a contribution towards life in retirement. Executive Directors are eligible to receive employer contributions to the pension plan operated for similarly situated employees in the same jurisdiction or a salary supplement in lieu of pension benefits, or a mixture of both. If enrolled in a pension plan, the employer contributions consistent with what is provided to other similarly situated employees enrolled in the relevant plan, subject to the terms of the retirement plan and applicable law. Levels will be reviewed annually, and the Committee may decide to change future contribution levels should the review indicate such a change is appropriate. Up to 10% of base salary. Not performance related. Annual bonus The annual bonus scheme rewards the achievement of objectives that support the Group's corporate goals and delivery of the business strategy in the short term. Bonuses are determined based on measures, targets and stretch targets that are agreed by the Committee at the start of each financial year. However, the Committee retains the discretion to include achievements that have not been established as goals at the beginning of the year, and/or to make adjustments to goals which are considered to be inappropriate or not properly reflective of performance. Bonus payments are set by reference to a percentage of annual base salary, are normally awarded in cash (but may be awarded in shares or otherwise) and may be deferred into a pension if elected by an executive director. Up to 140% of base salary. Performance measures are determined by the Committee each year and may vary to ensure that they promote the Group’s business strategy and shareholder value. The annual bonus will be based on corporate measures, including financial and/or strategic measures. Bonus measures are reviewed annually, and the Committee has the discretion to vary the mix of measures or to introduce new measures, based on the strategic focus of the Group at that time. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 44

The Committee may alter the bonus outcome if it considers that the level of pay- out is inconsistent with overall Group performance, taking account of any factors it considers relevant. This will help ensure that pay outs reflect overall Group performance during the period. Bonus payments are subject to recovery and withholding provisions. Equity Incentives Equity incentives are designed to incentivise the successful execution of business strategy over the longer term, to provide long- term retention, and to increase alignment of interests with shareholders. Equity incentives facilitate share ownership to provide further alignment with shareholders. Awards will typically be granted annually (but may also be granted out-of-cycle), in the form of options, share appreciation rights, restricted shares/units or performance shares/units that normally vest over a period of up to four years. The minimum overall vesting period for awards to executive directors is three years. Vesting may be accelerated in certain circumstances, such as in connection with a change of control. Awards will typically be granted under the 2018 Equity Incentive Plan (EIP) or a successor plan thereto but, for a newly hired Executive Director (subject to applicable laws) may be granted under the 2025 Inducement Plan. At the discretion of the Committee, participants may also be entitled to receive the value of dividends paid between grant and vesting on vested shares. The payment may be in cash or shares and may assume dividend reinvestment. Equity incentive awards are not currently subject to any holding period. There is no maximum opportunity for equity awards. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity- based remuneration competitive to that offered by a set of comparable companies with whom we may compete for executive talent. The Committee will select the most appropriate form of equity incentive award each year. Currently, awards are granted subject to time-based vesting only, but the Committee may decide to introduce performance conditions for future awards and will be guided by the market in making any such decision. Awards are subject to recovery and withholding provisions. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 45

All-employee share schemes Encourages employee share ownership and therefore increases alignment of interests with shareholders. The Group may, from time to time, operate all employee share plans (such as an Employee Stock Purchase Plan, Save As You Earn Option Plan and/or Share Incentive Plan for which executive directors would be eligible on the same basis as all other employees. Participation in such plans is subject to the limits set in the applicable plan. Not performance related. Share ownership guidelines Encourages executive directors to build a meaningful shareholding so as to further align their interests with those of shareholders. Shares owned outright by the executive director or a connected person are included. Vested share awards and vested in-the-money share option awards are included on a net of tax basis. Executive Directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment. Not performance related. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics Notes to the Remuneration Policy Table Legacy arrangements For the duration of this Remuneration Policy, the Group will honour any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their original or modified terms. Recovery and withholding In 2023, the Committee adopted a new incentive compensation recoupment policy providing for the Group’s recoupment of recoverable incentive compensation that is received by certain executive officers of the Group under certain circumstances. Such clawback policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608. Performance conditions The choice of annual bonus performance metrics reflects the Committee’s belief that any incentive-based remuneration should be appropriately challenging and tied to the delivery of key financial and strategic targets intended to ensure that executive directors are incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set. The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Additional details of the targets will be disclosed when they are no longer considered to be commercially sensitive, usually following the end of the relevant financial year in the Directors’ Remuneration Report. Where used, performance conditions applicable to EIP awards will be aligned with the Group’s objective of delivering meaningful increases in long-term value to shareholders. Prior to each award, the Committee has flexibility to select measures that are fully aligned with the strategy prevailing at the time awards are granted. Notwithstanding this, the Committee would, if appropriate, seek to consult with major shareholders in advance of any material change to the choice or weighting of performance measures. The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Group’s strategic objectives and the interests of shareholders. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 46

Differences in remuneration policy between executive directors and other employees The overall approach to reward for employees across the workforce is a key reference point when setting the remuneration of the executive directors. When reviewing the salaries of the executive directors, the Committee pays close attention to pay and employment conditions across the companies in our US and European peer groups. The key difference between the remuneration of executive directors and that of our other employees is that, overall, at senior levels, remuneration is increasingly long-term, and ‘at risk’ with an emphasis on performance-related pay linked to business performance and share-based remuneration. This ensures that remuneration at senior levels will increase or decrease in line with business performance and provides alignment between the interests of executive directors, the Group and shareholders. Committee discretion in operation of variable pay schemes The Committee operates under the powers it has been delegated by the Board. In addition, it complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions. These include the following: • selecting the participants in the plans; • determining the timing of grants of awards and/or payments; • determining the quantum of awards and/or payments (within the limits set out in the policy table above); • determining the choice (and adjustment) of performance measures and targets for each incentive plan in accordance with the policy set out above and the rules of each plan; • determining the extent of vesting based on the assessment of performance and discretion relating to measurement of performance in certain events such as a change of control or reconstruction; • determining whether awards would be granted over and/or satisfied with ordinary shares and/or ADS’ and/or cash; • whether the “malus and clawback principles” shall be applied to any award in the relevant circumstances and, if so, the extent to which it shall be applied; • making the appropriate adjustments required in certain circumstances, for instance for changes in capital structure; • determining “good leaver” status for incentive plan purposes and applying the appropriate treatment; and • undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year. If an event occurs which results in the annual bonus plan or equity incentive performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Group's major shareholders. Shareholder views The Board is committed to dialogue with shareholders. The Committee will consider shareholder feedback received following the AGM, as well as any additional feedback and guidance received from time to time. This feedback will be considered by the Committee as it develops the Group’s remuneration framework and practices going forward. Assisted by its independent adviser, the Committee also actively monitors developments in the expectations of institutional investors and their representative bodies. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 47

Employment conditions The Committee is regularly updated throughout the year on pay and conditions applying to Group employees. Where significant changes are proposed to employment conditions elsewhere in the Group, these are highlighted for the attention of the Committee. The Remuneration Policy for executive directors supports the business needs of the Group, ensuring it promotes long- term success whilst enabling it to attract, retain and motivate executive directors of a high calibre. The Committee consulted with members of senior management regarding the Remuneration Policy but did not seek input from the larger employee base. The Committee is satisfied that the Remuneration Policy supports the Group’s strategy of growing long- term shareholder value and appropriately balances fixed and variable remuneration. With a high proportion of reward delivered in the form of equity, this ensures that executive directors have a strong alignment with shareholders through the Group’s share price. Other remuneration policies Remuneration for new appointments Where it is necessary to appoint or replace an executive director, the Committee’s approach when considering the overall remuneration arrangements in the recruitment of a new executive director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with our policy and the Committee will not pay more than is necessary for a successful recruitment. The remuneration package for a new executive director will be set in accordance with the terms of the Group’s approved Remuneration Policy in force at the time of appointment. Further details are provided below: Salary The Committee will set a base salary appropriate to the calibre, experience and responsibilities of the new appointee. In arriving at a salary, the Committee may take into account, amongst other things, the market rate for the role and internal relativities. The Committee has the flexibility to set the salary of a new executive director at a lower level initially, with a series of planned increases implemented over the following few years to bring the salary to the desired positioning, subject to individual performance. Benefits Benefits will be consistent with the principles of the Remuneration Policy. The Group may award certain additional benefits and other allowances including, but not limited to, those to assist with relocation support, temporary living and transportation expenses, educational costs for children and tax equalisation to allow flexibility in employing a foreign national. Pension benefits A maximum pension contribution of 10% consistent with the Remuneration Policy. For an internal appointment, his or her existing pension arrangements may continue to operate. Any new executive director based outside the UK will be eligible to participate in pension or pension allowance, insurance and other benefit programs in line with local practice. Annual bonus The maximum bonus opportunity for new appointments is 140% of salary consistent with the Remuneration Policy. Equity Incentive Plan No maximum opportunity for new executive director appointments. Awards may be granted under the EIP or the 2025 Inducement Plan. Buy-out awards In addition to the above, the Committee may offer additional cash and/or share-based elements in order to 'buy out' remuneration relinquished on leaving a former employer. In the event that such a buy-out is necessary to secure the services of an executive director then the structure of any award or payment will mirror, as far as is possible, the arrangements in place at the incoming executive director’s previous employer, including the vehicle, structure, vesting periods, expected value and performance conditions. Any share awards made in this regard may have no performance conditions, or different performance conditions, or a shorter vesting period compared to the Group’s existing plans, as appropriate. Shareholders will be informed of any buy-out arrangements at the time of the executive director’s appointment. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 48

Depending on the timing and responsibilities of the appointment, it may be necessary to set different annual bonus/ equity incentive performance measures and targets as applicable to other executive directors. Service contracts and termination policy The Group's policy on remuneration for executive directors who leave the Group is set out below. As a matter of policy, Executive Directors should have contracts with an indefinite term providing for a maximum of up to 12 months’ notice. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case. Generally, in the event of termination, the executive directors’ service contracts may provide for payment of basic salary and benefits over the notice period. The Group may elect to make a payment in lieu of notice equivalent in value to basic salary for any unexpired portion of the notice period. The service contracts of executive directors may include additional payments within the parameters outlined below. In setting the specific terms for an executive director, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Group’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required. Termination without cause or for cause by participant1 Termination for cause1 Termination in connection with change of control Salary A payment up to 18 months’ salary payable as a lump sum or on a monthly basis. No payment. A payment up to 24 months’ salary payable as a lump sum or on a monthly basis. Annual bonus A bonus up to one year’s target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis. No bonus payable. A bonus up to 24 months’ target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis. Equity Incentive Awards Acceleration of vesting of up to 12 months is permissible; however, awards may vest at the normal time or be accelerated at the Committee’s discretion, or to the extent that any performance conditions have been achieved. The Committee has discretion to determine that awards will vest early, on the date of cessation. Awards which are granted as market value options or share appreciation rights, and which have vested may remain exercisable for up to twelve months at the discretion of the Committee or as prescribed in the equity incentive plan or employment agreement. All outstanding awards, including those which have vested but are unexercised, will lapse immediately upon cessation of employment, unless the Committee determines otherwise. Full vesting on termination within 6 months prior to or 24 months after the date of Change of Control. Exceptionally, the Committee may provide that, on the occurrence of a Change of Control, awards will: lapse in full; vest in full (in cash, shares or other property); be replaced with other rights or property; or be adjusted as to the number or type of shares over which they are granted. 1Circumstances in which the executive director may be terminated for cause include failure to carry out employment duties or lawful directions, criminal conviction, fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duties or such other circumstances as further described in the employment agreement. Circumstances in which the executive director may terminate for cause include a unilateral reduction by the Group of the executive director’s salary or responsibilities, failure to pay an earned bonus, and a material breach of the service agreement by the Group or such other circumstances as further described in the employment agreement. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 49

The Group is unequivocally against rewards for failure; the circumstances of any departure, including the individual’s performance, would be taken into account in every case. Statutory redundancy payments may be made, as appropriate. Service agreements may be terminated summarily without notice (or on shorter notice periods) and without payment in lieu of notice in certain circumstances, such as gross misconduct or any other material breach of the obligations under their employment agreement, or such other circumstances as further described in the employment agreement. The Group may require the individual to work during their notice period or may place them on garden leave during which they would be entitled to base salary and benefits. Except in the case of gross misconduct or resignation, the Group may, at its absolute discretion, reimburse any reasonable professional fees relating to the termination of employment and, where an executive director has been required to relocate, pay reasonable repatriation costs, including possible tax exposure costs. This includes any statutory entitlements or sums to settle or compromise claims in connection with a termination (including, at the discretion of the Committee, reimbursement for legal advice and provision of outplacement services). Policy on external appointments The Board believes that it may be beneficial to the Group for executive directors to hold non-executive directorships outside the Group. Any such appointments are subject to approval by the Board and the executive director may retain any fees received at the discretion of the Board. The Group’s sole executive director does not currently hold any external non-executive directorships. Employment Terms and Remuneration Scenarios for Executive Directors The Company’s CEO and currently its sole executive director has a rolling service agreement which may be terminated in accordance with the terms set forth therein. The service agreement is available for inspection at the Company’s registered office during normal business hours. The termination notice period is listed in the table below: Name Date of service contract Notice period Christian Itin, Ph.D. 2 June 2019 Three months for either party Upon termination by the Company without cause or by the executive director for cause, the executive director is entitled to receive twelve months’ cash severance and a bonus pro-rated for the time served during the applicable financial year. If such termination occurs during a period starting three months prior to a change of control of the Company to twelve months after such change of control, the executive director is entitled to receive an additional 6 months’ cash severance. The charts below show an estimate of the 2026 remuneration package for the Company’s CEO and sole executive director, under three assumed performance scenarios, based upon the Remuneration Policy set out above. The scenarios are defined as follows: Below Target (comprising fixed pay only): ▪ Base salary as at 1 January 2026: £525,000 ▪ Benefits: estimated value of the various benefits Target: ▪ Fixed pay as set out above ▪ Assumes bonus pay-out for 2026 bonus for on-target performance (70% of salary) Maximum: ▪ Fixed pay as set out above ▪ Assumes maximum bonus pay-out for 2026 bonus, i.e. bonus of 140% of base salary payable for achievement of all base and stretch corporate goals AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 50

The bar chart below does not include any value for equity-based award remuneration. We do not believe it is possible to reasonably quantify the value that might result from outstanding options and other equity-based awards. No awards or benefits were granted in 2025 or are expected to be granted in 2026 with performance measures or targets that relate to more than one financial year. All amounts listed in GBP (£). AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 51

Non-Executive Director Remuneration Policy Table The table below sets out, for each element of pay, a summary of how remuneration of non-executive directors is structured and how it supports the Company’s strategy. Non-Executive Directors Policy Table Purpose and link to strategy Operation Maximum opportunity Performance metrics Fees To attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of strategy, performance, resources and standards of conduct. Non-Executive Directors receive an annual retainer paid in cash, comprising a base fee plus additional fees for additional responsibilities, such as a Committee Chair or membership and the role of Lead Independent Director or Chairperson. These fees are determined by the full Board of Directors, upon recommendation of the Compensation Committee. When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment. In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non- Executive Directors, the Board may pay additional fees or one-off payments to recognise that additional workload. Non-executive directors ordinarily do not participate in any pension, bonus or performance-based share incentive plans. Travel, accommodation and other business-related expenses incurred in carrying out the role will be paid or reimbursed by the Company including, if relevant, any gross-up for tax. Assistance with tax returns may be provided. Actual fee levels are disclosed in the annual Directors’ Remuneration Report for the relevant financial year. Not performance related. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 52

Non-Executive Directors may also be engaged and remunerated for consulting or advisory work for the Group whether alongside their role as a director of the Company or following its termination. Equity Incentive Awards To facilitate share ownership and provide alignment with shareholders. Non-Executive Directors may receive an equity incentive award in the form of options, share appreciation rights, restricted shares / units or performance shares / units or such other form permitted in the EIP. New Non-Executive Directors will normally receive an initial equity incentive award upon appointment or election. In addition, Non-Executive Directors normally receive annual equity incentive awards at the time of the There is no maximum number of equity incentive awards that may be awarded to individuals each year. Not performance related. The initial equity award normally vests over three years. The annual equity awards normally vest over 12 months. In all cases, equity awards to Non- Executive Directors vest based on service conditions rather than any corporate performance conditions. Vesting may be accelerated in certain circumstances, such as in connection with a change of control. The size of the equity incentive awards is determined by the Committee. When reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 53

Non-Executive Directors’ terms of engagement Each of the non-executive directors is engaged under a non-executive director appointment letter. The terms of appointment for a non-executive director would be in accordance with the Remuneration Policy for non-executive directors as set out in the policy table. Currently each newly appointed non-executive director receives an initial, one-time equity award on the date of such director’s initial election or appointment to the board of directors of (i) options to purchase 47,500 of our ADSs, which will vest in equal monthly instalments through the third anniversary of the grant date, and (ii) restricted share units representing 31,667 of our ADSs, which will vest in equal instalments through the third anniversary of the grant date. In addition, a non-executive director who is initially appointed to serve as chair of the board receives an option to purchase 40,000 of our ADSs on the date of such appointment to chair, which will vest in equal monthly instalments through the third anniversary of the grant date. Similarly, a non-executive director who, in connection with their initial appointment to the board, is designated to serve as chair of a committee of the board shall receive an option to purchase 25,000 of our ADSs on the date of such appointment, which will vest in equal monthly instalments through the third anniversary of the grant date. However, the Committee may decide to grant a higher or lower amount as appropriate. Currently, on the date of each of our annual meeting of shareholders, each non-executive director that continues to serve will be granted (i) an option to purchase 47,500 of our ADSs or ordinary shares, which will vest in equal monthly instalments through the first anniversary of the grant date, and (ii) restricted share units representing 31,667 of our ADSs, which will vest in a single instalment on the first anniversary of the grant date. In any event, each appointment is terminable by either party on not less than 30 days’ written notice. Our Board is classified, meaning that each of our Directors is designated to one of three classes and is elected to serve a three-year term. Non-executive Directors are only entitled to fees accrued to the date of termination. The dates of appointment of each of the non-executive Directors serving at 31 December 2025 are summarised in the table below. Non-Executive Directors Date of contract Date of appointment Michael Bonney 19 April 2024 1 April 2024 Robert Azelby 17 January 2024 9 January 2024 Linda Bain 26 June 2018 15 June 2018 John Berriman 26 June 2018 15 June 2018 Cynthia Butitta 26 June 2018 15 June 2018 Robert Iannone, M.D., M.S.C.E 13 June 2023 15 June 2023 Elisabeth Leiderman, M.D. 2 January 2024 20 December 2023 Ravi Rao, M.D. 19 April 2024 1 April 2024 Ryan Richardson 1 December 2025 1 December 2025 William Young, Ph.D. 6 November 2021 6 November 2021 Non-executive Directors’ letters of appointment are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 54

Annual Report on Remuneration This part of the Directors’ Remuneration Report has been prepared in accordance with Part 3 of The Large and Medium- sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Annual Report on Remuneration and the Annual Statement by the Chair of the Committee will be put to a single advisory shareholder vote at the AGM on 29 June 2026. The information in this part of the report has been audited where required under the foregoing regulations and is indicated as audited where applicable. Period covered by the Directors’ Remuneration Report The Directors' Remuneration Report that follows is for the full year period from 1 January 2025 to 31 December 2025 except where otherwise stated. Compensation Committee The current members of the Committee are John Berriman (Chair), Cynthia M. Butitta and Michael Bonney. All members of the Committee are independent. Members of management, including the CEO, and the Company Secretary, are invited to attend meetings where appropriate. The Company Secretary acts as the secretary to the Committee. No Director or employee is involved in any decisions or are present for any discussions regarding their own remuneration. No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the non-executive Directors are approved by the Board on the recommendation of the Committee. Meetings attendance (between 1 January 2025 and 31 December 2025) The Committee convenes at regularly scheduled meetings in connection with quarterly Board meetings. In addition, the Committee meets on an as-needed basis, or approves matters in the form of resolutions by written consent. The table below shows the Committee’s attendance at scheduled meetings in 2025. Name of Committee Member Attendance John Berriman 7 of 7 Michael Bonney1 3 of 3 Cynthia M. Butitta 7 of 7 Martin Murphy, Ph.D.2 3 of 3 1 Mr. Bonney was appointed as a committee member effective 9 July 2025. 2 Dr Murphy resigned as a committee member effective 26 June 2025. Independent advisors Wholly independent advice on director remuneration is received from time to time from the executive compensation practice of Aon plc. Aon was appointed by the Committee following a competitive tender process. Aon is a member of the Remuneration Consultants Group and is a signatory to its Code of Conduct, and the Committee is satisfied that the advice received from them was objective and independent. During the period covered by this Directors’ Remuneration Report, Aon advised the Committee on the Company’s remuneration programs and policies, benchmarking remuneration for new hires, and other related matters. During the year, £206,000 in fees were charged by Aon for year ended 31 December 2025 for advice to the Committee on a time spent basis. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 55

Responsibilities and philosophy of the Compensation Committee The Committee’s principal function is to support the Group's strategy by ensuring that those individuals responsible for delivering the strategy are appropriately incentivised and rewarded through the operation of the Remuneration Policy. In determining the Remuneration Policy, and in constructing the remuneration arrangements for directors, executive directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate such individuals of the highest calibre. The Committee is responsible for and, where applicable considered during the period: • evaluating the efficacy of the Company’s Remuneration Policy and strategy; • reviewing and determining remuneration to be paid to the Company’s executive directors, including setting the Remuneration Policy; • reviewing and making recommendations to the Board regarding remuneration for non-executive directors, including the approval of the Non-Executive Director Compensation Policy; • establishing the design and performance targets of all share incentive plans; • assessing the appropriateness and subsequent achievement of the performance targets related incentive plans; • preparing any report on executive remuneration required by the rules and regulations of the U.S. SEC, NASDAQ and as required under English law; • reviewing, evaluating, and approving employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusting remuneration, as appropriate; • evaluating and approving remuneration plans and programs and establishing equity remuneration policies; • reviewing remuneration practices and trends to assess the adequacy and competitiveness of the executive remuneration programs as compared to industry peers, and determining the appropriate levels and types of remuneration to be paid; • approving any loans by the Group to employees; • reviewing and approving remuneration arrangements for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest; • reviewing the Group’s practices and policies of employee remuneration as they relate to risk management and risk-taking incentives; and • reviewing the Directors’ Remuneration Report. The Committee is formally constituted and operates on written terms of reference, which are available on the Company's website, https://www.autolus.com/investor-relations/corporate-governance/documents-charters. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 56

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

The information provided in this part of the Directors' Remuneration Report is subject to audit

The Remuneration Committee presents the Report on Remuneration for the year ended 31 December 2025, which will be put to shareholders for a non-binding vote at the Annual General Meeting to be held on 29 June 2026.

Single total figure of remuneration for each Director

The table below shows the total remuneration received by the Directors for the years ended 31 December 2025 and 2024, respectively in pound sterling thousands. Total remuneration is the sum of emoluments plus company pension contributions.

	Year	Fixed remuneration	Variable remuneration				Total remuneration	Total fixed remuneration	Total variable remuneration
		Base salary /fees	Taxable Benefits[1]	Bonus	LTIP[2]	Pension[3]			
Executive Director									
Christian Itin, Ph.D.	2025	500.0	131.8	367.5	—	—	999.3	500.0	499.3
	2024	475.2	31.1	306.5	—	—	812.8	475.2	337.6
Directors									
Michael Bonney	2025	60.0	—	—	—	—	60.0	60.0	—
	2024	39.4	—	—	—	—	39.4	39.4	—
Joseph Anderson, Ph.D.[4]	2025	21.4	—	—	—	—	21.4	21.4	—
	2024	41.9	—	—	—	—	41.9	41.9	—
Robert Azelby	2025	44.1	—	—	—	—	44.1	44.1	—
	2024	36.3	—	—	—	—	36.3	36.3	—
Linda Bain	2025	51.4	—	—	—	—	51.4	51.4	—
	2024	48.4	—	—	—	—	48.4	48.4	—
John Berriman	2025	44.4	—	—	—	—	44.4	44.4	—
	2024	41.5	—	—	—	—	41.5	41.5	—
Cynthia M. Butitta	2025	45.9	—	—	—	—	45.9	45.9	—
	2024	43.0	—	—	—	—	43.0	43.0	—
Robert Iannone, M.D., M.S.C.E.	2025	44.8	—	—	—	—	44.8	44.8	—
	2024	43.5	—	—	—	—	43.5	43.5	—
Elisabeth Leiderman, M.D.	2025	40.1	—	—	—	—	40.1	40.1	—
	2024	38.0	—	—	—	—	38.0	38.0	—
Martin Murphy, Ph.D.[5]	2025	30.6	—	—	—	—	30.6	30.6	—
	2024	36.5	—	—	—	—	36.5	36.5	—
Ravi Rao, M.D	2025	38.8	—	—	—	—	38.8	38.8	—
	2024	28.1	—	—	—	—	28.1	28.1	—
Ryan Richardson[6]	2025	3.0	—	—	—	—	3.0	3.0	—
William Young, Ph.D.	2025	46.8	—	—	—	—	46.8	46.8	—
	2024	45.3	—	—	—	—	45.3	45.3	—
Total	**2025**	**971.3**	**131.8**	**367.5**	**—**	**—**	**1,470.6**	**971.3**	**499.3**
	2024	**930.4**	**31.1**	**306.5**	**—**	**—**	**1,268.0**	**930.4**	**337.6**

[1] Taxable benefits primarily include travel and accommodation allowances and gross of related tax.
[2] The value of non-performance-based equity-based awards in the table is based on the market value of underlying shares at the previous trading day of the date of grant, less the applicable exercise price, which is nil because the exercise price is equal to the market value of the underlying shares at the previous trading date from grant date.
[3] In April 2019, the CEO opted out of the pension contribution scheme. Commencing on 1 September 2023, Dr Itin elected, under the terms of his contract, to receive this pension contribution as a direct, periodic cash payment. Due to the varied tax treatment of contributions and payments in lieu, the 5% contribution rate set forth in Dr Itin's contract is effectively reduced to 4.25% in the case of these cash payments.
[4] Dr Anderson resigned from the board of directors effective 26 June 2025.
[5] Dr Murphy resigned from the board of directors effective 26 June 2025.
[6] Mr Richardson was appointed to the board of directors effective 1 December 2025.

57

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

2025 Annual bonus (audited)

In 2025, the CEO's annual bonus was based entirely on corporate objectives. The outcomes were as follows:

Area	Objectives and Targets	Relative weighting	Achievement	Achievement Percentage
Commercial, Medical Affairs and Product Supply	Deliver AUCATZYL global sales	30% base 20% stretch	Achieved, with partial stretch	40%
	Increase manufacturing capacity to fulfil 2026 demand forecasts	10% base 5% stretch	Achieved, with stretch	15%
	Improve cost of goods to a specified target	10% base	Achieved	10%
Financial & BD	Deliver FY2025 activities within budget	10% base	Partially achieved	5%
	Execute strategic partnership	10% base 10% stretch	Not achieved	0%
Obe-cel Indication Expansion	Progress LUMINA study of obe-cel in severe, refractory SLE with active LN	10% base 10% stretch	Partially achieved, with partial stretch	10%
	Progress BOBCAT study of obe-cel in refractory progressive multiple sclerosis	5% base	Achieved	5%
Pipeline	Proof of concept of new manufacturing process	10% base 5% stretch	Achieved, with stretch	15%
Communication	Abstracts accepted at all tier one conferences (ASCO, ACR, EHA, ASH) and 5 manuscripts submitted to peer review journals in 2025	5% base	Achieved	5%
			TOTAL	**105%**

The overall bonus outcome of 105% of target (out of a maximum of 160%) resulted in a total bonus pay out for the CEO of 73.5% of base salary amounting to £367,500 for the 2025 financial year. This bonus was paid in March 2026.

Long-term incentive plan

Performance-based awards vested ending in the 12 months ended 31 December 2025 (audited)

During the year ended 31 December 2025 there were no performance based option awards vested.

Awards granted in the year

During the year ended 31 December 2025, 1,500,000 option awards were granted to the CEO. These awards vest over a four year period as follows: 25% on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly instalments.

Non-Executive Directors received the following option awards during the year ended 31 December 2025, each vesting based on the director's continued service through each vesting date. The awards were granted under the Non-Employee Sub-Plan to the Company's 2018 Equity Incentive Plan. All annual option awards granted to our non-executive directors vest fully after one year on the anniversary of the grant date, in twelve equal monthly instalments and have no performance conditions attached. All initial option awards to non-executive directors appointed during the year vest monthly over a three year period starting on the grant date and have no performance conditions attached.

58

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

Equity awards granted during the year ended 31 December 2025

Non-Executive Director	Form of award	Date of grant	Number of awards	Exercise price[(1)]	Face value at date of grant[(2)]	Fair value at date of grant[(3)]	Expiry date[(4)]
Christian Itin, Ph.D.	Fair market value share options	14 March 2025	1,500,000	$1.89	$2,835,000	$2,010,972	14 March 2035
Michael Bonney	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Robert Azelby	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Linda Bain	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
John Berriman	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Cynthia M. Butitta	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Robert Iannone, M.D.	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Elisabeth Leiderman, M.D.	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Ravi Rao, M.D	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035
Ryan Richardson	Fair market value share options	1 December 2025	80,000	$1.41	$112,800	$78,782	1 December 2035
William Young, Ph.D.	Fair market value share options	26 June 2025	80,000	$2.32	$185,600	$123,894	26 June 2035

[1] The exercise price of all these share options was the market value of our ADSs at the date of grant.
[2] The face value of options awards granted has been calculated using the share price on the date of grant multiplied by number options awards granted.
[3] The fair value of options awards granted is determined by taking the fair value calculated in accordance with the Black Scholes Model multiplied by the number of options awards granted. Refer to note 9 of the consolidated financial statements for the year ended 31 December 2025 for the assumptions used in the determination of the fair value of options awards.
[4] All options awards granted under the 2018 Equity Incentive Plan have a contractual expiry date of ten years from the date of grant.

Outstanding share options

The table below sets out all outstanding share options grants awarded to the CEO and the Non-Executive Directors up to 31 December 2025. Non-Executive Directors not listed below did not hold any other equity awards as at 31 December 2025.

	Date of grant	Number of shares options granted	Total vested as at 31 December 2025	Vested during the year ended 31 December 2025	Total vested in prior years	Exercise price[(1)]	Vesting end date	Expiry
Executive Director								
Christian Itin, Ph.D.	06/02/2018	131,868	131,868	—	131,868	$ 8.38	06/02/2022	06/02/2028
	18/12/2018	320,000	320,000	—	320,000	$ 30.29	18/12/2022	18/12/2028
	12/12/2019	300,000	300,000	—	300,000	$ 13.00	12/12/2023	12/12/2029
	15/01/2021	75,000	75,000	—	75,000	$ 9.02	17/11/2023	15/01/2031
	15/01/2021	75,000	75,000	—	75,000	$ 9.02	08/11/2024	15/01/2031
	17/12/2021	400,000	400,000	100,001	299,999	$ 5.44	17/12/2025	17/12/2031
	22/07/2022	250,000	213,541	62,500	151,041	$ 2.86	22/07/2026	22/07/2032
	06/03/2023	500,000	343,749	125,000	218,749	$ 1.91	06/03/2027	06/03/2033
	12/10/2023	500,000	270,833	125,000	145,833	$ 2.31	12/10/2027	12/10/2033
	14/03/2025	1,500,000	—	—	—	$ 1.89	14/03/2029	14/03/2035
		4,051,868	**2,129,991**	**412,501**	**1,717,490**			

59

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

	Date of grant	Number of shares options granted	Total vested as at 31 December 2025	Vested during the year ended 31 December 2025	Total vested in prior years	Exercise price[(1)]	Vesting end date	Expiry
Non-Executive Directors								
Michael Bonney	01/04/2024	120,000	66,666	40,000	26,666	$ 5.68	01/04/2027	01/04/2034
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		280,000	**186,665**	**120,000**	**66,665**			
Joe Anderson, Ph.D.[2]	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	26/06/2028
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	26/06/2028
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	26/06/2028
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	26/06/2028
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	26/06/2028
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	26/06/2028
		255,000	**255,000**	**40,001**	**214,999**			
Robert Azelby	09/01/2024	80,000	51,111	26,667	24,444	$ 6.84	09/01/2027	09/01/2034
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		240,000	**171,110**	**106,667**	**64,443**			
Linda Bain	21/06/2018	31,397	31,397	—	31,397	$ 17.00	21/06/2022	21/06/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		366,397	**326,396**	**80,000**	**246,396**			
John Berriman	23/02/2018	15,698	15,698	—	15,698	$ 8.38	23/02/2022	23/02/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		350,698	**310,697**	**80,000**	**230,697**			
Cynthia Butitta	08/03/2018	47,095	47,095	—	47,095	$ 8.38	08/03/2022	08/03/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		382,095	**342,094**	**80,000**	**262,094**			
Robert Iannone, M.D.	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		265,000	**224,999**	**80,000**	**144,999**			

60

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

	Date of grant	Number of shares options granted	Total vested as at 31 December 2025	Vested during the year ended 31 December 2025	Total vested in prior years	Exercise price[1]	Vesting end date	Expiry
Elisabeth Leiderman, M.D.	20/12/2023	80,000	53,333	26,667	26,666	$ 5.50	20/12/2026	20/12/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		80,000	**53,333**	**26,667**	**26,666**			
Martin Murphy, Ph.D.[3]	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	26/06/2028
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	26/06/2028
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	26/06/2028
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	26/06/2028
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	26/06/2028
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	26/06/2028
		255,000	**255,000**	**40,001**	**214,999**			
Ravi Rao, M.D	01/04/2024	80,000	44,444	26,667	17,777	$ 5.68	01/04/2027	01/04/2034
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		240,000	**164,443**	**106,667**	**57,776**			
Ryan Richardson[4]	01/12/2025	80,000	—	—	—	$ 1.41	01/12/2028	01/12/2035
		80,000	**—**	**—**	**—**			
William Young, Ph.D.	06/11/2021	25,000	25,000	—	25,000	$ 5.56	06/11/2024	06/11/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	—	105,000	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	80,000	40,001	39,999	$ 3.48	28/06/2025	28/06/2034
	26/06/2025	80,000	39,999	39,999	—	$ 2.32	26/06/2026	26/06/2035
		310,000	**269,999**	**80,000**	**189,999**			

[1] The exercise price of all these share options was the closing market value of our ADSs on the previous trading day from the date of grant.
[2] Dr. Anderson resigned from the board of directors effective 26 June 2025. The Compensation Committee approved the extension of the option award exercise period for each of his then-outstanding awards to 26 June 2028.
[3] Dr. Murphy resigned from the board of directors effective 26 June 2025. The Compensation Committee approved the extension of the option award exercise period for each of his then-outstanding awards to 26 June 2028.
[4] Mr. Richardson was appointed to the board of directors effective 1 December 2025.

61

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

Statement of Directors' shareholding and share interests (audited)

The share interests of each Director as at 31 December 2025 (together with interests held by his or her connected persons) are set out in the table below. As a direct link between executive remuneration and the interests of shareholders, the Committee has implemented shareholding guidelines for executive directors. The guidelines require that executive directors build up and maintain an interest in the ordinary shares of the Company that is 200% of their salary within five years from appointment.

Shareholdings for Directors who held office as of 31 December 2025 are set out in the table below, including, in the case of our executive director, as a percentage of salary or fees.

	Beneficially owned ordinary shares as at 31 December 2025	Shares owned	Options			Current shareholding (% of salary)[1]	Shareholding requirement met?
			Vested but unexercised	Unvested without performance conditions	Unvested with performance conditions		
Executive Directors							
Christian Itin, Ph.D.	3,246,000	1,116,009	2,129,991	1,921,877	—	330 %	Yes
Non-Executive Directors							
Michael Bonney	186,665	—	186,665	93,335	—	n/a	n/a
Robert Azelby	171,110	—	171,110	68,890	—	n/a	n/a
Linda Bain	326,396	—	326,396	40,001	—	n/a	n/a
John Berriman	447,028	136,331	310,697	40,001	—	n/a	n/a
Cynthia M. Butitta	352,094	10,000	342,094	40,001	—	n/a	n/a
Robert Iannone, M.D., M.S.C.E.	224,999	—	224,999	40,001	—	n/a	n/a
Elisabeth Leiderman, M.D.	173,332	—	173,332	66,668	—	n/a	n/a
Ravi Rao, M.D	164,443	—	164,443	75,557	—	n/a	n/a
Ryan Richardson[2]	—	—	—	80,000	—	n/a	n/a
William Young, Ph.D.	269,999	—	269,999	40,001	—	n/a	n/a

[1] The calculation is based on Dr Itin's 1,116,009 ordinary shares owned multiplied by the closing price of Autolus Therapeutics plc's ADSs of £1.48 (US$1.99) on 31 December 2025, divided by his base salary of £500,000.
[2] Mr. Richardson was appointed to the board of directors effective 1 December 2025.

Payments to former Directors and for loss of office (audited)

No payments were made to former directors of the Company or in relation to loss of office during the year ended 31 December 2025.

External directorships of executive directors

During the year ended 31 December 2025, Christian Itin was appointed to the board of directors of Innate Pharma S.A. There were no external directorships held by Christian Itin during the year ended 31 December 2024.

62

Performance graph The following graph compares the cumulative total shareholder return on our ADSs with that of the Nasdaq Biotechnology Index (“NBI”) and Nasdaq 100 Index for the period commencing on 30 June 2018 and ending 31 December 2025. The NBI has been chosen as an appropriate comparator as it comprises similar companies to us in the pharmaceuticals and biotechnology sectors. Chief Executive Officer Total Remuneration History The table below sets out total remuneration details for the Chief Executive Officer for each of the years since the year ended 30 September 2018. Period Single total figure of remuneration in £’000s (1) Annual Bonus payout against maximum opportunity (%) (2) LTIP vesting (% of the maximum) (3) 31 December 2025 999.3 61.3% N/A (4) 31 December 2024 812.8 53.7% N/A (5) 31 December 2023 872.8 70.0% N/A (4) 31 December 2022 702.0 37.5% N/A (6) 31 December 2021 608.5 42.3% N/A (7) 31 December 2020 511.5 26.3% N/A (4) 31 December 2019 487.5 39.2% N/A (8) 30 September 2018 309.0 40.0% N/A (8) (1) The Single Total Figure of Remuneration for each year includes the annual bonus payment for performance in that year. (2) Dr Itin’s actual bonus as a percentage of the maximum eligible bonus for the years ended 31 December 2025 to 2020, respectively have been updated to reflect his actual bonus as a percentage of the maximum eligible bonus of 200% of the target bonus. (3) The Directors’ Remuneration Policy imposes no maximum opportunity under the Equity Incentive Plan. (4) No performance-based long-term incentive awards were eligible to vest over the period. The CEO received awards of market-value options in which are eligible to vest in tranches starting from 1 year from grant date and onwards, however these are subject to continued employment. (5) During the year ended 31 December 2024, performance-based options granted to Dr Itin in January 2021, vested upon the achievement of a specified commercial milestone. The value of the performance-based awards in the table is based on the market (6) During the year ended 31 December 2022, performance-based restricted stock units granted to Dr Itin in January 2021, vested upon the achievement of a specified clinical milestone. The value of the performance-based awards in the table is based on the market value of underlying shares at the date of vesting. (7) During the year ended 31 December 2021, performance-based restricted stock units and option awards were granted to Dr Itin in January 2021, vest upon the achievement of a specified clinical milestone and commercial milestone. (8) No performance-based long-term incentive awards were eligible to vest over the period. The CEO received awards of market-value options in late 2018 and throughout 2019 which are eligible to vest in tranches starting from 1 year from grant date and onwards, however these are subject to continued employment. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2025 63

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

Percentage change in remuneration of directors and employees (2025)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2025 and 2024, respectively. For the year ended 31 December 2025, the base salary of the CEO was increased to £500,000.

For the year ended 31 December 2025	**Base salary**	**Annual bonus**	**Taxable benefits[4]**
CEO[1]	5.2%	19.9%	323.8%
Non-Executive Directors[2]	3.5%	—%	—%
Average percentage change of all employees[3]	1.7%	6.1%	19.7%

(1) In 2025, the CEO's basic salary increased by 5.2% (from £475,000 to £500,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and other taxable benefits.
(2) The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2025 compared to 2024.
(3) In 2025, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 105% achievement, together with increases in base salary which impact the bonus amount.
(4) The increase in the CEO's taxable benefits relates to travel-related costs for the twelve months ended 31 December 2025

Percentage change in remuneration of directors and employees (2024)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2024 and 2023, respectively. For the year ended 31 December 2024, the base salary of the CEO was increased to £475,200.

For the year ended 31 December 2024	**Base salary**	**Annual bonus**	**Taxable benefits**
CEO[1]	10.0%	(15.5)%	(98.8)%
Non-Executive Directors[2]	21.6%	—%	—%
Average percentage change of all employees[3]	3.6%	2.5%	2.8%

(1) In 2024, the CEO's basic salary increased by 10% (from £432,000 to £475,200). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and other taxable benefits.
(2) The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2024 compared to 2023.
(3) In 2024, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 107.5% achievement, together with increases in base salary which impact the bonus amount.

Percentage change in remuneration of directors and employees (2023)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2023 and 2022, respectively. For the year ended 31 December 2023, the base salary of the CEO was increased to £432,000.

For the year ended 31 December 2023	**Base salary**	**Annual bonus**	**Taxable benefits**
CEO[1]	4.1%	94.3%	182.7%
Non-Executive Directors[2]	2.2%	—%	—%
Average percentage change of all employees[3]	10.7%	22.5%	25.1%

(1) In 2023, the CEO's basic salary has increased by 4.1% (from £415,000 to £432,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and the performance based RSU grant vested in December 2022 of £70,975. The variation on the other taxable benefits (non RSU income) is generated by travel expenses.
(2) The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2023 compared to 2022.
(3) In 2023, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 120% achievement, together with increases in base salary which impact the bonus amount.

64

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

Percentage change in remuneration of directors and employees (2022)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2022 and 2021, respectively. For the year ended 31 December 2022, the base salary of the CEO was maintained at £415,000.

For the year ended 31 December 2022	Base salary	Annual bonus	Taxable benefits
CEO[1]	3.3%	(8.5)%	5219.0%
Non-Executive Directors[2]	16.5%	—%	—%
Average percentage change of all employees[3]	(2.6)%	9.9%	(6.4)%

[1] In 2022, CEO's basic salary has increased by 3% (from £401,700 to £415,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus pay out decrease, due to the change in the corporate score (85% in 2021 vs 75% in 2022) and the performance based RSU grant vested in December 2022 in total value of £70,975.
The variation on the other taxable benefits (non RSU income) is generated by travel expenses. These have been very limited in 2020 to 2021 due to the COVID pandemic.
[2] The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2022 compared to 2021.
[3] In 2022, the Company has been focused on building various operational teams, for example, warehouse, supply chain and manufacturing to ensure the successful completion of our new commercial manufacturing facility, which has partially been handed over to us in November 2022, known as the "Nucleus". This means recruitment for such operational roles mentioned above that comprise of remuneration package made of a lower salary and operations related allowances and payments, such as shift allowances which can vary between 13%-18%, on-call allowances and overtime. 2022 has been an important year in Autolus's evolution and major business milestones have been reached which has led to an increase in the variable compensation components. Despite the small increase in the benefits premiums following the annual renewal and the annual merit cycle, the salary and total pay benefits average amounts have decreased by c.3%, due to the HR transactions implemented throughout the year.

CEO pay ratio

The year ended 31 December 2025, was the sixth year in respect of which the Company is required to disclose this information under the applicable regulations.

Year	Methodology	25th Percentile	50th Percentile	75th Percentile
2020	Option A	14.00:1	11.64:1	7.84:1
2021	Option A	14.55:1	11.10:1	6.91:1
2022	Option A	16.04:1	12.66:1	8.85:1
2023	Option A	17.27:1	13.17:1	9.45:1
2024	Option A	16.72:1	12.28:1	8.75:1
2025	Option A	20.98:1	14.72:1	10.02:1

The pay ratios above are calculated using actual earnings for the CEO and UK employees. The CEO total single figure remuneration of £999,334 is given on page 57 of this Report.

Total remuneration for all UK full-time equivalent employees of the Group has been calculated in line with the single figure methodology and reflects their actual earnings received for the applicable year (including performance bonuses accrued in a year, and paid in the following year), which were used to produce the percentile calculation under Option A of the applicable regulations. The Group believes that Option A is the most comprehensive and accurate way to calculate these ratios.

These ratios compare to 16.72:1, 12.28:1 and 8.75:1 respectively for the 25th percentile, median and 75th percentile in 2024. The increase in the CEO pay ratios in 2025 is primarily driven by an increase in the CEO's total remuneration for the year, reflecting higher variable pay outcomes. Employee remuneration increased at a more moderate rate over the same period, reflecting annual salary review outcomes and variable pay aligned to business performance. The movement in the ratios is therefore driven principally by changes in CEO remuneration rather than any significant change in the structure or composition of the wider workforce.

The Committee believes that the median pay ratio is consistent with the pay, reward and progression policies for the Group's UK employees taken as a whole. The base salary for all employees, including our CEO, are determined based on similar factors: market practice, experience and complexity of the role.

65

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2025

Set out in the table below is the base salary, and total pay and benefits for each of the percentiles included in the table above for the year ended 31 December 2025.

£	25th Percentile	50th Percentile	75th Percentile
Salary	40,236	58,339	76,220
Total pay and benefits	47,624	67,881	99,761

Relative importance of spend on pay

The table below illustrates the Company's expenditure on pay by the Company and its direct and indirect subsidiaries for the year ended 31 December 2025 and 2024, respectively. Given that the Company remains in the early phases of its business life cycle, the comparator chosen to reflect the relative importance of the Company's spend on pay is the Company's research and development expenses as shown in its consolidated income statement disclosed on page 77, dividend distribution comparators have not been included as the Company has no history of such transactions.

For the year ended 31 December	2025 £'000	2024 £'000	% Change
Research and development expenses	£84,508	£113,017	(25.2%)
Total employee pay expenditure[1]	£109,402	£79,689	37.3 %

[1] Total employee pay expenditure excludes the value of equity based awards as recognised in the consolidated financial statements in accordance with International Financial Reporting Standard 2 "Share-based payments".

Statement of Implementation of Remuneration Policy in 2026

There have been no significant changes in the way that the remuneration policy will be implemented in the 2026 financial year compared to how it was implemented in the 2025 financial year. There have been no deviations from the procedure for the implementation of the remuneration policy set out in that policy.

Annual base salary

For the 2026 financial year, the CEO's salary was increased by 5% to £525,000.

Executive Directors	Base salary 2025	Base salary 2026 (effective from 1 Jan 2026
Christian Itin, Ph.D.	£ 500,000	£ 525,000

Benefits and pension

In April 2019, the CEO opted out of the pension contribution scheme. Commencing on 1 September 2023, Dr Itin elected, under the terms of his contract, to receive this pension contribution as a direct, periodic cash payment. Due to the varied tax treatment of contributions and payments in lieu, the 5% contribution rate set forth in Dr Itin's contract is effectively reduced to 4.25% in the case of these cash payments.

Bonus

The 2026 annual bonus target opportunity for the CEO is 70% of his base salary. The executive director remuneration policy would allow the Committee to provide the CEO with the opportunity to receive 200% of the target bonus upon achievement of specified stretch targets. However, as of the date of this Report, only 50% worth of stretch targets have been specified for the 2026 financial year. Bonuses will be paid entirely in cash and will be based entirely on the achievement of corporate financial, operational and strategic objectives.

Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a general description of the targets and performance against them will be disclosed in next year's Annual Report and Accounts.

Equity incentive plan

In the year ended 31 December 2025, the CEO received 1,500,000 equity awards.

The Committee may consider other awards for the CEO under the EIP at a future date where appropriate.

66

AUTOLUS THERAPEUTICS PLC

Directors' Remuneration Report

For the year ended 31 December 2025

Non-Executive Directors' fees

Non-Executive Directors will receive the following annual retainers for the 2026 financial year, which will be paid in cash:

Base fee:		
Chair of the board of directors	£	65,000
Board member	£	35,000
Additional fees:		
Audit Committee Chair	£	15,000
Audit Committee member	£	7,500
Compensation Committee Chair	£	12,000
Compensation Committee member	£	6,000
Nomination & Corporate Governance Committee Chair	£	8,000
Nomination & Corporate Governance Committee member	£	4,000
Research & Development Committee Chair	£	12,000
Research & Development Committee member	£	6,000

In January 2026, based on further benchmarking analyses conducted by its compensation consultant, our board of directors amended our non-executive director compensation policy to increase the annual retainer for the chair to £65,000 and the annual retainer for other directors to £35,000. These changes are effective as of 1 February 2026, together with the equity compensation changes described below. Each non-executive director will also be entitled to reimbursement of reasonable expenses.

Equity Compensation

On the date of each of our annual meeting of shareholders, each non-executive director that continues to serve will be granted (i) an option to purchase 47,500 of our ADSs or ordinary shares, which will vest in equal monthly instalments through the first anniversary of the grant date, and (ii) restricted share units representing 31,667 of our ADSs, which will vest in a single instalment on the first anniversary of the grant date. The Committee acknowledges that awards of equity to non-executive directors is not in line with UK practice. However, given the Company's NASDAQ listing, the Committee believes it is necessary to attract and retain the highest quality directors from the United States, United Kingdom and global markets. Non-executive directors will not be eligible to participate in any performance-based incentive plans.

Shareholder voting on remuneration matters at AGM

The table below sets out the previous votes cast at our AGM in June 2025 in respect of the Directors' Remuneration Report.

	For	% For	Against	% Against	Votes Total	% of ISC Voted	Withheld
Annual Remuneration report (Resolution 2)	216,036,710	98.05 %	4,285,817	1.95 %	220,322,527	82.79 %	61,972
Director Remuneration policy (Resolution 3)	203,937,251	92.32 %	16,925,364	7.68 %	220,322,615	82.79 %	61,884

Withheld votes are not counted when calculating voting outcomes.

On behalf of the Board,

Signed by:
John Berriman

John Berriman
Chair of the Compensation Committee
5 June 2026

67

Opinion In our opinion: • Autolus Therapeutics plc’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2025 and of the group’s loss for the year then ended; • the group financial statements have been properly prepared in accordance with UK adopted international accounting standards; • the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and • the financial statements have been prepared in accordance with the requirements of the Companies Act 2006. We have audited the financial statements of Autolus Therapeutics plc (the ‘Parent Company’) and its subsidiaries (the ‘Group’) for the year ended 31 December 2025 which comprise: Group Parent company Consolidated balance sheet as at 31 December 2025 Balance sheet as at 31 December 2025 Consolidated income statement and other comprehensive loss for the year ended 31 December 2025 Statement of changes in equity for the year ended 31 December 2025 Consolidated statement of changes in equity for the year ended 31 December 2025 Related notes 1 to 9 to the financial statements including a summary of significant accounting policies Consolidated cash flow statement for the year ended 31 December 2025 Related notes 1 to 30 to the financial statements, including material accounting policy information The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and UK adopted international accounting standards. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice). Basis for opinion We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the group and parent company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Material uncertainty related to going concern We draw attention to note 2 in the financial statements, which indicates that there is material uncertainty related to the ability of the Group and Parent Company to raise additional sufficient funding within the going concern period. As stated in note 2, these events or conditions, along with the other matters as set forth in note 2, indicate that a material uncertainty exists that may cast significant doubt on the Group and Parent Company’s ability to continue as a going concern. In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our opinion is not modified in respect of this matter. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 68

Our evaluation of the directors’ assessment of the Group and Company’s ability to continue to adopt the going concern basis of accounting included: Risk assessment procedures • We have obtained an understanding of management’s basis for use of the going concern basis of accounting. To challenge the completeness of this assessment, we have independently identified factors that may indicate events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. Events or conditions were identified, and we have designed our audit procedures to evaluate the effect of these risks on the Group and Company’s ability to continue as a going concern. Management’s method • In conjunction with our walkthrough of the Group’s financial statement close process, we confirmed our understanding of management’s going concern assessment process. • We obtained management’s board approved clinical development plan and their going concern assessment covering the period until 31 October 2027. • In order to assess management’s forecasting accuracy, we have compared prior year budgets against actuals and challenged rationale for variances. Assumptions and stress testing • We corroborated the assumptions used by reconciling underlying assumptions on revenue to other forward- looking areas in the audit, such as, liabilities related to futures milestones and royalties net, and did not note any material variances. • We assessed the cost of sales assumption by performing a look back analysis of actual cost of sales in FY25 and Q1’26 and factoring in any changes to cost of sales due to inflation. • We assessed the payroll assumptions by performing analytical review of the forecast payroll in comparison to previous periods actual payroll costs incurred, factoring in changes in headcount and wage inflation. • We obtained historic SME R&D tax credit submissions and compared to actual cash receipt to assess the expected value of tax credits to be received. To test recoverability of the R&D tax credit assumption in going concern model, we also inspected communication with HMRC on open queries and note management’s assumptions of receipt of 50% of the outstanding tax credit in stress case is reasonable. • We challenged the completeness of managements cash flow projections to understand the earliest point in time the Group is forecast to exhaust liquidity reserves. • We evaluated management’s controllable cost mitigations to determine whether such actions are feasible in the circumstances and considering management’s intention and likely timing of implementing these mitigations. Liquidity and management’s plans for future actions • We verified actual cash positions at 31 March 2026 by tying out to the latest available interim financial information filed with the U.S SEC. • We obtained copies of management's board papers detailing proposals to raise financing during the going concern period. • We have considered management's ability to successfully raise significant capital through equity transactions and enter into collaboration arrangements, which is consistent with the business model and need for ongoing future capital to fund development activities. • We have considered the current status of on-going activities to raise further liquidity through potential transactions getting direct confirmation from the advisors to the Board responsible for leading the process, as well as engaging with internal specialists to obtain an understanding of the of the current and likely future market conditions for a small company in the life sciences sector to undertake such a transaction in the going concern period. Disclosures • We reviewed the appropriateness and completeness of the Group's going concern disclosures included in the annual report and assessed that the disclosures were in conformity with the reporting standards. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 69

Going concern is also determined to be a key audit matter. Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s ability to continue as a going concern. Overview of our audit approach Audit scope • We performed an audit of the complete financial information of one component and audit procedures on specific balances for four further components. • The components where we performed full or specific audit procedures accounted for 100% of the Group’s adjusted operating costs, 100% of the Group’s revenues, and 100% of the Group’s total assets. Key audit matters • Going concern • Liabilities related to future royalties and milestones, net (the “Liabilities”) • Revenue recognition – Product revenue, net • Impairment assessment of investment in subsidiary undertakings (parent company) Materiality • Overall group materiality of £5.0m which represents 2% of adjusted operating costs. An overview of the scope of the parent and group audits Our audit scoping was set up in accordance with ISA (UK) 600 (Revised). We followed a risk-based approach when developing our audit approach to obtain sufficient appropriate audit evidence on which to base our audit opinion. We performed risk assessment procedures to identify and assess risks of material misstatement of the Group financial statements and identified significant accounts and disclosures. When identifying components at which audit work needed to be performed to respond to the identified risks of material misstatement of the Group financial statements, we considered our understanding of the Group, its business environment, the potential impact of climate change, the applicable financial framework, applications and any relevant internal audit results. We then identified one component as individually relevant to the Group due to relevant events and conditions underlying the identified risks of material misstatement of the group financial statements being associated with the reporting components and two of the components of the group as individually relevant due to materiality or financial size of the component relative to the group. For that individually relevant component, we identified the significant accounts where audit work needed to be performed at this component by applying professional judgement, the reasons for identifying the financial reporting component as an individually relevant component and the size of the component’s account balance relative to the group significant financial statement account balance. We then considered whether the remaining group significant account balances not yet subject to audit procedures, in aggregate, could give rise to a risk of material misstatement of the group financial statements. We elected to include one other component of the group in our audit scope to address these risks. Having identified the components for which work will be performed, we determined the scope to assign to each component. Of the four components selected, we designed and performed audit procedures on the entire financial information of one component (“full scope component”). For two components, we designed and performed audit procedures on specific significant financial statement account balances or disclosures of the financial information of the components (“specific scope components”). For the remaining one component, we performed specified audit procedures to obtain evidence for one or more relevant assertions. Our scoping to address the risk of material misstatement for each key audit matter is set out in the Key audit matters section of our report. Involvement with component teams In establishing our overall approach to the Group audit, we determined the type of work that needed to be undertaken at each of the components by us, as the Group audit engagement team, or by component auditors operating under our instruction. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 70

In addressing the appropriateness of oversight arrangements for our component team, the Group engagement team executed a virtual oversight strategy through the use of video conferencing throughout the key stages of the audit. During these video conferencing calls, the Group engagement team (including the Senior Statutory Auditor) discussed and directed the audit approach with the component team, reviewed key working papers, and understood the significant audit findings in response to the risk areas including revenue recognition. The Group audit team interacted regularly with the component team where appropriate during various stages of the audit, reviewed relevant working papers and were responsible for the scope and direction of the audit process. This, together with the additional procedures performed at Group level, gave us appropriate evidence for our opinion on the Group financial statements. Climate change Stakeholders are increasingly interested in how climate change will impact Autolus Therapeutics plc. The Group has determined that climate change does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2025 as disclosed in Note 2 to the financial statements. Our procedures on this information therefore consisted solely of considering whether they are materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appear to be materially misstated, in line with our responsibilities on “Other information”. In planning and performing our audit we assessed the potential impacts of climate change on the Group’s business and any consequential material impact on its financial statements. The group has explained in Note 2 its articulation of how climate change has been reflected in the financial statements. There are no significant judgements or estimates relating to climate change in the notes to the financial statements. Our audit effort in considering the impact of climate change on the financial statements was focused on evaluating management’s assessment of the impact of climate risk, physical and transition, any climate commitments, the effects of any climate risks disclosed in Note 2 and whether these have been appropriately reflected in the financial statements following the requirements of IFRS. As part of this evaluation, we performed our own risk assessment which included evaluating management’s assessment and assessing whether that was consistent with our knowledge of the business to determine the risks of material misstatement in the financial statements from climate change which needed to be considered in our audit. We also challenged the Directors’ considerations of climate change risks in their assessment of going concern and associated disclosures. Where considerations of climate change were relevant to our assessment of going concern, these are described above. Based on our work we have not identified the impact of climate change on the financial statements to be a key audit matter or to impact a key audit matter. Key audit matters Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the Material uncertainty related to going concern section, we have determined the matters described below to be the key audit matters to be communicated in our report. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 71

Risk Our response to the risk Liabilities related to future royalties and milestones, net (2025: £208.2m; 2024: £197.9m) Refer to the Accounting Policies and Notes 22 of the Consolidated Financial Statements The Group entered into a collaboration agreement with BXLS V - Autobahn L.P (“Blackstone”) in 2021 for the development of certain CAR T therapy products for which the Company received an upfront payment and subsequently certain milestone payments which were initially recognized as a liability. In 2024, a similar arrangement was entered into with BioNTech SE (“BioNTech”). As disclosed in Note 22 to the consolidated financial statements, the Liabilities are remeasured when significant assumptions associated with the underlying cash flows change. These assumptions include significant unobservable inputs, such as the probability of success of the clinical trial, regulatory approval (“POS”), patient volumes, and the estimated selling prices of products in different territories. We determined this matter to be a key audit matter because the relevant calculations involve significant management judgements about future events, which are inherently uncertain. In particular, the measurement of the Liabilities was sensitive to the Group’s estimates of POS, patient volumes, and pricing of the products, on which royalties will be paid. The risk remained unchanged from prior year. We obtained an understanding of management’s process for its calculations and assessments, by performing a walkthrough of the related process and assessing the design of key controls. To test the measurement of the liabilities related to future royalties and milestones, net, our audit procedures were as follows: • We met with management and their specialist to understand underlying factors driving the changes in the valuation of the liabilities. • We challenged the PoS assumptions adopted by management and their specialists with the assistance of our life sciences specialist by assessing industry benchmarks for similar products and analysts’ reports. • We challenged management’s patient population model including assessing inputs to the model and the reasonableness of the outputs with the assistance of our life sciences specialist, by performing procedures such as examining published data from third party sources and reperforming calculations. • We evaluated management’s selling price assumptions by comparing them to competitor prices from publicly available information. • With the assistance of our financial modeling specialist, we evaluated the underlying financial model by performing recalculations and sensitivity analyses on significant assumptions and comparing them to those used by management. Revenue recognition – Product revenue, net (2025: £56.0m; 2024: nil) Following the approval by the FDA on November 8, 2024, starting from Q1 2025, Autolus began commercial sales of AUCATZYL® in the US. For the year-end 31 December 31, total product revenue amounted to £56.0m. Recognition of product revenue involves significant complexities due to agent involvement, assessment of the timing of control transfer and the related performance obligation being satisfied, and the resulting impact on balance sheet presentation of deferred revenue. This therefore, required a careful evaluation and consideration to comply with IFRS 15. Given the factors above, we considered this area to be a key audit matter. We obtained an understanding of management’s process for recognition of product revenue, by performing a walkthrough of the related process and assessing the design of key controls. We also reviewed management’s revenue recognition accounting policy, specifically on the timing of satisfaction of performance obligation given the two-dose structure, and evaluated whether the revenue recognition is in accordance with IFRS 15. To evaluate the Company’s revenue recognition policy and its determination of performance obligations, our audit procedures were as follows: • We tested the reconciliation of the product revenue schedule with the general ledger and investigated any material and/or unusual reconciling items. • On a sample basis, we agreed product revenues recognised to contracts with authorised treatment centres (ATCs), invoices, proof of delivery, cash receipts and evidence of infusion. In addition, in respect of the final quarter, verified the infusion dates by obtaining external confirmations from ATCs. • We tested product revenue has been recognized in the correct period by inspecting infusion dates around the period end and recalculated the estimated refunds, where appropriate or relevant. • We used confirmations of infusion date to evaluate the overall accuracy of the infusion dates recorded in the Company’s revenue tracking system, Trakcel. • We tested material gross-to-net deductions, including obtaining third party support and recalculating the deductions estimated. • Evaluated the completeness and appropriateness of disclosures in the financial statements. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 72

Impairment assessment of investment in subsidiary undertakings (parent company) Refer to the Accounting Policies; and note 5 of the Parent Company Financial Statements. Investments in subsidiaries of £615m, (2024: £604m) are accounted for at cost less provision for impairment in the company balance sheet at 31 December 2025. The market value of the Company is currently below the carrying value of the investment in subsidiaries and, therefore, there is an indicator of impairment. Hence, the risk of impairment of carrying value of the investments in subsidiaries has been identified. Management prepared a value in use (‘VIU’) calculation to determine the recoverable amount which resulted in a £12.64m headroom. The determination of whether the impairment charge should be recorded and the magnitude of the charge require significant management /judgment in developing significant assumptions that underpin the prospective financial information (PFI) which the VIU calculation is based upon as well as the determination of an appropriate discount rate. Accordingly, we concluded the impairment assessment of investment in subsidiary undertakings to be a key audit matter. The significant assumptions in the impairment assessment included revenue, cost of sales, operating expense assumptions and the discount rate. • We obtained an understanding of the company’s impairment assessment process by performing a walkthrough of the related process and assessing the design of key controls. • We obtained management’s impairment accounting paper and evaluated it as to whether they were compliant with FRS102. We evaluated management’s assessment of impairment indicators including evaluation of the market price of the Company’s shares as opposed to the carrying value of investments. • We obtained management’s model and evaluated the methodology applied in the VIU model, to ensure it was compliant with section 27 of FRS 102, including the mathematical and clerical accuracy of the model. • We assessed and challenged the reasonableness of the key assumptions used by management, including revenue, cost of sales, expenses, terminal growth rate and the discount rate. Our work on the significant assumptions included the following: • Evaluation of revenue projections by comparing them for consistency with the audited forecasts used in the valuation of the Blackstone and BioNTech liabilities as described above. • Evaluation of other key assumptions, including cost of sales, operating expenses and capital expenditure through a combination of cross-checking assumptions against appropriate data points, cost analyses and assumptions, including the use of comparator companies as benchmarks. • Carrying out of sensitivity analyses on the key assumptions in the VIU model to evaluate whether a reasonable change in assumptions would cause an impairment or indicate additional disclosures where appropriate; • We evaluated the completeness and appropriateness of disclosures in the financial statements. • We engaged our valuation experts to assess the discount rate. • We considered if there was any contradictory evidence to determine whether we identified any management bias in the determination of the recoverable amount by reading third- party analyst reports and considering the potential reasons why the market capitalisation of the group was lower than the Key observations communicated to the Audit Committee: We concluded that matters which had been identified as Key audit matters were recognized and disclosed in the financial statements appropriately. In the prior year, our auditor’s report included a key audit matter in relation to the inception of the BioNTech arrangement. In the current year, this matter is no longer considered a key audit matter as the on-going assessment of the arrangement is considered as part of the key audit matter associated with the liabilities related to future royalties and milestones. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 73

Independent Auditor's Report to the Members of Autolus Therapeutics plc

For the year ended 31 December 2025

Our application of materiality

We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the Group to be £5.0 million (2024: £3.8 million), which is 2% (2024: 2%) of adjusted operating costs. We consider adjusted operating costs to be an appropriate benchmark given the Group's continued and significant investment in research and development activities.

We determined materiality for the Parent Company to be £3.0 million (2024: £3.0 million), which is 0.5% (2024: 0.5%) of total assets. The Parent Company's purpose is to raise funds to finance the Group's operations, and therefore, we believe that an asset-based measure is the most suitable basis on which to calculate materiality. As the performance materiality allocated to the Parent Company from the group perspective (£0.50m (2024: £0.38m)) is lower than the one calculated at standalone basis, we used lower allocated performance materiality for the group audit.


Starting basis
• Operating costs - £263.2m
Adjustments
• Less: Certain specific non-cash items including share-based payments - £10.9m
Materiality
• Totals:
• £252.3m adjusted operating costs
• Materiality of £5.0m (2% of materaility basis)

Performance materiality

The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the Group's overall control environment, our judgement was that performance materiality was 50% (2024: 50%) of our planning materiality, namely £2.5m (2024: £1.9m). We have set performance materiality at this percentage due to change in the business and existence of audit differences.

Audit work was undertaken at component locations for the purpose of responding to the assessed risks of material misstatement of the group financial statements. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £0.50m to £2.1m (2024: £0.38m to £1.62m).

Reporting threshold

An amount below which identified misstatements are considered as being clearly trivial.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £0.25m (2024: £0.19m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.

74

Other information The other information comprises the information included in the annual report specifically the Strategic Report, Directors’ Report and Directors’ Remuneration Report, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact. We have nothing to report in this regard. Opinions on other matters prescribed by the Companies Act 2006 In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006. In our opinion, based on the work undertaken in the course of the audit: • the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and • the strategic report and directors’ report have been prepared in accordance with applicable legal requirements. Matters on which we are required to report by exception In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report. We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion: • adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or • the parent company financial statements and the part of the directors’ remuneration report to be audited are not in agreement with the accounting records and returns; or • certain disclosures of directors’ remuneration specified by law are not made; or • we have not received all the information and explanations we require for our audit. Responsibilities of directors As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 75

Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below. However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management. • We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant are those that relate to the reporting framework (UK adopted international accounting standards, FRS 102, and the Companies Act 2006), the relevant tax compliance regulations, data protection and health & safety regulations applicable across the regions that the group/company operates in. • We understood how Autolus Therapeutics plc is complying with those frameworks by making enquires of management and those responsible for legal and compliance procedures. We assessed whether there was a culture of honesty and ethical behaviour and whether appropriate emphasis is placed on fraud prevention. We corroborated our enquires through our review of Board minutes and papers provided to the Audit Committee. • We assessed the susceptibility of the group’s financial statements to material misstatement, including how fraud might occur by meeting with management to understand where it considered there was susceptibility to fraud and performing our own risk assessment. To address the risk of management override, our audit procedures included performing journal entry testing on entries meeting our risk criteria including unusual cash entries, reviewing the company’s key suppliers for potential related parties, and material consolidation journals and journals indicating large or unusual transactions based on our understanding of the Group. Our procedures were designed to provide reasonable assurance that the financial statements were free from fraud and error. • Based on this understanding we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved enquiries of Group management and those charged with governance and legal counsel. We also read the financial statement disclosures, corroborating to supporting documentation to assess compliance with applicable laws and regulations and evaluated the business rationale of significant transactions outside the normal course of business. A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report. Use of our report This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed. Paul Copland (Senior statutory auditor) for and on behalf of Ernst & Young LLP, Statutory Auditor Reading 5 June 2026 Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2025 76

2025 2024 For the year ended 31 December Note £'000 £'000 Revenue 4 Product revenue, net 55,983 — License revenue 804 7,981 Total revenue, net 56,787 7,981 Cost and operating expenses: Cost of sales (77,644) (11,088) Research and development expenses (84,508) (113,017) Selling, general and administrative expenses (100,772) (79,246) Other operating income 417 290 Other operating expenses (217) (600) Loss from operations 5 (205,937) (195,680) Finance income 6 16,697 33,025 Finance expense 6 (31,843) (11,123) Total other income (expenses), net (15,146) 21,902 Net loss before taxation (221,083) (173,778) Taxation 10 (1,573) 12,743 Net loss for the year (222,656) (161,035) Other comprehensive loss for the year Foreign currency translation adjustment 1,649 (381) Net change in fair value of financial assets at fair value through other comprehensive income, net of tax of £0 and £0 (378) 250 Total comprehensive loss for the year (221,385) (161,166) Basic and diluted net loss per share for the year attributable to ordinary equity holders of the parent 11 £ (0.84) £ (0.63) The notes on pages 81 to 135 are an integral part of these consolidated financial statements. All the activities of the Group are classed as continuing operations. AUTOLUS THERAPEUTICS PLC Consolidated Income Statement and Other Comprehensive Loss 77

2025 2024 As at 31 December Note £'000 £'000 Non-current assets Property and equipment 13 47,268 39,559 Intangible assets 14 24,241 19,641 Right-of-use assets 15 45,053 42,034 Prepaid expenses and other non-current assets 16 924 795 Deferred tax asset 10 1,648 1,223 Total non-current assets 119,134 103,252 Current assets Cash and cash equivalents 17 77,393 181,397 Financial assets at fair value through other comprehensive income 18 146,100 287,710 Restricted cash 1,117 1,137 Accounts receivable, net 17,856 178 Inventories, net 19 27,061 9,028 Prepaid expenses and other current assets 20 58,520 51,585 Total current assets 328,047 531,035 Total assets 447,181 634,287 Non–current liabilities Lease liability – non-current 15 49,948 40,056 Liabilities related to future royalties and milestones, net - non-current 22 200,818 195,134 Other long-term payables 356 337 Total non–current liabilities 251,122 235,527 Current liabilities Trade and other payables 21 49,745 44,516 Lease liability – current 15 3,570 2,557 Warrant derivative liability 23 146 692 Liabilities related to future royalties and milestones, net - current 22 7,432 2,792 Total current liabilities 60,893 50,557 Total liabilities 312,015 286,084 Equity Share capital 26, 27 (8) (8) Deferred shares 26, 27 (88) (88) Share premium 26 (961,576) (961,576) Share-based payment reserve 26 (101,824) (90,934) Merger Reserve 26 85,924 85,924 Currency translation reserve 26 537 (1,112) Other reserves 26 (128) 250 Retained losses 26 841,997 619,341 Equity attributable to equity holders of the parent (135,166) (348,203) The notes on pages 81 to 135 are an integral part of these consolidated financial statements. The consolidated financial statements were approved by the Board of Directors and authorised for issue on 5 June 2025 and are signed on its behalf by: Christian Itin Director Registered number: 11185179 5 June 2026 AUTOLUS THERAPEUTICS PLC Consolidated Balance Sheet 78

Share capital Share premium Deferred shares Share-based payment reserve Merger reserve Currency translation reserve Other reserve Retained losses Total £'000 £'000 £'000 £'000 £'000 £’000 £'000 £'000 Balance at Balance at 31 December 2023 £ 5 £ 548,053 £ 88 £ 79,012 £ (85,924) £ 731 £ — £ (458,306) £ 83,659 Loss for the year — — — — — — — (161,035) (161,035) Other comprehensive loss for the year — — — — — 381 (250) — 131 Exercise of share options — 472 — — — — — — 472 Issuance of ordinary shares from equity raises 3 436,345 — — — — — — 436,348 Issuance costs arising from equity capital raises — (23,294) — — — — — — (23,294) Share based payment expense — — — 11,922 — — — — 11,922 Balance at 31 December 2024 £ 8 £ 961,576 £ 88 £ 90,934 £ (85,924) £ 1,112 £ (250) £ (619,341) £ 348,203 Loss for the year — — — — — — — (222,656) (222,656) Other comprehensive loss for the year — — — — — (1,649) 378 — (1,271) Share based payment expense — — — 10,890 — — — — 10,890 Balance at Balance at 31 December 2025 £ 8 £ 961,576 £ 88 £ 101,824 £ (85,924) £ (537) £ 128 £ (841,997) £ 135,166 The notes on pages 81 to 135 are an integral part of these consolidated financial statements. AUTOLUS THERAPEUTICS PLC Consolidated Statement of Changes in Equity 79

2025 2024 For the year ended 31 December Notes £'000 £'000 Cash flows from operating activities: Loss for the year (222,656) (161,035) Adjustments for: Income tax expense (credit) 10 1,573 (12,743) Depreciation of property and equipment 13 6,295 5,911 Amortisation of right-of-use assets 15 3,814 4,340 Amortisation of intangibles assets 14 1,466 202 Inventory reserves and write-offs 19 9,214 — Interest income on cash and cash equivalents 6 (2,601) (22,983) Interest income on financial assets at fair value through OCI 6 (5,032) (1,370) Accretion of financial assets at fair value through OCI 6 (6,246) (977) Foreign exchange differences (2,513) 1,217 Interest payable on liability related to future royalties and milestones, net 22 31,976 30,908 Cumulative catchup adjustment on liability related to future royalties and milestones, net 22 (4,231) (23,831) Share based payment expense 5 10,890 11,922 Interest expense charged on lease liabilities 15 3,884 3,085 Interest expense paid on lease liabilities 15 (4,064) (3,085) Loss on disposal of property and equipment 5 11 179 Impairment of operating lease right-of-use assets and related property and equipment 5 208 429 Loss on termination of operating lease — 110 Fair value measurement on warrant derivative liability (546) (7,695) Operating cash flows before movements in working capital (178,558) (175,416) Increase in inventories, net (27,259) (9,028) Increase in accounts receivables, net (18,675) — Increase in prepaid expenses and other assets (10,450) (10,208) Increase in payables 7,893 12,369 Purchase of financial assets at fair value through OCI (184,469) (285,075) Proceeds from maturities and redemptions of financial assets at fair value through OCI 321,030 — Cash used in operations (90,488) (467,358) Income taxes paid, net (1,479) (1,883) Net cash used in operating activities (91,967) (469,241) Investing activities Interest received 9,031 23,328 Purchase of property and equipment (14,602) (17,132) Purchase of intangibles assets (6,066) (10,064) Net cash used in investing activities (11,637) (3,868) Financing activities Proceeds from issuance of ordinary share capital — 436,348 Proceeds on exercise of share options — 472 Proceeds from liabilities related to future royalties and milestones 22 — 55,502 Payment of Issuance costs from issuance of ordinary share capital — (23,294) milestones 22 — (1,325) Payments of revenue share 22 (3,253) — Payment of principal portion of lease liabilities 15 (2,233) (4,329) Lease incentives received net of interest 6,293 3,860 Net cash from financing activities 807 467,234 Net increase in cash, cash equivalents and restricted cash (102,797) (5,875) Cash, cash equivalents and restricted cash at beginning of period 17 182,534 188,790 Effect of exchange rate change on cash, cash and restricted cash (1,227) (381) Cash, cash equivalents and restricted cash at end of period 17 78,510 182,534 The notes on pages 81 to 135 are an integral part of these consolidated financial statements. AUTOLUS THERAPEUTICS PLC Consolidated Cash Flow Statement 80

Notes to the Consolidated Financial Statements 1. General overview Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England in the United Kingdom. The registered number is 11185179 and the registered address is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The consolidated financial statements of Autolus Therapeutics plc and the entities controlled by the Company (its subsidiaries, collectively “Autolus” or the “Company” or the “Group”) for the year ended 31 December 2025 have been prepared and approved by the directors in accordance with UK-adopted international accounting standards (“UK-adopted IFRS”). Autolus Therapeutics plc is an early commercial-stage biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the Group is engineering precisely targeted and controlled and highly active T cell therapies that are designed to better recognise target cells, break down their defence mechanisms and eliminate these cells. The Group believes its programmed T cell therapies have the potential to be best-in-class and to offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. On November 8, 2024 Autolus was notified by the United States Food and Drug Administration (the “FDA”) that its biologics license application (“BLA”) was approved, allowing for the marketing of AUCATZYL (obecabtagene autoleucel, also known as obe-cel) in the United States for the treatment of adult patients (18 years and older) with relapsed or refractory B-cell precursor acute lymphoblastic leukaemia (“r/r B-ALL”). The first sale of AUCATZYL in the United States occurred in January 2025. The United Kingdom Medicines and Healthcare products Regulatory Agency (“MHRA”) granted AUCATZYL conditional marketing authorization in April 2025. In November 2025, the National Institute for Health and Care Excellence (“NICE”) recommended AUCATZYL for use in the National Health Service (“NHS”) in England and Wales as a treatment option for adult patients (age 26 and older) with r/r B-ALL. We launched AUCATZYL in the United Kingdom in January 2026, and it is available through routine commissioning by the NHS. In July 2025, the European Commission granted marketing authorization for AUCATZYL in adult patients (age 26 and older) with r/r B-ALL. Evaluation of potential pricing and feasibility of market entry opportunities in certain EU countries is ongoing; however, consequently, the commercial launch in Germany is on hold. The Company did not generate any EU product revenue of AUCATZYL in 2025 and does not anticipate any EU product revenue in 2026. 2. Basis of preparation Statement of compliance The consolidated financial statements for the year ended 31 December 2025 have been prepared in accordance with UK- adopted International Financial Reporting Standards, “Adopted IFRS” and with the requirements of the UK Companies Act 2006 as applicable to companies reporting under those standards. Basis of preparation The consolidated financial statements have been prepared on a historical cost basis except certain financial instruments which are recognised and measured in accordance to the relevant accounting standards. The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. The consolidated financial statements are presented in pound sterling (£) and all values are rounded to the nearest thousand (£’000), except when otherwise indicated. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Basis of consolidation The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at and for the year ended 31 December 2025. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 81

Specifically, a company controls an investee if, and only if, the Company has: • Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee) • Exposure, or rights, to variable returns from its involvement with the investee • The ability to use its power over the investee to affect its returns Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including: • The contractual arrangement(s) with the other vote holders of the investee • Rights arising from other contractual arrangements • The Company’s voting rights and potential voting rights The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary. The profit or loss for the year and each component of other comprehensive income / (loss), (“OCI”) are attributed to the equity holders of the parent of the Group. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the group are eliminated in full upon consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it derecognises the related assets (including any goodwill), liabilities, non- controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value. Climate change In preparing the financial statements, the Board has considered the impact of the physical and transition risks of climate change and identified this an emerging risk as set out on page 35 but have concluded that it does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2025. Going concern The Group's and Parent Company financial statements have been prepared on the going concern basis after assessing the Group’s cash flow forecasts and principal risks. The Group has incurred recurring losses and negative cashflows from operations since inception, including net losses of £222,656,000 for the year ended 31 December 2025. The Group anticipates incurring additional losses until such time, that it can generate significant positive cashflows from sales of AUCATZYL and other product candidates in development. Additional financing will be needed by the Company to fund its operations and to develop its product candidates. As of 31 December 2025, the Group had retained losses of £841,997,000, equity attributable to equity holders of the parent of £135,166,000, cash and cash equivalents of £77,393,000 and financial assets at fair value through other comprehensive income (“marketable securities”) of £146,100,000. The Group's board of directors (“Directors”) have reviewed and approved an operating budget for the three-year period to 31 December 2028 (the "base case budget”), in accordance with the Group's normal budgeting and forecasting processes. Whilst the Directors have such longer-term forecasting models to establish the strategic funding needs, they have also used this base case budget to consider the cash needs of the Group and Parent Company, for the period to 31 October 2027 (the going concern assessment period) being a period more than 12 months from the date of approval of the financial statements. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 82

Although the Group retains the ability to extend its cash runway through mitigating actions, including reducing or deferring product development activities and other discretionary expenditure, such measures are not currently contemplated by the Directors. This reflects the facts that following the successful launch of AUCATZYL in the United States and the United Kingdom, the Group is focused on executing its growth strategy, including further development and commercialisation of its pipeline and expansion of AUCATZYL sales. This is therefore the realistic expected direction of the Group and Parent Company, and appropriate forecasting considerations in the going concern review context. The Directors’ projections therefore assume continued investment in product development and commercial activities in line with the Group’s strategic objectives. As an early commercial-stage biopharmaceutical company, the Group is still in progress towards reaching profitability and expects that, based on the base case budget, and if no further external financing is assumed, its current and projected cash, cash equivalents and marketable securities will be sufficient to fund its operations into October 2027 under the base case scenario, and up to 30 June 2027 under a stress test scenario. As a result, the Group will be required to secure additional funding within the going concern assessment period. The ability to obtain such funding is not within the Group’s control and remains subject to market conditions and other external factors. The base case budget includes assumptions regarding: • Increases in product revenues and gross margin, • Cost reductions and efficiencies, including the restructuring actions announced in April 2026, and • Expected timing of cash inflows from U.K. R&D tax credits, including the U.K. R&D tax credit claimed by the Group in its corporate tax return for the accounting period to 31 December 2023 that is subject to ongoing discussions with the United Kingdom tax authority. These assumptions are subject to uncertainty due to numerous factors, including the Group’s limited sales history following its recent product launches in the United States of America and United Kingdom, its ability to obtain and implement cost reductions, expected timings of cash inflows from U.K. R&D tax credits and other factors outside the Group’s control. While management believes these assumptions are reasonable, actual results may differ, and the Group may utilise its cash resources sooner than currently expected. When applying severe but plausible downside sensitivities, including reduction in forecast sales growth rates, maintaining costs to current levels and the timing and quantum of U.K. R&D tax credit receipts, without taking any other mitigating actions such as a delay in planned R&D activities or cost reduction measures, the Group would extinguish existing liquidity by 30 June 2027. As a result, in both the base case and downside scenarios, the Group will be required to secure additional funding within the going concern assessment period to maintain sufficient liquidity. Accordingly, this need to raise additional funding represents a material uncertainty that may cast significant doubt on the Group’s and the Parent Company’s ability to continue as a going concern, and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business. Notwithstanding the existence of this material uncertainty, the Board believes that the adoption of the going concern basis of accounting is appropriate for the following reasons: • The Directors continue to pursue a number of options to secure longer-term funding for the Group and Parent Company, including equity financings, debt financings, partnerships, or other sources; • The Group has demonstrated a track record of raising capital through prior equity issuances and collaboration agreements undertaken prior to the commercialisation of AUCATZYL. Following the successful launch of the product in the United States and the United Kingdom, together with its demonstrated safety and efficacy profile, the Directors are confident in the Group’s ability to secure additional funding within the going concern assessment period; and • The Group and Parent Company retain the ability to control other discretionary expenditure and reduce or delay other operational spend to extend the cash runway well beyond the going concern period and current base case forecasts. Whilst, as indicated above, this is not an expected line of direction, if it were required then the ability to significantly curtail cash burn/spend could be triggered within the going concern period to adapt to any urgent needs. The financial statements do not contain the adjustments that would result if the Group and Parent Company was unable to continue as a going concern. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 83

Material accounting policy information The material accounting policies applied in the preparation of these consolidated financial statements are set out below. Segment reporting The Group’s Executive Committee, which includes its Chief Executive Officer, is its chief operating decision maker (the “CODM”). The CODM manages the Group’s operations on an integrated basis for the purpose of appropriately allocating resources. When evaluating the Group’s financial performance, the CODM reviews total revenue, total expenses and expenses by function and makes decisions using this information on a global basis. The Group and the CODM view the Group’s operations and manage its business as a single operating and reportable segment, which is the business of developing and commercializing CAR T therapies. Current versus non-current classification The Group presents assets and liabilities in the statement of financial position based on current or non-current classification. An asset is current when it is: • Expected to be realised or intended to be sold or consumed in the normal operating cycle; • Held primarily for the purpose of trading; • Expected to be realised within twelve-months after the reporting period; or • Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve- months after the reporting period. All other assets are classified as non-current. A liability is current when: • It is expected to be settled in the normal operating cycle; • It is held primarily for the purpose of trading; • It is due to be settled within twelve-months after the reporting period; or • There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period. The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification. The Group classifies all other liabilities as non-current. Deferred tax assets and liabilities are classified as non-current assets and liabilities. Foreign Currencies Transactions and balances Monetary assets and liabilities denominated in foreign currencies are translated into pound sterling at rates of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated into sterling using the exchange rate at the date of the transaction. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI, or profit or loss are also recognised in OCI or in the Consolidated Income Statement, respectively). In determining the spot exchange rate to use on initial recognition of the related asset, liability, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration. Transactions in foreign currencies are translated into pound sterling using the exchange rate at the date of the transaction. Net exchange gains are recognised in Finance Income and net exchange losses are recognised in Finance Expense. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 84

Group companies On consolidation, the assets and liabilities of foreign operations are translated into pound sterling at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to the Consolidated Income Statement. Product revenue, net Product revenue As of 31 December 2025, the Group’s product revenue has solely been comprised of sales of AUCATZYL in the U.S. The Group uses Cardinal Health 105, LLC (“Cardinal Health”) as an agent to deliver the Group's product, AUCATZYL, to Authorised Treatment Centres (“ATCs”). The ATCs are responsible for the treatment of the patient including infusion of the product which occurs in two separate doses. Cardinal Health is obligated to pay the Group for the product upon the delivery and acceptance of the product at the ATC within standard payment terms. The ATC is obligated to pay Cardinal Health for the product upon receipt and acceptance of the product and is entitled to a credit, in certain circumstances, including when the patient is not administered one or both doses. The Group accounts for its revenues pursuant to the provisions of International Financial Reporting Standards 15 "Revenues from Contracts with Customers” (“IFRS 15”). Under IFRS 15, the Group recognises revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Group determines are within the scope of IFRS 15, the Group performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognise revenue when (or as) the entity satisfies a performance obligation. The Group only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. The Group has determined that the patient is the customer in the arrangement pursuant to IFRS 15. The Group has identified a single performance obligation, which is satisfied when the patient has received its second (final) dose of the product, and it records an accounts receivable on the balance sheet when product sales are invoiced and the final dose of the product has been administered to the patient. Gross-to-net deductions Product revenue, net of gross-to-net deductions, is recognised only to the extent that a significant reversal in the amount of cumulative revenue recognised is not probable of occurring when the uncertainty associated with gross-to-net deductions is subsequently resolved. Product revenue is recognised net of estimated rebates and chargebacks, patient travel assistance and patient co-pay assistance deductions. These deductions to product revenue are referred to as gross- to-net deductions and are estimated and recorded in the period in which the related product revenue occurs. Rebates and chargebacks Rebates and chargebacks are based on contractual arrangements or statutory requirements and include amounts due to payers and healthcare providers under various programs. These amounts may vary by payer and individual plans. Providers qualified under certain programs can purchase the Group's products through the Group's third-party logistics partner at a discount. The Group's third-party logistics partner then charge the discount back to the Group. Rebates and chargebacks are estimated primarily based on product sales, including pricing, historical and estimated payer mix, setting of care and discount rates, among other inputs, which require significant estimates and judgment. The Group assesses and updates its estimates each reporting period to reflect actual claims and other current information. The chargebacks the Group participates in for covered entities under the 340B Program, the Department of Defence ("DoD"), and the Department of Veteran Affairs ("VA"), whereby pricing on products is extended below list price to participating entities. These entities purchase products at the lower program price then charge the Group the difference between their acquisition cost and the lower program price. The price differential is accrued for as part of the gross to net liabilities and will be reflected as a reduction to accounts receivable, net when actual chargeback is processed and applied. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 85

The rebates the Group participates in are state government Medicaid programs and the TriCare program. All discounts and rebates provided through these programs are included in the Group's Medicaid and TriCare rebate accrual. The estimated amount of unpaid or unbilled rebates are recognised and presented as a liability. Patient Assistance Programs The Group may provide co-pay or other financial assistance to patients, such as travel and lodging reimbursement, which are treated as consideration payable to a customer and recorded as a reduction to product sales based on an estimate of the amounts to be paid at the time revenue is recognised. License revenue Licence Fees and Multiple Element Arrangements If a licence to the Group’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Group recognises revenues from non-refundable, upfront fees allocated to the licence at such time as the licence is transferred to the licensee and the licensee is able to use, and benefit from, the licence. For licences that are bundled with other promises, the Group utilises judgment to assess the nature of the combined performance obligations to determine whether the combined performance obligations are satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, upfront fees. Customer Options If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the goods and services underlying the customer options that are not determined to be material rights are not considered to be performance obligations at the outset of the arrangement, as they are contingent upon option exercise. The Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognised as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on any identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognised as revenue until, at the earliest, the option is exercised. Contingent Research Milestone Payments If the consideration in a contract includes a variable amount, the Group will estimate the amount of consideration in exchange for transfer of promised goods or services. The consideration also can vary if the Group’s entitlement to the consideration is contingent on the occurrence or non-occurrence of a future event. The Group considers contingent research milestone payments to fall under the scope of variable consideration, which should be estimated for revenue recognition purposes at the inception of the contract and reassessed ongoing at the end of each reporting period. The Group assesses whether contingent research milestones should be considered variable consideration that should be constrained and thus not part of the transaction price. This includes an assessment of the probability that all or some of the milestone revenue could be reversed when the uncertainty around whether or not the achievement of each milestone is resolved, and the amount of reversal could be significant. Cost of sales Cost of sales represents production costs including raw materials, employee-related expenses, including salaries, related benefits, travel and share-based compensation expense for employees engaged in commercial manufacturing functions, external manufacturing costs including outsourced professional expenses services, allocated facilities costs, depreciation and other expenses, royalties payable to third-parties and other costs incurred in bringing inventories to their location and condition prior to sale. Cost of sales also includes the cost of all commercial product which is recognized as cost of good sold upon recognition of revenue, any cancelled orders, and product related to the patient access program. Cost of sales may also include costs related to excess or obsolete inventory adjustment charges and amortization expense of intangible assets. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 86

Research and Development Costs Research expenditure is expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, depreciation expense, third-party license fees, external costs of outside vendors engaged to conduct clinical development activities, clinical trials, costs to manufacture clinical trial materials and certain tax credits associated with research and development activities. Upfront and milestone payments to third parties for in-licensed products or technology which has not yet received regulatory approval and which does not have alternative future use in R&D projects or otherwise are expensed as incurred. Development costs are capitalised only after technical and commercial feasibility of the asset for sale or use have been established. When making this determination the Group considers: • the technical feasibility of completing the intangible asset so that it will be available for use or sale; • the intention to complete the intangible asset and use or sell it; • the ability to use or sell the intangible asset; • how the intangible asset will generate probable future economic benefits can be demonstrated; • the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and • the ability to measure reliably the expenditure attributable to the intangible asset during its development. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortisation and any accumulated impairment losses. Amortisation costs are recognised within Research & Development expenses, and Administrative Expenses and Cost of Sales (if related to a commercialised product candidate) in the Consolidated Income Statement. If the development costs do not meet the criteria for capitalisation, the costs are recognised in the income statement as incurred. Accrued Research and Development Expenses As part of the process of preparing consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on the Group’s behalf and determining the value of these services. In addition, the Group makes estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. The Group analyses the progress of clinical trials, including levels of patient enrolment, invoices received, and contracted costs when evaluating the adequacy of the accrued liabilities for research and development. The Group makes judgments and estimates in determining the accrued balance in any accounting period. Cash and Cash Equivalents The Group considers all highly liquid investments with a maturity at acquisition date of three months or less to be cash equivalents. Cash and cash equivalents comprise cash balances, money market funds, commercial paper, United Kingdom government gilts, debt securities issued by foreign government and United States treasury bills. Cash equivalents are primarily accessible on demand and have a maturity date of less than three months. Restricted Cash The Group’s restricted cash consists of cash providing security for corporate credit cards, rental deposits relating to the sub-lease of facilities to third parties and cash deposited with a financial institution for the incorporation of the Group's newly incorporated Swiss subsidiary. Inventories, Net The Group commences the capitalisation of inventory once regulatory approval for a product candidate is received. Prior to regulatory approval, the Group expenses all such costs as incurred as Research and development expenses. The Group capitalizes material costs, labour and applicable overheads that are incurred in the production of its commercial product. Inventory that can be used for either clinical, research or commercial purposes is classified initially as inventory. Prior to receiving marketing approval, the Group recorded the expense for prelaunch inventory expected to be sold in the ordinary course of business within Research and development expenses. On 8 November 2024, the Group received FDA approval for AUCATZYL and commenced capitalization of inventory including prelaunch inventory from this date. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 87

Inventories are measured at the lower of cost and net realizable value, with cost determined using a weighted average method for different components of inventory. The Group reviews the recoverability of inventory at each reporting period to determine any changes to net realizable value arising from excess, slow-moving or obsolete inventory. If net realizable value is lower than cost, the inventory will be written down to net realizable value and an impairment charge will be recognised in cost of sales. Where this expense relates to inventories sold following marketing approval of AUCATZYL, the Group recognises the expense within Cost of Sales. Reversals of previous write-downs of inventories recognised within Cost of sales or Research and development expenses, depending on where the write-down was originally recognised. Consumables consist of materials used primarily in the quality acceptance testing of AUCATZYL and cleaning of the Company’s commercial manufacturing facility and research and development facilities. Raw materials inventory consists of completed materials purchased directly from third party suppliers. Work in progress inventory consists of materials manufactured either by the Company or at contract manufacturing organizations that are either partially manufactured or fully manufactured but are pending quality acceptance release. Finished goods are completed and quality approved drug products. Property and equipment Property and equipment are recorded at cost less accumulated depreciation using the straight-line method over the estimated useful lives of the respective assets. As at 31 December 2025 and 2024, the Group’s property and equipment consisted of office equipment, laboratory equipment, furniture and fittings, and leasehold improvements with the following economic useful lives: Office equipment - 3 years Laboratory equipment - 5 to 10 years Furniture and fittings - 5 years Leasehold improvements - Over the shorter of term of the lease or economic useful life Assets under construction consist of costs incurred with leasehold improvements and, once placed into service, will be depreciated over the shorter of the lease term or the economic useful life of the asset. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the Consolidated Income Statement. Repairs and maintenance expenditures, which are not considered improvements and do not extend the economic useful life of property and equipment, are expensed as incurred. An item of property and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement when the asset is derecognised. Leases The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Group as a lessee The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. Right-of-use assets The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 88

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the accounting policies in section Impairment of non- financial assets. Lease liabilities At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses in the period in which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset. Short-term leases and leases of low-value assets The Group applies the short-term lease recognition exemption to its short-term leases of office and lab equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term. Group as a sub-lessor Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in Other operating income in the Consolidated Income Statement due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised within Other operating income in the period in which they are earned. Intangible Assets Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in the profit or loss in the period in which the expenditure is incurred. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the economic useful life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Any changes that are expected in the useful life of these assets are considered to modify the amortisation period or method and are treated as changes in accounting estimates. Where a finite useful life of the acquired asset cannot be determined, or the intangible asset is not yet available for use, the assets are not amortised, but instead tested each year end for impairment either individually or by allocating the assets to the cash-generating units to which they relate. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 89

The Group’s intangible assets consist of separately acquired licences and software. Amortisation commences for separately acquired licences when the product candidates underpinned by the intellectual property rights become available for commercial use. Where acquired licenses have been purchased as a “bundle”, amortisation will commence once the asset group as a whole is ready to available for use. Amortisation is calculated on a straight-line basis over the shorter of the remaining useful life of the intellectual property or estimated sales life of the product candidates. The Group’s software is recorded at cost and amortised on a straight-line basis over the period of 3 years. An intangible asset is derecognised upon disposal (i.e. the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement. Milestone payments made to third parties either on or subsequent to regulatory approval are capitalized as an intangible asset and amortized over the remaining useful life of the product. The minimum annual royalties have been expensed as incurred. Cloud Computing Arrangements Expenditure relating to cloud computing arrangements that are service contracts are recognised when the Group recognises the service, i.e. usually over the term of the contract. In a cloud computing arrangement that is a service contract, upfront implementation costs are often required to be expenses when the related implementation service is performed Patents, Licences and Trademarks Patents, licences and trademarks are measured initially at purchase cost and are amortised on a straight-lined basis over their estimated economic useful lives. Patents, licences and trademarks are not amortized but evaluated for potential impairment on an annual basis or when facts and circumstances warrant. Impairment charges are recorded in other operating expenses within the Consolidated Income Statement. Impairment of non-financial assets The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to cash-generating units, or otherwise they are allocated to the smallest Group of cash-generating units for which a reasonable and consistent allocation basis can be identified. Recoverable amount is the higher of the fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. If the recoverable amount of the asset (or cash-generating unit) is estimated at less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation reserve. For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 90

Intangible assets with indefinite useful lives are tested for impairment annually as at 31 December at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired. Financial Instruments Financial assets and financial liabilities are recognised in the Consolidated Balance Sheet when the Group becomes party to the contractual provisions of an instrument. Financial assets Initial recognition and measurement Financial assets are classified, at initial recognition, and subsequently measured at amortised cost, fair value through other comprehensive income (“OCI”), and fair value through profit and loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are solely payments of principal and interest (“SPPI”) on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model. The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset. During the year ended 31 December 2025 and 2024, the Group invested in financial assets at fair value through OCI i.e. marketable securities mainly debt securities. Subsequent measurement For purposes of subsequent measurement, financial assets are classified in four categories: • Financial assets at amortised cost • Financial assets at fair value through OCI with recycling of cumulative gains and losses • Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) • Financial assets at fair value through profit or loss The Group does not hold any financial assets at fair value through profit or loss or financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition during the years ended 31 December 2025 and 2024. Financial assets at amortised cost Financial assets at amortised cost are subsequently measured using the effective interest (“EIR”) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired. The Group’s financial assets at amortised cost includes account receivables, accrued interest, lease receivables and other receivables. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 91

Financial assets at fair value through OCI (debt instruments) For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss. The Group’s debt instruments at fair value through OCI includes investments in quoted debt instruments included under current assets. Derecognition A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when: • The rights to receive cash flows from the asset have expired, or • The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Impairment The Group recognises loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortised cost and at fair value through OCI with recycling. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms. The Group measures loss allowances at an amount equal to lifetime expected credit losses, except for debt securities that are determined to have low credit risk at the reporting date and other debt securities and bank balances for which credit risk has not increased significantly since initial recognition, which are measured at 12-month expected credit losses. Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime expected credit losses. For marketable securities, the loss allowance is charged to profit or loss and is recognised in OCI. Loss allowances for financial assets measured at amortised cost are deducted from the gross carrying amount of the assets. Financial assets of the Group that subject the Group to credit risk consist primarily of cash and cash equivalents, restricted cash, marketable securities and other receivables. Marketable securities The Group’s investments in market securities are subject to credit risk. The Group's investment policy limits investments to certain types of instruments, such as money market instruments and corporate debt securities, places restrictions on maturities and concentration by type and issuer and specifies the minimum credit ratings for all investments and the average credit quality of the portfolio. The marketable securities have been determined to have a low credit risk at 31 December 2025 and 2024 and 12-month expected credit losses are not material. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 92

Cash and cash equivalents While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, no material impairment loss was identified. Cash and cash equivalents comprise cash balances money market funds and marketable securities with a maturity at acquisition of less than three months. Trade and other receivables The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. Interest income recognised and presented in Finance income in the Consolidated Income Statement, has been recognised as received from financial institutions. Financial liabilities Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, other long-term payables, warranty derivative liability and liabilities related to future royalties and milestones, net. For purposes of subsequent measurement, financial liabilities are classified in two categories: • Financial liabilities at fair value through profit or loss • Financial liabilities at amortised cost Financial liabilities at fair value through profit or loss Financial liabilities at fair value through profit or loss include a warrant derivative financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Fair value adjustments are recorded in Finance income or Finance expense in the Consolidated Income Statement. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. Financial liabilities at amortised cost (loans and borrowings) This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate (“EIR”) method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation, interest expense, is included as Finance expense in the Consolidated Income Statement. This category generally applies to interest-bearing loans and borrowings or similar financial liabilities for example, liabilities related to future royalties and milestones, net. For more information, refer to Note 22. Financial liabilities are derecognised when the obligation under the liability is discharged or cancelled or expires. Fair value measurement The Group measures financial instruments such as marketable securities and derivatives at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: • In the principal market for the asset or liability; or • In the absence of a principal market, in the most advantageous market for the asset or liability The principal or the most advantageous market must be accessible by the Group. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 93

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: • Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities; • Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; • Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable. For assets and liabilities that are recognised in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above. Fair value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarised in the following notes: • Disclosures for valuation methods, significant estimates and assumptions: Notes 3, 22, 24 and 25; • Financial instruments (including those carried at amortised cost): Note 24, and • Quantitative disclosures of fair value measurement hierarchy: Note 25. The carrying amounts of the Group's cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The fair value of financial assets at fair value through OCI, which are measured at fair value on a recurring basis is detailed in Note 25. Liabilities related to future royalties and milestones, net and related interest expense accrued on liabilities related to future royalties and milestones, net and cumulative catch-up adjustment The Group accounted for the Blackstone Collaboration Agreement (“Blackstone Collaboration Agreement Liability”) and the BioNTech Obe-cel Product Revenue Interest, (“BioNTech Liability”) as liabilities measured at amortized cost based on an effective interest rate determined at the outset of the arrangement. The Blackstone Collaboration Agreement Liability is measured based on the Group’s current estimates of the timing and amount of expected future royalty and milestone payments to be paid and the Blackstone Development Payments expected to be received over the estimated term of the agreement. Similarly, the BioNTech Liability is measured based on the Group’s current estimates of the timing and amount of expected future royalty expected to be paid over the estimated term of the agreement. Milestone payments pursuant to the BioNTech License and Option Agreement are payable upon BioNTech's election, and therefore have not been included in the determination of the effective interest rate or in the measurement of the liability. The liabilities are amortized using the effective interest rate, resulting in recognition of interest expense over the estimated term of the agreement. Each reporting period the Group assesses the estimated probability, timing and amount of the future expected royalty, milestone payments, over the estimated term. If there are changes to the estimates, the Group recognize the impact to the liability’s amortization schedule and the related interest expense using the catch-up method. The Group will recognize the relevant portion of royalties (revenue share payments) or sales milestones due to Blackstone and BioNTech upon the commercialization of AUCATZYL or other products as a decrease to the applicable liabilities, with a corresponding reduction in cash. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 94

Income tax benefit (UK research and development tax credit) The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, and include R&D tax credits. Deferred tax Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilised. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Value added tax (VAT) Expenses and assets are recognised net of the amount of VAT, except: • When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable • When receivables and payables are stated with the amount of sales tax included, the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position. Employee benefits The Group has defined contribution pension plans offered to all employees. Certain employees are entitled to participate in other benefits which include healthcare insurance and bonus schemes. Costs of these benefits are recognised when incurred. Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognises costs for a restructuring. If benefits are not expected to be settled wholly within twelve months of the reporting date, then they are discounted. Share based payments The Group recognises share-based payment expense for equity awards based on the grant date fair value of the award. The Group recognizes share-based compensation expense for equity awards granted to employees and non-employees that have a graded vesting schedule based on a service condition only on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (the “graded- vesting attribution method”), based on the estimated grant date fair value for each separately vesting tranche. For equity awards with a graded vesting schedule and a combination of service and non-market performance conditions, the Group recognises share-based payment expense using a graded-vesting attribution method over the requisite service period when the achievement of a non-market performance-based milestone is probable, based on the relative satisfaction of the performance condition as of the reporting date. The fair value of each share option grant is estimated on the date of grant using the Black-Scholes option pricing model. Refer to Note 3 for the Group’s assumptions used in connection with option grants made during the periods covered by the consolidated financial statements. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 95 equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non- vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. No share-based payment expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss. New and amended standards and interpretations In the current year, the Group has applied the below amendments to IFRS Standards and Interpretations issued by the Board that are effective for an annual period that begins on or after 1 January 2024. Their adoption has not had any material impact on the disclosures or on the amounts reported in these consolidated financial statements. • Amendments to IAS 21 - Lack of exchangeability New standards issued but not yet effective and not early adopted Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2025 reporting periods and have not been early adopted by the Group. These include the following relevant ones: IFRS 18 Presentation and Disclosure in Financial Statements In April 2024, the IASB issued IFRS 18, which replaces IAS 1 "Presentation of Financial Statements". IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the statement of profit or loss into one of five categories: operating, investing, financing, income taxes and discontinued operations, whereof the first three are new. It also requires disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified 'roles' of the primary financial statements and the notes. In addition, narrow-scope amendments have been made to IAS 7 "Statement of Cash Flows", which include changing the starting point for determining cash flows from operations under the indirect method, from 'profit or loss' to 'operating profit or loss' and removing the optionality around classification of cash flows from dividends and interest. In addition, there are consequential amendments to several other standards. IFRS 18, and the amendments to the other standards, are likely to be effective for reporting periods beginning on or after 1 January 2027 (subject to the UK endorsement process). IFRS 18 will apply retrospectively. The Group is currently working to identify relevant impacts the amendments to existing IFRSs and the new IFRS 18 will have on the primary financial statements and notes to the financial statements. Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments In May 2024, the IASB issued an Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments, which included the following: • clarification on the requirements for the timing of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system; • clarification and further guidance for assessing whether a financial asset meets the criterion; • inclusion of additional new disclosures for certain instruments with contractual terms that can change cash flows (such as some instruments with features linked to the achievement of environment, social and governance (“ESG”) targets); and • updates to the disclosures for equity instruments designated at Fair Value through Other Comprehensive Income (FVOCI). The effective date for Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments is for annual periods beginning on or after 1 January 2026. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 96

Annual improvements to IFRS – Volume 11 In July 2024, the IASB issued Annual improvements to IFRS – Volume 11. These annual improvements are limited to changes that either clarify the wording in an Accounting Standard or correct relatively minor unintended consequences, oversights or conflicts between the requirements in the Accounting Standards. The 2024 amendments are to the following standards: • IFRS 1 First-time Adoption of International Financial Reporting Standards; • IFRS 7 Financial Instruments: Disclosures and its accompanying Guidance on implementing IFRS 7; • IFRS 9 Financial Instruments; • IFRS 10 Consolidated Financial Statements; and • IAS 7 Statement of Cash Flows. The effective date for Annual improvements to IFRS – Volume 11 is for annual periods beginning on or after 1 January 2026. 3. Critical accounting judgements and key sources of estimation and uncertainty In the application of the Group’s accounting policies, which are described in Note 2, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates, judgements and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. a) Expected rebate and chargeback percentage for product revenue deductions On 8 November 2024 the Group was notified by the FDA that the Biologics License Application was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients with r/r B-ALL. The first sale of AUCATZYL in the United States occurred in January 2025. Since approval of AUCATZYL in the United States in November 2024, the Group have a short history of actual rebate claims or chargebacks, and such information may have limited predictive value. The Group use the expected value method to estimate expected rebate and chargeback percentages for revenue deductions, which considers the likelihood of a rebate or chargeback being applicable to sales. The proportion of sales subject to a rebate or chargeback is inherently uncertain and estimates are based on internal assumptions, which may change as the Group develop more product experience, and third-party data, which the Group assess for reliability and relevance. The Group are subject to state government Medicaid programs and other qualifying federal and state programs in the United States requiring rebates to be paid to participating state and local government entities, depending on the eligibility and circumstances of patients treated with AUCATZYL. The Group’s wholly-owned subsidiary in the United States also participates in programs with government entities, the most significant of which are the DoD and the VA, and other parties, including covered entities under the 340B Program, whereby pricing on AUCATZYL is extended below list price to participating entities, including ATCs. These entities are entitled to purchase AUCATZYL at the lower program price by charging the Group the difference between their acquisition cost and the lower program price. Estimating expected rebate and chargeback percentages for revenue deductions is judgmental due to the time delay between the date of the sale to ATCs and the subsequent dates on which the Group are able to determine actual amounts of chargebacks and rebates. The Group form estimates of the 340B Program, the DoD and the VA chargeback deductions by analysing sell-through data relating to the hospital mix of onward sales made by ATCs. For Medicaid and Tricare, the Group form estimates based on information obtained from claims received, historical and estimated payer mix, setting of care, discount rates and other industry data, and external health coverage statistics. Judgment is applied to consider the relevance and reliability of information used to make these estimates. Total product revenue deductions for the year ended 31 December 2025 of £5,694,000 were related to critical estimates subject to significant estimation uncertainty and judgment, as described above. The Group recorded £3,709,000 within accrued expenses and other current liabilities in the consolidated balance sheet related to these deductions as of 31 December 2025. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 97

An increase or decrease of 10% in the portion of sales estimated to be subject to expected rebate and chargeback percentages for amounts payable to governments or government agencies, as described above, would have resulted in a £548,000 reduction or increase in Product revenue, net reported in the consolidated statements of operations and comprehensive loss for the 31 December 2025. The Group believe that the expected values of accruals reported in the consolidated balance sheet are materially appropriate; however, due to the uncertainties and judgments outlined above, it is possible eventual amounts could significantly differ to these estimates. b) Accrued Interest expense and liability related to sale of future royalties and milestones, net The Group accounted for the Blackstone Collaboration Agreement (“Blackstone Collaboration Agreement Liability”) and the BioNTech Obe-cel Product Revenue Interest, (“BioNTech Liability”) as liabilities measured at amortized cost based on an effective interest rate determined at the outset of the arrangement. The Blackstone Collaboration Agreement Liability is measured based on the Group's current estimates of the timing and amount of expected future royalty and milestone payments to be paid and the Blackstone Development Payments expected to be received over the estimated term of the agreement. Similarly, the BioNTech Liability is measured based on the Group's current estimates of the timing and amount of expected future royalty expected to be paid over the estimated term of the agreement. Milestone payments (“BioNTech Milestone Payments”) pursuant to the BioNTech License and Option Agreement are payable upon BioNTech's election, and therefore have not been included in the determination of the effective interest rate or in the measurement of the liability. The liabilities are amortized using the effective interest rate, resulting in recognition of interest expense over the estimated term of the agreement. Each reporting period the Group assesses the estimated probability, timing and amount of the future expected royalty, milestone payments, over the estimated term. If there are changes to the estimates, the Group recognise the impact to the liability’s amortization schedule and the related interest expense using the catch-up method. Additionally, the transaction costs associated with the liability will be amortized to interest expense over the estimated term of the agreements. The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement Liability was approximately 15.80% as of 31 December 2025 and 2024, respectively. The imputed rate of interest on the unamortized portion of the BioNTech Liability was approximately 28.70% as of 31 December 2025 and 2024, respectively. The Group's estimate of the probability, timing and amount of expected future royalties and milestones to be paid by the Group, considers significant unobservable inputs. These inputs include regulatory approval, the estimated patient population, estimated selling price, estimated sales volumes, estimated peak sales and sales ramp, timing of the expected launch and its impact on the royalties as well as the overall probability of success. One significant estimate used in the valuation models relate to probability of success, a 5% change in the probability of success relating to an autoimmune indication would result to a £2,304,000 change in the liability. The carrying amount of the Blackstone Collaboration Agreement Liability and BioNTech Liability is based on the Group's estimate of the future royalties, milestones to be paid to Blackstone by the Group and the expected Blackstone Development Payment to be received over the life of the arrangement as discounted using the initial effective interest rate. On a quarterly basis, the Group assesses the amount and timing of expected royalty using a combination of internal projections and forecasts from external sources. The excess or deficit of estimated present value of future royalty, milestone payments and the future Blackstone Development Payment received over the carrying amount is recognised as a cumulative catch-up adjustment within interest expense, net measured using the original effective interest rate. The Group will recognise the relevant portion of royalties or sales milestones due to Blackstone and BioNTech upon the commercialization of AUCATZYL or other products as a decrease to the applicable liabilities, with a corresponding reduction in cash. During the year ended 31 December 2025, the Group recognised interest expense, including the cumulative catch-up adjustment, of £27,745,000 (2024: £7,077,000) arising from the liability related to future royalties and milestones, net which are included in the Finance expense line item per Note 6 “Finance income and Finance expense”. As at 31 December 2025, the Group recognised liabilities related to future royalties and milestones, net, of £208,250,000 (2024: £197,926,000) per Note 22 “Liabilities related to future royalties and milestone, net”. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 98

c) Allocation of transaction price using the relative standalone selling price Upfront payments are allocated between performance obligations using the Group’s best estimate of the relative standalone selling price of the performance obligation. The relative standalone selling price is estimated by determining the market values of development and license obligations. As these inputs are not directly observable, the estimate is determined considering all reasonably available information including internal pricing objectives used in negotiating the contract, taking into account the different stage of development of each development program and consideration of adjusted-market data from comparable arrangements. Where performance obligations have been identified relating to material rights, the determination of the relative standalone selling price of these performance obligations also includes an assessment of the likelihood that the options will be exercised and any payments by the customer that are triggered upon exercising the right. This assessment involves significant judgment and could have a significant impact on the amount and timing of revenue recognition. An assessment of the allocation of transaction price using the relative standalone selling price was required for the year ended 31 December 2025 and 2024 for the the Research, Option and License Agreement with Moderna and BioNTech License and Option Agreement, respectively. d) Share based payments Assumptions used in the option pricing model which have the greatest impact on the fair value include the following: • Expected volatility. The Company historically lacked company-specific historical and implied volatility information for the Company's ADSs for expected terms greater than 6.08 years. Up to 30 June 2024, the Company used a combination of the historical volatility of the ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies. From 1 July 2024, the Company used its own historical regarding the volatility of its own traded ADS price. • Expected term. The expected term of the Group’s share options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. • Risk-free interest rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award. • Expected dividend. Expected dividend yield of zero is based on the fact that the Group has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future. • Fair value of ordinary shares. The fair market value of the Company’s ADSs underlying the share option is equal to the closing price of the ADSs on the Nasdaq Global Select Market on the previous trading date the grant is approved by the Compensation Committee or a delegate of the Compensation Fair value sensitivity related to share-based payment expense The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2025 are shown below: As at 31 December 2025 Valuation technique Significant unobservable inputs Range Sensitivity of the input to fair value Share-based payment expense Black Scholes option pricing model Expected volatility 78.30% to 80.20% 5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £387,000 to £402,000. Share-based payment expense Black Scholes option pricing model Expected option life (years) 5.27 to 6.08 10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £444,000 to £491,000. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 99

The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2024 are shown below: As at 31 December 2024 Valuation technique Significant unobservable inputs Range Sensitivity of the input to fair value Share-based payment expense Black Scholes option pricing model Expected volatility 79.48% to 83.87% 5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £544,000 to £600,000. Share-based payment expense Black Scholes option pricing model Expected option life (years) 3.14 to 6.08 10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £318,000 to £354,000. e) Accrued Research and Development Expenses As part of the process of preparing the Group’s consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on our behalf and determining the value of these services. In addition, the Group make estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. The Group analyse the progress of clinical trials, including levels of patient enrolment, invoices received and open contracted costs, reports when evaluating the adequacy of the accrued liabilities for research and development. The Group make judgments and estimates in determining the accrued balance in any accounting period. As at 31 December 2025, the Group recognised research and development accruals of £5,849,000 (2024: £10,523,000) which are included in the accruals line item per Note 21 “Trade and other payables”. f) Deferred Tax Assets Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Future realisation of the tax benefit of a deferred tax asset depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward period available under the tax law. The Group considers both positive and negative evidence regarding realisation of the deferred tax assets and the subjectivity of this evidence. This assessment includes estimating future taxable income, scheduling reversal as of temporary differences, evaluating expectations of future profitability, determining refund potential in the event of net operating loss carry backs, and evaluating potential tax-planning strategies. The Group has generated losses in the United Kingdom since inception and is forecasted to generate tax losses for the next several years and therefore the deferred tax assets a rising in the United Kingdom are only recognised to the extent that reversing temporary taxable differences are available. No deferred tax assets are recognised on the Group’s United Kingdom losses carried forward and other attributes because there is currently no indication that the Group will make sufficient profits to utilize these attributes. The U.S. subsidiary has generated taxable income since the fiscal year ended 30 June 2014 due to a transfer pricing agreement between the Group’s U.S. and U.K. operating subsidiaries and is forecast to generate taxable income in future periods. In determining whether the deferred tax asset is more-likely-than-not of being recognised, the Group has taken into account the recent history of taxable profits, the forecast of future taxable income, including whether future originating temporary deductible differences are likely to be realised, and the reversal of temporary taxable deductions. Several of the temporary deductible differences reverse over a long time period, such as those relating to share-based compensation expense, which the Group forecasts are likely to reverse over the next five years. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 100

The Group's analysis is subject to estimates and judgments particularly relating to the timing of the reversal of temporary deductible differences for stock compensation expense and the availability of future taxable income beyond the next few years, which depend on the nature and extent of the work performed by the U.S. subsidiary. The deferred tax asset a rising in the United States is only considered more-likely-than-not of being realised to the extent that there are available reversing temporary taxable differences. As the Group believes that its cash and cash equivalents and financial assets at fair value through OCI (marketable securities) will be sufficient to fund our operations, based upon our currently anticipated research and development activities and planned capital spending, into late 2027, the Group considered the U.S. subsidiary's future taxable income over this period. Based on this assessment, the Group determined that there is sufficient evidence of future taxable income that the U.S. subsidiary will generate each year such that it would be more-likely-than-not that the current deferred tax asset in the U.S. subsidiary may be utilised. Therefore, the Group concluded to recognise the deferred tax asset of the U.S. subsidiary of £1,648,000 (2024: £1,223,000). 4. Revenue Product revenue, net On November 8, 2024 the Group was notified by the FDA that the Biologics License Application was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients with r/r B-ALL. The first sale of AUCATZYL in the United States occurred in January 2025. Product revenue, net recognised after estimated deductions for rebates and chargebacks for the year ended 31 December 2025, and 2024, respectively, is presented in the table below by geographical location: 2025 2024 £'000 £'000 Product revenue, net United States 55,983 — Total product revenue, net 55,983 — Accounts receivable, net Accounts receivable, net as of 31 December 2025 and 2024 was £17,855,849 and less than £177,591, respectively. An allowance for lifetime expected credit losses on accounts receivable is measured using historical credit loss experience, conditions at the end of each reporting period, and reasonable and supportable forecasts that affect collectability. Expected credit losses as of 31 December 2025 and 2024, based on the Company's third-party agreements are immaterial. Accruals for rebates and chargebacks Current accruals for rebates and chargebacks as of 31 December 2025 were as follows (in thousands): Rebates Chargebacks Total As of 31 December 2024 £ — £ — £ — Rebate and chargeback related to product revenue recognised in the period 3,649 1,984 5,633 Payments made and credits issued (932) (993) (1,925) As of 31 December 2025 £ 2,717 £ 991 £ 3,708 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 101

Licence revenue Revenue comprises of licence revenue only for the years ended 31 December 2025 and 2024, respectively. Disaggregation of revenue In the following table, licence revenue is disaggregated by primary geographical market and timing of revenue recognition: 2025 2024 For the year ended 31 December £'000 £'000 Geographical markets United States 767 — Europe 37 7,981 Total licence revenue 804 7,981 Timing of revenue recognition Goods and services transferred at a point in time 804 7,981 Total licence revenue 804 7,981 The Group does not have any contract assets / liabilities or contract costs relating to revenue contracts with its customers for the year ended 31 December 2025 and 2024, respectively. License and Option Agreement with BioNTech See Note 22 for a description of the BioNTech License and Option Agreement, under which the Group recognised licence revenue during the year ended 31 December 2024. For further details on the terms and accounting treatment considerations for the BioNTech Agreement, refer to following notes to these consolidated financial statements: • Note 22, “Liabilities Related to Future Royalties and Milestones, Net” • Note 27, “Share Capital” Each of the elements under the BioNTech License and Option Agreement meet the definition of being distinct under IFRS 15 and each a single unit of account under IFRS 9. The BioNTech License and Option Agreement includes various embedded features, including the Binder License and related transfer of know-how, Technology Options, and Product Options, for free-standing financial instrument accounting in accordance with IFRS 9 - Financial Instruments (“IFRS 9”) and IAS 32 - Financial Instruments: Presentation (“IAS 32”). Each embedded feature is assessed for derivative accounting in accordance with IFRS 9. The Group concluded the Binder License and related transfer of know-how, Technology Options, and Product Options do not meet the definition of a derivative under IFRS 9. Binder License The Group applied IFRS 15 to account for the Binder License and related know-how as functional intellectual property. The Binder License and related transfer of know-how were not distinct from one another and must be combined as a performance obligation, as BioNTech requires the know-how to derive benefit from the license. Based on these determinations, the Group identified one combined distinct performance obligation at the inception of the BioNTech License and Option Agreement. The Group further determined the consideration received included in the transaction price at contract inception, is to be allocated to the one combined performance obligation. The Group determined that the performance obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and Binder License to BioNTech. The Group recognised total license revenue of $10,000,000 (£7,957,981), related to the BioNTech License and Option Agreement during the year ended 31 December 2024. No further licence revenue was recognised during the year ended 31 December 2025. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 102

The Group is eligible to receive milestone payments of up to $32.0 million in the aggregate upon the achievement of specified clinical development and regulatory milestones for each Binder Licensed Product that achieves such milestones. The Group is also eligible to receive a low single-digit royalty on net sales of Binder Licensed Products, subject to customary reductions, which are subject to specified limits. The royalty will be increased if BioNTech, its affiliates or sublicensees commercialize a Binder Licensed Product in an indication and country in which the Group or its affiliates or licensees also commercializes a product containing the same binders. Under the BioNTech License and Option Agreement, BioNTech is solely responsible for, and has sole decision-making authority with respect to, at its own expense, the exploitation of Binder Licensed Products. Milestone payments and royalty payments are regarded as variable consideration and will be evaluated under the most likely amount method. Milestone payments and royalty payments were not included in the transaction price, as this variable consideration was fully constrained as of 31 December 2025 and 2024. Technology Options The Group applied IFRS 15, considering particularly the accounting guidance related to any options granted to customers to purchase additional goods or services at a future date as this could provide a material right to the customer. A material right is a promise embedded in a current contract that should be accounted for as a separate performance obligation. The Group determined the Technology Options were not offered at a significant and incremental discount to their standalone selling price. Accordingly, the Technology Options granted to BioNTech do not represent a material right and, therefore, were not a performance obligation at the outset of the arrangement. The Technology Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10,000,000 (£7,957,981) was not allocated to the Technology Options’ performance obligation. No Technology Options were exercised during the year ended 31 December 2025 and 2024. Product Options The Product Options, unlike the Technology Options, are 1) still subject to negotiation as to the specific activities to be performed by each party, which will be determined and agreed before the Product Options can be exercised, and 2) have not been exercised upon signature of the BioNTech License and Option Agreement. Given that both AUTO1/22 and AUTO6NG are in early stages of development, the Group conclude that there is one performance obligation for each Product Option, the combined sale of the licence and development service, because this is early stage IP and the R&D services are expected to involve significant further development of the drug that could only (or is best) be performed by Autolus. The Product Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10,000,000 was not allocated to the Product Option’ performance obligation. No Product Options were exercised during the year ended 31 December 2024. Once a Product Option has been exercised, a further accounting treatment assessment is required to determine who has control rights over the exercised product and whether the subsequent accounting for the product should be accounted for under IFRS 11 - Joint Arrangements. The variable consideration for the Product Option milestone payments are not included in the transaction price at inception, based on the application of the variable consideration constraint under IFRS 15. The performance obligation transfers to BioNTech over time as the Group’s research and development services create and enhance the IP. When the Product Option milestone payments are added to the transaction price, a cumulative catch-up adjustment will be required in the period in which the transaction price is adjusted. To the extent the services are complete when the milestone consideration becomes highly probable that a significant reversal in revenue will not occur when uncertainty is resolved, the Product Option milestone payments are recognised in license revenue immediately. At each reporting date, the Group is require to consider whether or not the variable consideration for the Product Option milestone payments are included in the transaction price. The Product Option milestone consideration is estimated using the most likely amount method and included in the transaction price once it is highly probable that it will not reverse. Research, Option and License Agreement with Moderna On 22 June 2021, the Company entered into a Research, Option and License Agreement (the “Moderna Agreement”) with ModernaTX, Inc. (“Moderna”), pursuant to which the Group granted to Moderna an exclusive research license to perform research and pre-clinical development activities relating to target sequences with respect to certain of the Group’s research targets and products. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 103

Pursuant to the Moderna Agreement, the Group received an upfront non-refundable cash payment of $1.5 million (£1.1 million) in October 2021 and is entitled to receive development milestones payments per product and in sales milestones payments per product from Moderna if certain clinical, regulatory and sales performance milestones are achieved. The Group is further eligible to receive royalties in the low to mid-single digits on net sales on a product-by-product basis. The Group also granted Moderna on a research target-by-research target basis, the right to obtain an exclusive commercial license upon payment of a commercial option fee of $2.0 million (the “Commercial Option”). In September 2022, Moderna exercised its option, pursuant to the terms of the Moderna Agreement, to obtain the commercial license of the Group’s proprietary binders against an undisclosed immuno-oncology target for the development and commercialization of mRNA therapeutics. During the year ended December 31, 2025, the Group was notified by Moderna of the achievement of a clinical milestone of $1,000,000 (£700,000) relating to the Commercial Option exercised in September 2022 (the “Moderna Milestone”). 5. Operating loss The following items have been included in operating loss: 2025 2024 For the year ended 31 December £'000 £'000 Depreciation of property and equipment 6,295 5,911 Amortisation of intangible assets 1,466 202 Share-based payment expense 10,890 11,922 Sublease rental income (313) (194) Loss on disposal of property and equipment 11 171 Impairment of operating lease right-of-use assets 208 429 6. Finance income and Finance expense Finance income includes the following: 2025 2024 For the year ended 31 December £'000 £'000 Fair value adjustment on warrant derivative liability 546 7,695 Interest income / dividends from cash and cash equivalents 2,601 22,983 Accretion of financial assets at fair value through OCI 6,839 977 Accretion of financial assets classified as cash and cash equivalents 5,032 1,370 Net foreign exchange gain 1,679 — Total finance income 16,697 33,025 Finance expense includes the following: 2025 2024 For the year ended 31 December £'000 £'000 Net foreign exchange loss — 598 Interest expense on liabilities related to future royalties and milestones, net 31,976 30,908 Cumulative catch-up adjustment on liabilities related to sale of future royalties and milestones, net (4,231) (23,831) Interest expense arising on lease liabilities 3,884 3,085 Other interest cost 214 363 Total finance expense 31,843 11,123 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2025 104

7. Auditor’s remuneration During the year the Group obtained the following services from the auditor and its associates: 2025 2024 For the year ended 31 December £'000 £'000 Audit of group accounts 912 971 Audit of subsidiary accounts 138 116 Audit-related assurance services 381 545 Total auditor’s remuneration 1,431 1,632 8. Employees and Directors The average monthly number of persons (including executive directors) employed by the Group during the year was: For the year ended 31 December 2025 2024 Office and management 205 160 Research and development (including manufacturing) 519 410 Total average monthly number of persons 724 570 Employee benefit expenses (including the directors) comprise: 2025 2024 For the year ended 31 December £'000 £'000 Included in cost of sales: Salaries 27,750 3,680 Social security costs 3,574 399 Pension contributions 1,199 147 Share based payment 1,067 136 Other benefits 949 248 34,539 4,610 Included in research and development expenses: Salaries 26,961 38,676 Social security costs 2,680 4,284 Pension contributions 1,285 1,768 Share based payment 3,693 4,421 Other benefits 1,099 1,330 35,718 50,479 Included in general and administrative expenses: Salaries 34,916 25,258 Social security costs 3,017 2,084 Pension contributions 1,409 949 Share based payment 6,100 7,364 Termination benefits 2,800 — Other benefits 1,763 866 50,005 36,521 Total employee benefits expense 120,262 91,610 Other benefits include medical insurance, childcare vouchers, car allowances, RSU income and other benefits. The Group contributes to defined contribution pension schemes for its executive management team and employees. During the year ended 31 December 2025, defined pension schemes contributions of £3,893,000 (2024: £2,864,000) had been paid or were payable. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025

The details of directors who received emoluments from the Group are shown in the table below: 2025 2024 For the year ended 31 December £'000 £'000 Salaries and fees 971 930 Bonus 368 307 Other Benefits 132 31 Total directors’ emoluments 1,471 1,268 The directors have not exercised any share options during the year ended 31 December 2025 and 2024, respectively. The highest paid director is the Group’s executive director, Dr Christian Itin. Further details of the Directors’ remuneration and Directors’ options are contained in the Directors’ Remuneration Report. Compensation of key management personnel of the Group Key management includes the Board of Directors (executive and non-executive), and the executive management team. The compensation paid or payable to key management is set out below. 2025 2024 For the year ended 31 December £'000 £'000 Short-term benefits 8,494 7,941 Post-employment benefits 148 144 Termination benefits 1,095 — Other benefits 1,561 683 IFRS 2 Share based payment charge 6,437 7,213 Total compensation paid to key management personnel 17,735 15,981 There are no directors for whom retirement benefits are accruing under defined contribution schemes for the year ended 31 December 2025 and 2024, respectively. The Company has not issued any ADSs, representing ordinary shares, to directors during the year ended 31 December 2025 and 2024, respectively. The aggregated number of share options and restricted stock unit awards granted to key management personnel under 2018 Plan and 2025 Inducement during the year ended 31 December 2025 and 2024, respectively, including grant date, number of awards, type of award and exercise price as follows: 2025 2024 Date of grant Type of award granted Number of awards granted Exercise Price Date of grant Type of award granted Number of awards granted Exercise Price Board of Directors 26/06/2025 Options 720,000 $ 2.32 09/01/2024 Options 80,000 $ 6.84 01/12/2025 Options 80,000 $ 1.41 01/04/2024 Options 200,000 $ 5.68 28/06/2024 Options 880,000 $ 3.48 800,000 1,160,000 Executive management team 18/02/2025 Options 200,000 $ 2.03 23/02/2024 Options 400,000 $ 6.11 01/03/2025 Options 250,000 $ 1.73 26/06/2024 Options 450,000 $ 3.36 14/03/2025 Options 4,830,000 $ 1.89 30/09/2024 Options 800,000 $ 3.63 01/09/2025 Restricted stock units 80,000 $ — 08/10/2025 Options 750,000 $ 1.49 6,110,000 1,650,000 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 106

9. Share based payment Employee Share Plans In February 2017, the Board adopted the 2017 Share Option Plan, or the 2017 Plan. The 2017 Plan was set to expire on February 21, 2027. The 2017 Plan provided for the grant of potentially tax-favoured Enterprise Management Incentives, or EMI, options to the Company's U.K. employees and for the grant of options to its U.S. employees. In June 2018, the Company’s the Board and shareholders approved the 2018 Equity Incentive Plan, or the 2018 Plan. The initial maximum number of ordinary shares that may be issued under the 2018 Plan was 3,281,622. This number consists of 3,025,548 new ordinary shares and 256,074 ordinary shares that would have otherwise remained available for future grants under the 2017 Plan. The number of ordinary shares reserved for issuance under the 2018 Plan will automatically increase on October 1st of each year, for a period of not more than ten years, commencing on October 1, 2018 and ending on (and including) October 1, 2027, by an amount equal to the lesser of (i) 4% of the total number of ordinary shares outstanding on September 30th of the same calendar year or (ii) such fewer number of ordinary shares as the board of directors may designate prior to the applicable October 1st date. The updated maximum number of ordinary shares that may be issued under the 2018 Plan is 43,588,669 as of 31 December 2025. As of 31 December 2025, 13,103,045 ordinary shares were available for future grant. The total shares issued under the 2018 Plan may be authorised but unissued shares, shares purchased on the open market, treasury shares or ADSs. Share options granted under the 2018 Plan and 2017 Plan typically vest over a four-year service period with 25% of the award vesting on the first anniversary of the grant date and the balance vesting monthly over the remaining three-years, unless the award contains specific performance vesting provisions. Restricted stock units granted under the 2018 Plan typically vest over a four-year service period with 25% of the award vesting on each anniversary of the grant date or hire date. Share options granted under the 2017 Plan, 2018 Plan and 2025 Inducement plan, generally expire ten years from the date of grant. For certain senior members of management and directors, the Board has approved an alternative vesting schedule. 2025 Employee Share Purchase Plan In May 2025, the Company's board of directors adopted the 2025 Employee Share Purchase Plan (the “Purchase Plan” or “ESPP”), which became effective upon approval by the Company's shareholders in June 2025. The following description of the Purchase Plan is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Plan. Subject to adjustment for certain changes in the Company's capitalization, the maximum number of Shares (as defined therein) that may be issued under the Purchase Plan is 3,000,000. The Purchase Plan includes both (i) a 423 Component (as defined therein), which is intended to be used to grant rights to purchase Shares which qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) a Non-423 Component (as defined therein), which is intended to be used to grant rights to purchase Shares which do not qualify for such treatment under the Code. The UK Sharesave Sub-Plan has been adopted as a sub-plan to the Purchase Plan. The Sharesave is a UK 'all employee' share option plan, which is intended to satisfy the requirements of Schedule 3 of ITEPA for tax qualifying save-as-you-earn share options plans. The Purchase Plan, including any sub-plans, is administered by the Company's board of directors, which may delegate such administration to a committee comprised of one or more members of the board. The plan administrator has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase the Company's shares will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of Autolus parent or subsidiary companies will be eligible to participate in the Purchase Plan. The Company has not yet initiated any purchase periods or granted shares under the ESPP as of 31 December 2025. 2025 Inducement Plan The Company's 2025 Inducement Plan (the “2025 Inducement Plan”) became effective on March 27, 2025 and, in accordance with Nasdaq listing rules and the SEC requirements, provides for issuance of inducement equity awards to qualifying individuals in connection with their entering into employment with the Company or its affiliates. Awards granted under the 2025 Inducement Plan will not exceed 3,000,000 ADSs, representing an equal number of ordinary shares. As of 31 December 2025, 1,552,800 shares are reserved for issuance under the 2025 Inducement Plan. Equity awards granted under the 2025 Inducement Plan generally vest in the same manner as other Company awards, with 25% of the awards vesting one year after the vesting commencement date and the remainder of the awards vesting in equal monthly instalments over three additional years. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 107

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

Share Option Valuation

The assumptions (refer to Note 3(d)) used in the Black-Scholes option pricing model to determine the fair value of the share options granted to employees and directors during the year ended 31 December 2025 and 2024, respectively, were as follows:

For the year ended 31 December	2025	2024
Expected option life (years)	5.27 to 6.08	3.14 to 6.08
Risk-free interest rate	3.74% to 4.44%	3.56% to 4.86%
Expected volatility	78.30% to 80.20%	79.48% to 83.87%
Expected dividend yield	0.00%	0.00%

Share Options

The table below summarises the share option activity for the years ended 31 December 2025 and 2024, respectively:

	Number of share options	Weighted average Exercise Price (£)	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in £000's)
Outstanding at 31 December 2023	**17,956,385**	**4.53**	**8.35**	**39,384**
Granted	4,283,550	3.20	—	49
Exercised	(216,835)	2.18	—	377
Forfeited	(962,370)	2.57	—	88
Expired	(306,414)	6.69	—	5
Outstanding at 31 December 2024	**20,754,316**	**4.23**	**7.78**	**1,202**
Granted	12,997,697	1.43	—	1,328
Forfeited	(1,671,844)	1.78	—	74
Expired	(949,234)	3.98	—	5
Outstanding at 31 December 2025	**31,130,935**	**3.12**	**7.75**	**1,500**
Exercisable at 31 December 2025	**14,728,610**	**4.71**	**6.48**	**191**

The range of exercise prices for share options outstanding at 31 December 2025 was £0.0001 to £29.5055.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company's underlying ordinary shares for those share options that had exercise prices lower than the fair value of the Company's underlying ordinary shares. There were no share options exercised during the year ended 31 December 2025. The total intrinsic value of options exercised during the year ended 31 December 2024 was £377,000.

The weighted average grant-date fair value of share options granted during the year ended 31 December 2025 was £1.03 per share option (2024: £2.32 per share option). The weighted average share price for share options exercised during the year ended 31 December 2024 was £3.93 During the year ended 31 December 2025, 359,991 share options granted during the year vested (2024: 509,742).

As of 31 December 2025, the total unrecognised share based compensation expense related to unvested share options without performance conditions was £9,994,000, which the Company expects to recognise over a weighted average vesting period of 2.90 years (2024: 2.95 years).

Performance-based share options

The Company did not grant share options with performance conditions during the year ended 31 December 2025. During the year ended 31 December 2024 15,000 performance-based share options were forfeited or expired. In addition, during the year ended 31 December 2024, 573,850 performance-based share options vested upon the achievement of the relevant regulatory milestone.

108

As of 31 December 2024, all the performance conditions related to these performance-based share options were met. As a result, £2,282,000 share-based compensation expense was recognised for the years ended 31 December 2024. Restricted Stock Units A restricted stock unit (“RSU”) award represents the right to receive one of the Company’s ADSs upon vesting of the RSU. The fair value of each RSU award is based on the closing price of the Company’s ADSs on the preceding trading day of the date of grant. In March 2021, the Company awarded RSU awards with service conditions that vest over a four-year service period with 25% vesting on the first anniversary of the grant date, and the balance vesting quarterly over the remaining three-years. In March 2022, September 2022 and September 2025, the Company awarded RSU awards with service conditions that vest over a four-year service period with 25% vesting on the anniversary of the grant date. The following is a summary of RSU award activity under the 2018 Plan for the years ended 31 December 2025 and 2024, respectively: Number of Restricted Units Weighted average grant date fair value £ Unvested and outstanding at 31 December 2023 116,436 2.76 Vested (82,848) 2.41 Cancelled or forfeited (1,176) 4.85 Unvested and outstanding at 31 December 2024 32,412 3.30 Granted 80,000 1.14 Vested (17,949) 3.35 Cancelled or forfeited (1,963) 1.83 Unvested and outstanding at 31 December 2025 92,500 1.42 As of 31 December 2025 and 2024, respectively, the total unrecognised compensation expense related to unvested RSUs without performance conditions was £81,000 (2024: £25,000), which the Company expects to recognise over a weighted average vesting period of 3.53 years (2024: 1.25 years). Performance-based restricted stock units During the year ended 31 December 2025 and 2024, the Company did not grant RSU awards with performance conditions. Consequently, there was no unrecognised share-based compensation expense relating to performance based RSU awards. Share-based compensation expense recorded as cost of sales, research and development expenses and selling, general and administrative expenses is as follows (in thousands): 2025 2024 For the year ended 31 December £’000 £’000 Cost of sales 1,067 137 Research and development expenses, net 3,693 4,421 Selling, general and administrative expenses 6,130 7,364 Total share-based compensation expense 10,890 11,922 10. Tax 2025 2024 For the year ended 31 December £'000 £'000 Current year 1,998 (9,459) Adjustments in respect of prior years (14,826) (3,106) Deferred tax (credit) charge 14,401 (178) Total income tax benefit 1,573 (12,743) AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 109

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

Included in the deferred tax (credit) charge above is a deferred tax expense charge relating to changes in tax rates of nil (2024: £22,260 deferred tax charge).

The charge for the year can be reconciled to the profit in the income statement as follows:

For the year ended 31 December	2025 £'000	2024 £'000
Loss before tax on continuing operations	(221,083)	(173,778)
Tax at the UK corporation tax rate of 25% (2024: 25%)	(55,271)	(43,445)
Tax effect of expenses that are not deductible in determining taxable profit	13,432	17,014
R&D tax credits	—	(12,638)
Adjustments in respect of prior years	(14,826)	(3,106)
Operating losses	—	(3)
Movement in unrecognised deferred tax assets	57,723	28,822
Other, net	515	688
Foreign rate differential	—	(75)
Total income tax expense (benefit)	**1,573**	**(12,743)**

At the balance sheet date, the Group has unused tax losses, after accounting for tax credits receivable, of £719,003,000 (2024: £427,217,000) available for offset against future profits. No deferred tax asset has been recognised in either year in respect of these losses or any other deferred tax assets arising from temporary differences, as it is not considered probable that there will be future taxable profits available. These losses may be carried forward indefinitely.

Deferred tax asset / (liability)	Recognised 2025 £'000	Recognised 2024 £'000	Unrecognised 2025 £'000	Unrecognised 2024 £'000
Losses	—	—	179,751	108,821
Fixed assets	(34)	(43)	(1,331)	4,087
Other	1,682	1,266	(748)	(678)
Total	**1,648**	**1,223**	**177,672**	**112,230**

The UK's government announced and enacted an increase in the corporation tax rate from 19% to 25% effective from 1 April 2023. UK Deferred tax assets have been provided for in full.

Historically, the R&D SME regime has been particularly beneficial to the Group, as under such program the trading losses that arise from the Group's qualifying R&D activities can be surrendered for a cash rebate at 14.5%. The Group has claimed R&D tax credits under the R&D SME regime up to 31 December 2024. Qualifying expenditures largely comprise of employment costs for research staff, consumables, outsourced contract research organization costs and utilities costs incurred as part of research projects for which the Company does not receive income. A large proportion of costs in relation to the Group's pipeline research, clinical trials management and manufacturing development activities, all of which are being carried out by its wholly owned subsidiary Autolus Limited, are eligible for inclusion within these tax credit cash rebate claims.

From 2025, the Group became eligible to make claims under the new Merged RDEC scheme resulting in a net benefit of 16.2% on qualifying expenditure achieved under this regime.

Uncertain tax position

The assessment of uncertain tax positions is subjective and significant management judgement is required. This judgement is based on current interpretation of legislation, management experience and professional advice. Until matters are finally concluded it is possible that amounts ultimately paid will be different from the amounts provided.

110

SME R&D tax credit For the year ended 31 December 2025, the Group recognised an uncertain tax position of £4,220,000 relating the Group’s United Kingdom SME R&D tax credit for the year ended 31 December 2023. The Group’s wholly owned subsidiary, Autolus Limited, met the conditions of the United Kingdom R&D intensive scheme, and therefore submitted its corporate tax return for the year ended 31 December 2023 on this basis. The United Kingdom tax authority (His Majesty Revenue and Customs (“HMRC”) based on their non-statutory guidance, included some expenditure in the calculation of whether a company meets the R&D intensive scheme, which is in conflict with the criteria in the tax legislation. The position is uncertain and the legislation is currently untested in the United Kingdom courts. The uncertain tax position was measured using the most likely outcome approach. 11. Basic and diluted loss per share Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent is determined by dividing the loss for the year by the weighted average number of ordinary shares outstanding during the year. For all periods presented, the outstanding but unvested restricted shares, share options and warrants have been excluded from the calculation, as their effects would be anti-dilutive. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted loss per share are the same for all periods presented. Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent was calculated as follows (in thousands, except share and per share amounts): 2025 2024 As at 31 December £'000 £'000 Loss for the year - basic and diluted (222,656) (161,035) As at 31 December 2025 2024 Weighted average number ordinary shares Issued ordinary shares at 01 January 266,121,689 174,101,361 Effect of shares issued in February 2024 underwritten offering — 51,479,966 Effect of shares issued in February 2024 arising from BioNTech Securities Purchase Agreement — 29,326,047 Effect of share options exercised — 137,814 Effect of restrictive stock units vesting 16,535 115,850 Weighted average number ordinary shares as at 31 December 266,138,224 255,161,038 Basic and diluted net loss for the year attributable to ordinary equity holders of the parent (0.84) (0.63) The following potentially dilutive ordinary shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect: As at 31 December 2025 2024 Unvested restricted stock units (Refer to Note 9) 92,500 32,412 Share options (Refer to Note 9) 31,130,935 20,754,316 Warrants (Refer to Note 23) 3,265,306 3,265,306 Total potentially anti-dilutive ordinary shares 34,488,741 24,052,034 Since the year ended 31 December 2025, the Group has granted 7,264,865 share options and 4,021,121 RSUs up to the date of authorisation of these consolidated financial statements. 12. Segmental reporting A segment is a distinguishable component of the Group that is engaged in either providing related products or services which is subject to risks and rewards that are different from those of other segments. The Board reviews the Group’s internal reporting in order to assess performance and allocate resources. Management has determined there is one operating segment based on these reports. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 111

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

Geographical split of non-current operating assets

Non-current operating assets includes the following:

For the year ended 31 December	2025 £'000	2024 £'000
United Kingdom	116,111	100,563
United States of America	425	671
Europe	26	—
Total long-lived assets	**116,562**	**101,234**

Non-current assets for this purpose consist of property and equipment, right-of-use assets and intangible assets.

13. Property and equipment

£ 000	Office equipment	Laboratory equipment	Furniture and fittings	Leasehold improvements	Assets under construction	Total
Cost						
As at 31 December 2023	**2,951**	**25,370**	**1,854**	**10,001**	**9,848**	**50,024**
Additions	1,512	817	84	37	15,773	18,223
Disposals	(253)	(834)	—	—	—	(1,087)
Transfers	806	7,923	—	1,226	(9,955)	—
Effects of exchange rate differences	14	—	—	—	—	14
As at 31 December 2024	**5,030**	**33,276**	**1,938**	**11,264**	**15,666**	**67,174**
Additions	433	1,234	23	—	12,351	14,041
Disposals	(752)	(127)	(8)	—	—	(887)
Transfers	443	6,947	51	454	(7,895)	—
Effects of exchange rate differences	(58)	(32)	22	—	—	(68)
As at 31 December 2025	**5,096**	**41,298**	**2,026**	**11,718**	**20,122**	**80,260**
Accumulated depreciation and impairment losses						
As at 31 December 2023	**1,739**	**16,127**	**1,057**	**3,689**	**—**	**22,612**
Depreciation expense for the year	797	3,920	157	1,037	—	5,911
Disposals	(253)	(655)	—	—	—	(908)
As at 31 December 2024	**2,283**	**19,392**	**1,214**	**4,726**	**—**	**27,615**
Depreciation expense for the year	1,260	3,795	183	1,057	—	6,295
Disposals	(750)	(127)	—	—	—	(877)
Effects of exchange rate differences	(13)	(30)	2	—	—	(41)
As at 31 December 2025	**2,780**	**23,030**	**1,399**	**5,783**	**—**	**32,992**
Carrying amount						
As at 31 December 2024	**2,747**	**13,884**	**724**	**6,538**	**15,666**	**39,559**
As at 31 December 2025	**2,316**	**18,268**	**627**	**5,935**	**20,122**	**47,268**

112

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

The depreciation expenses of £6,295,000 (2024: £5,911,000) have been recognised as £434,000 (2024: £332,000) general and administrative expense, £1,648,000 (2024: £4,982,000) as research and development expenses and £4,213,000 (2024: £597,000) as cost of sales.

14. Intangible assets

£ 000	Patents & Licences	Total
Cost		
As at 31 December 2023	**9,779**	**9,779**
Additions	10,064	10,064
As at 31 December 2024	**19,843**	**19,843**
Additions	6,066	6,066
As at 31 December 2025	**25,909**	**25,909**
Accumulated amortisation		
As at 31 December 2023	—	—
Amortisation charge for the year	202	202
As at 31 December 2024	**202**	**202**
Amortisation charge for the year	1,466	1,466
As at 31 December 2025	**1,668**	**1,668**
Carrying amount		
As at 31 December 2024	**19,641**	**19,641**
As at 31 December 2025	**24,241**	**24,241**

On 8 November 2024 the Group was notified by the FDA that its BLA was approved, allowing for the marketing of AUCATZYL in the United States for the treatment of adult patients (18 years and older) with r/r B-ALL. During the year ended 31 December 2024 the Group recognised a license milestone payment of £10,000,000 as an intangible asset due to the technology having alternative future use in research and development projects at the time of the payment. As a result, an amortisation charge of £202,000 on licenses and patents relating relating intellectual property relating to AUCATZYL for the treatment of r/r B-ALL in adults patients was recognised in Cost of Sales during the year ended 31 December 2024.

On July 18, 2025, the Group was notified by the European Commission that the Group had been granted marketing approval for AUCATZYL for the treatment of adult patients (26 years and older) with r/r B-ALL, which triggered a £6.0 million regulatory milestone payment that was paid by the Group to UCL Business Ltd ("UCLB") during the year ended 31 December 2025, pursuant to a certain exclusive license agreement, as amended (the "UCLB License Agreement").

15. Right-of-use assets and lease liabilities

Group as a lessee

Since September 2017, the Group has had an arrangement with Cell Therapy Catapult Limited to lease manufacturing suites at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom. In March 2023, the Group and Cell Therapy Catapult Limited mutually agreed: (i) to terminate the lease relating to the leased manufacturing suite which originally had a lease term until February 2025, (ii) to extend the lease term of one of the remaining manufacturing suites from June 2023 to August 2024, and (iii) to extend the lease term of a third manufacturing suite leased by the Group from September 2023 to August 2024. In August 2024, one of the leased manufacturing suites ended and the Group exited the suite. In September 2024, the Group extended the lease term from August 2024 to December 2026 for the remaining manufacturing suite.

113

In January 2019, the Group executed a lease agreement with Whitewood Media Village GP Limited and Whitewood Media Village Nominee Limited to lease the fifth floor of MediaWorks including laboratory space. The Group has the option to terminate the lease in November 2026. In August 2021, MediaWorks became the Group's main corporate headquarters. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease’s right-of-use asset or lease liability. The lease agreement includes an option to lease additional space. The lease term is nine years and eleven-months with an eighteen-month rent free period at the beginning of the lease term. In addition, in January 2026, the Group entered into an amendment to the lease agreement that extended the lease term into November 2035. The amendment provides certain rent-free and reduced rent periods as an incentive, and includes a break window during which the Group may terminate the lease early in exchange for payment of a pre-specified rent penalty. In February 2019, the Group agreed to enter into a fifteen-year lease for manufacturing space units located in Enfield, United Kingdom, provided that the landlord completed the required leasehold improvements described in the agreement. The Group executed these lease agreements for 3 manufacturing space units, each for fifteen-year lease terms upon such completion. The leases commenced in February 2019, with the option to terminate the lease in February 2029. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease’s right-of-use asset or lease liability. In March 2021, one of the units was split in two separate units and the Group surrendered one of those units back to the landlord. The Group has no further obligations for the surrendered unit and the right of use asset and lease liability which were recorded for this unit were written off during the year ended 31 December 2021. In October 2021, the Group subleased two of the three remaining units to third parties with lease terms ending in February 2029 and October 2026, respectively. The Group completed an asset impairment analysis of the right-of-use lease concluding the undiscounted cash flows exceeded the carrying value as of 31 December 2025 which resulted the recognition of a £207,708 impairment of operating lease right-of-use assets and related property and equipment. In September 2021, the Group also entered into a lease agreement for 2,762 square feet of laboratory and office space in Gaithersburg, Maryland, with a term until March 2024. In September 2023, the Group extended the original lease term to March 2027. On 19 September 2023, the Group entered into a 20-year lease agreement with the landlord for The Nucleus. The Group made fit-out costs in other areas of the building which may be required to be removed at the end of the lease term. On 10 September 2024, the Group completed a variation of the lease for the manufacturing facility, related to additional works at the site. The landlord will provide funding for certain specified improvements to the facility (the “Works”), which the Group commits to undertake on a mutually agreed schedule. Funding received for the Works done are deemed lease incentives in accordance with IFRS 16. Once the Works are complete, the rental payments under the lease will be increased according to a specified formula for the remainder of the lease term from December 2025. The deed of variation does not affect the lease term, which continues to run for 20 years from 19 September 2023. In the year ended 31 December 2025, the landlord handed over various portions of the facility upon the completion of the Works. The Group made fit-out costs in other areas of the building and may be required to be removed at the end of the lease term. As a result, as of 31 December 2025, the Group has recognised an estimated Asset Retirement Obligation (“ARO”) amounting to £262,000 . The Group will continue to assess the ARO as more related assets are brought into use. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 114

Below are the carrying amounts of right-of-use assets recognised and the movements during the years ended 31 December 2025 and 2024, respectively: Property and Machinery Other Equipment Total £’000 £’000 £’000 As at 31 December 2023 45,536 147 45,683 Lease additions 644 43 687 Lease terminations (703) — (703) Amortisation expense of right-of-use assets (4,265) (75) (4,340) Modifications 1,134 — 1,134 Impairment loss (429) — (429) Effect of foreign currency gains / (losses) 2 — 2 As at 31 December 2024 41,919 115 42,034 Lease additions 6,999 65 7,064 Amortisation expense of right-of-use assets (3,737) (77) (3,814) Impairment loss (208) — (208) Effect of foreign currency gains / (losses) (23) — (23) As at 31 December 2025 44,950 103 45,053 Below are the carrying amounts of lease liabilities and movements during the years ended 31 December 2025 and 2024, respectively: £’000 As at 31 December 2023 41,852 Lease additions 687 Interest expense accretion 3,085 Lease payments (7,414) Lease incentives 3,860 Lease termination (593) Modification of lease term 1,134 Effect of foreign currency gains / (losses) 2 As at 31 December 2024 42,613 Lease additions 6,869 Interest expense accretion 3,884 Lease payments (6,117) Lease incentives 6,293 Effect of foreign currency gains / (losses) (24) As at 31 December 2025 53,518 Lease liability - current 3,570 Lease liability - non-current 49,948 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 115

The following are the amounts recognised in the consolidated income statement during the years ended 31 December 2025 and 2024, respectively: 2025 2024 For the year ended 31 December £’000 £’000 Amortisation expense of right-of-use assets 3,814 4,340 Interest expense on lease liabilities 3,884 3,085 Expense relating to short-term leases 321 294 Impairment loss on right of use asset 208 — Total amount recognised in the consolidated income statement £ 8,227 £ 7,719 Other information: As at 31 December 2025 2024 Total cash outflows for leases (in £’000s) 6,117 7,414 Total cash inflow for leases - lease incentives (in £’000s) 6,293 3,860 Weighted-average remaining lease term 16.1 years 15.9 years Weighted-average discount rate 8.08% 8.15 % The carrying value of the Group’s lease obligations as at 31 December 2025 and 2024, respectively, approximates to their fair value. The Group’s lease liabilities are secured by the related underlying assets. The undiscounted maturity analysis of lease liabilities recognised at 31 December 2025 and 2024, respectively, is as follows: 2025 2024 As at 31 December £’000 £’000 Within one year(1) 6,416 (1,540) One to two years(1) 7,452 6,422 Two to three years 6,774 6,663 Three to four years 5,247 6,092 Four to five years 5,246 4,584 Greater than five years 65,448 62,390 Total undiscounted future minimum lease payments 96,583 84,611 (1) For 2024, this includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2026, respectively. 16. Prepaid expenses and other non-current assets 2025 2024 As at 31 December £'000 £'000 Lease deposit 767 768 Prepayments 157 27 Total prepaid expenses and other non-current assets 924 795 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 116

17. Cash and cash equivalents Cash and cash equivalents comprise of the following: 2025 2024 As of 31 December £’000 £’000 Cash and bank balances 22,879 5,896 Money market funds 52,949 90,504 Other cash equivalents* 1,565 84,997 Total cash and cash equivalents 77,393 181,397 *Other cash equivalents include commercial paper, United Kingdom government gilts, debt securities issued by foreign government, United States treasury bills and short term deposits with a maturity date of less than three months. 18. Financial assets at fair value through OCI Financial assets at fair value through other comprehensive comprise of the following: 2025 2024 As of 31 December £’000 £’000 Commercial paper 39,085 16,866 Corporate debt securities 43,329 120,562 United Kingdom Government Securities 49,182 112,730 United States Treasury Bills 14,504 37,552 Total financial assets at fair value through OCI 146,100 287,710 The aggregated net unrealised gain on financial assets at fair value through OCI in the amount of £378,000 has been recognised in accumulated other comprehensive loss in the Group's consolidated balance sheet as of 31 December 2025. At 31 December 2025, the Group held 63 financial assets at fair value through OCI out of its total investment portfolio that were in a continuous unrealized loss position. As of 31 December 2025, no allowance for expected credit losses has been recognised in relation to securities in an unrealized loss position. The related unrealized losses are not severe, have been for a short duration and are due to normal market, exchange rate fluctuations and all securities have an investment- grade credit rating. The Group neither intend to sell these investments nor conclude that the Group are more-likely-than- not that it will have to sell them before recovery of their carrying values. The Group also believe that it will be able to collect both principal and interest amounts due to the Group at maturity. There were no amounts reclassified out of other comprehensive income (loss), net of tax during the year ended 31 December 2025. 19. Inventories, net Inventories, net consisted of the following: 2025 2024 As at 31 December £'000 £'000 Raw materials 13,033 3,599 Consumables 7,319 5,304 Work in progress 2,700 13 Finished goods 4,009 112 Total Inventories, net 27,061 9,028 Inventory write-downs as a result of excess, obsolescence, scrap or other reasons are recorded in cost of sales in the Company's consolidated statements of operations. For the years ended 31 December 2025 and 2024, inventory write- downs were £9,214,000 and nil, respectively. Inventory write-downs were mainly related to inventory in excess of expected demand and shelf-life expiration. Inventory amounts above are net of the associated inventory write-downs. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 117

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

20. Prepaid expenses and other current assets

As at 31 December	2025 £'000	2024 £'000
Accrued interest income	650	2,047
Prepayments	15,812	12,135
VAT receivable	2,658	1,916
Tax prepayments	—	1,272
Research and development tax claim receivable	38,328	33,245
Lease deposit	393	742
Other receivables	679	228
Total prepaid expenses and other current assets	**58,520**	**51,585**

21. Trade and other payables

As at 31 December	2025 £'000	2024 £'000
Trade creditors	2,291	1,571
Accruals	40,915	38,324
Corporate tax	6,371	4,584
Other payables	168	37
Total trade and other payables	**49,745**	**44,516**

22. Liabilities Related to Future Royalties and Milestones, Net

Blackstone Agreements

On 6 November 2021, the Group concurrently entered into the following agreements with BXLS V - Autobahn L.P, ("Blackstone") collectively called the "Blackstone Agreements":

(i) Strategic Collaboration and Financing Agreement, (the "Blackstone Collaboration Agreement");

(ii) Securities Purchase Agreement (the "Blackstone Securities Purchase Agreement");

(iii) Warrant Agreement (the "Blackstone Warrant") - refer to Note 23, *"Warrant derivative liability*"; and

(iv) a Registration Rights Agreement (the "Blackstone Registration Rights Agreement").

The Blackstone Agreements were entered into and in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate.

Blackstone Collaboration Agreement

Pursuant to the Blackstone Collaboration Agreement, Blackstone agreed to pay the Company up to $150 million to support the continued development of obe-cel, as well as next generation product therapies of obe-cel in B-cell malignancies. These payments include (i) an upfront payment of £50 million and (ii) up to £100 million payable based on the achievement of certain specified clinical, manufacturing and regulatory milestones (each such payment, a "Blackstone Development Payment" and collectively, the "Blackstone Development Payments").

In November 2021, an upfront payment of $50 million (£37.1 million) was paid by Blackstone upon execution of the Blackstone Collaboration Agreement. In December 2022, two Blackstone Development Payments were paid by Blackstone of $35 million (£28.4 million) each as a result of (i) the joint steering committee's review of Autolus' interim analysis of pivotal FELIX Phase 2 clinical trial of obe-cel in relapsed/refractory ("r/r") adult Acute Lymphoblastic Leukaemia ("B-ALL") and (ii) achievement of a pre-agreed manufacturing milestone as a result of completion of planned activities demonstrating the performance and qualification of the Company's obe-cel's manufacturing process. In December 2024, the remaining $30 million (£23.7 million) Blackstone Development Payment was paid to the Group on the approval of AUCATZYL by the FDA. The Company considers the achievement of the specified regulatory milestone as probable when actually achieved (i.e., when the contingency resolves).

118

In exchange for the Blackstone Development Payments, the Company agreed to make payments to Blackstone (the “Revenue Share Payments”) equal to a mid-single digit royalty, subject to the Aggregate Cap (as defined in the Blackstone Collaboration Agreement) on payments under the Blackstone Collaboration Agreement, based on net sales anywhere in the world of (i) Collaboration Products in B-cell malignancies, (ii) subject to certain conditions set forth in the Blackstone Collaboration Agreement, its CD19 and CD22 CAR T cell investigational therapy product candidate known as AUTO3 in B- cell malignancies, and (iii) certain Collaboration Products to the extent developed or commercialized in indications other than a B-cell malignancy (“Obe-cel Franchise Products”). The Group is also obligated to make payments (the “Sales Milestone Payments”), subject to the Aggregate Cap, if certain cumulative net sales levels are achieved. During the year ended 31 December 2025, the Group made revenue share payments to Blackstone pursuant to the Blackstone Collaboration Agreement. The Group, and all of its subsidiaries have provided, and all of its future subsidiaries will provide, a guaranty to Blackstone of its obligations under the Blackstone Collaboration Agreement. In addition, the Company granted a security interest in its subsidiary Autolus Limited to Blackstone in certain intellectual property and financial assets of the Company and its subsidiaries. The security interest terminated in January 2025 upon the first commercial sale of AUCATZYL in the U.S. (such time, the “Release Time”). The Blackstone Collaboration Agreement contains restrictive negative covenants that also expired upon the Release Time. Termination of the Blackstone Collaboration Agreement by Blackstone due to certain breaches of the Blackstone Collaboration Agreement or other actions by the Company will require the Company to make liquidated damage payments to Blackstone in excess of the Blackstone Development Payments. The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement Liability was approximately 15.80% as of 31 December 2025 and 2024, respectively. BioNTech Agreements On 6 February 2024 (the “Execution Date”), the Group concurrently entered into: (i) a Securities Purchase Agreement (the “BioNTech Securities Purchase Agreement”), - Refer to Note 27, “Share Capital" for further details; (ii) a Registration Rights Agreement (the “BioNTech Registration Rights Agreement”), - Refer to Note 27, “Share Capital" for further details; (iii) a Letter Agreement (the “BioNTech Letter Agreement”) and (iv) a License and Option Agreement (the “BioNTech License and Option Agreement”), collectively called the “BioNTech Agreements”, with BioNTech, - Refer to note Note 4, “Revenue” for details regarding the License and Options The BioNTech Agreements were entered into in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate. The following descriptions of the BioNTech Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. (iii) BioNTech Letter Agreement The BioNTech Letter Agreement provides BioNTech with certain additional rights and subjects BioNTech’s investment in the Group to certain restrictions. BioNTech received the right to nominate a director to the Group’s board of directors. If BioNTech acquires beneficial ownership of at least 30% of the issued and outstanding Ordinary Shares of the Company (including in the form of ADSs) within five years of the Execution Date, BioNTech will have the right to designate an additional director who shall be independent. BioNTech’s director nomination rights shall automatically terminate upon BioNTech’s ownership of Ordinary Shares dropping below certain specified percentages. Additionally, BioNTech has the right to purchase equity securities sold by the Company in bona fide financing transactions in amounts that are based on BioNTech maintaining specified ownership thresholds following such financing transactions. Subject to specified exceptions, BioNTech may not sell the Private Placement ADSs without the Company’s approval for a period of six months following the applicable closing date for such ADSs. The BioNTech Letter Agreement terminates upon the earlier of (a) the later of (i) 6 February 2027 and (ii) such time as no securities of the Company are held by BioNTech or its affiliates and (b) the consummation of a change of control transaction involving the Company. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 119

(iv) BioNTech License and Option Agreement Obe-cel Product Revenue Interest Under the License Agreement, BioNTech has also agreed to financially support the expansion of the clinical development program and planned commercialization of obe-cel (through a revenue sharing arrangement). In exchange for the grant of rights to future revenues from the sales of obe-cel products, BioNTech made an upfront payment to the Group of $40.0 million (£31.8 million). Autolus Limited will pay BioNTech a low single-digit percentage of annual net sales of obe- cel products, including revenues from sales of AUCATZYL, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100.0 million in the aggregate on achievement of certain regulatory events for specific new indications upon BioNTech's election. During the year ended 31 December 2025, the Group made revenue share payments to BioNTech pursuant to the BioNTech License and Option Agreement. The Obe-cel Product Revenue Interest meets the definition of liability in accordance with IAS 32 and has therefore been accounted for as such. Manufacturing and Commercial Services Agreement Under the terms of the BioNTech License and Option Agreement, the Group has agreed to grant BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other’s manufacturing and commercial capabilities, in addition to Autolus’ commercial site network and infrastructure, with respect to certain of each parties’ CAR T products, including BioNTech’s product candidate BNT211 (the “Manufacturing and Commercial Services Agreement” or “MCSA”). The MCSA, if entered into, would also grant BioNTech access to the Group’s commercial site network and infrastructure. The Group concluded there were four free-standing financial instruments arising from the execution of the BioNTech Agreements, comprising: 1. the Initial ADSs representing ordinary shares purchased pursuant to the BioNTech Securities Purchase Agreement; 2. the potential Subsequent ADSs representing ordinary shares that may be purchased pursuant to the BioNTech Securities Purchase Agreement; 3. the BioNTech License and Option Agreement, and 4. the MCSA. The Subsequent ADSs are classified as a forward instrument contingent on the MCSA being executed.On August 6, 2025, the MCSA option expired unexercised. The forward instrument has an inconsequential market value as the exercise price approximates the Company’s stock price on the last trading day prior to the signing date of the MCSA. Consequently, the initial proceeds arising from the purchase of Initial ADSs pursuant to the BioNTech Securities Purchase Agreement will not be separately allocated to this free-standing financial instrument at inception of the BioNTech Agreements. Furthermore, as the MCSA has yet to be entered into no consideration will be allocated to this free-standing financial instrument at inception of the BioNTech Agreements. Within the BioNTech License and Option Agreement, there are a number of embedded features which have each been assessed for free-standing financial instrument accounting in accordance with IFRS 9 - Financial Instruments (“IFRS 9”) and IAS 32 -Financial Instruments: Presentation (“IAS 32”). Each embedded feature is assessed for derivative accounting in accordance with IFRS 9. The Company analysed how it should account for the embedded features within the BioNTech Securities Purchase Agreement and BioNTech License and Option Agreement: – the 33,333,333 ADSs sold to BioNTech gross proceeds amounting to $200.0 million (£159.2 million) were accounted for as equity in accordance to IAS 32 (Refer to Note 27 - “Share Capital” for further details); – the Binder License upfront proceeds amounting to $10.0 million (£8.0 million), Technology Options and Product Options represent an agreement with customer for goods and services and therefore should be accounted for under IFRS 15 (Refer to Note 4 - “Revenue” for further details); and – the Obe-cel Product Revenue Interest gross proceeds amounting to $40.0 million (£31.8 million) meets the definition of a financial liability in accordance with IAS 32 and therefore is accounted initially at fair value less transaction costs and subsequently measured at amortised cost under IFRS 9. The Group initially recognised the BioNTech Liability at $38.3 million (£30.5 million) being the face value less transaction costs. Once the Group commences commercial sales of AUCATZYL that generate royalties, which the Group expect will occur in the first quarter of 2025, the Group will recognise the portion of royalties paid to BioNTech as a decrease to the liability with a corresponding reduction in cash. The imputed rate of interest on the unamortized portion of the BioNTech Liability was approximately 28.70% as of 6 February 2024 and 31 December 2024. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 120

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

The four units of accounting were recorded at fair value upon initial recognition and will not be subsequently measured at fair value. The initial ADS, representing ordinary shares, have been accounted for as equity and will not be subsequently remeasured. The Group allocated the total gross proceeds arising from the BioNTech Securities Purchase Agreement (i.e., the Initial ADSs representing ordinary shares), and the BioNTech License and Option Agreement among the four units of accounting on a relative fair value basis at the time of the transaction as follows:

Units of Accounting	**Gross proceeds** ***(in millions)***	**Initial fair value** ***(in millions)***	**Allocated consideration based on relative fair value** ***(in millions)***	**consideration based on relative fair value after transaction costs*** ***(in millions)***
Initial ADSs, representing ordinary shares	£ 159.2	£ 159.2	£ 159.2	£ 154.3
Subsequent ADSs, representing ordinary shares	£ —	£ —	£ —	£ —
Subtotal: Equity	**£ 159.2**	**£ 159.2**	**£ 159.2**	**£ 154.3**
BioNTech License and Option Agreement	£ 39.8	£ 39.8	£ 39.8	£ 38.1
Liabilities related to future royalties and milestones, net (*Obe-cel Product Revenue Interest*)	*£ 31.8*	*£ 31.8*	*£ 31.8*	*£ 30.5*
License Revenue *(Binder License)*	*£ 8.0*	*£ 8.0*	*£ 8.0*	*£ 7.6*
MCSA	£ —	£ —	£ —	£ —
Total	**£ 199.0**	**£ 199.0**	**£ 199.0**	**£ 192.4**

** In addition, the total shared transaction costs of £6.6 million, relating to the BioNTech Agreements have been allocated to the four units of accounting on a relative fair value basis.*

Changes to the liabilities related to future royalties and milestones, net during the year ended 31 December 2025 are as follows:

	£000's
Balance as at 31 December 2023	**134,246**
Initial recognition of BioNTech liability	30,507
Interest expense accrued on liability related to future royalties and sales milestones, net	30,908
Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net	(23,831)
Proceeds from Blackstone Development Payment received	23,670
Effects of exchange rate differences	2,426
Balance as at 31 December 2024	**197,926**
Interest expense accrued on liability related to future royalties and sales milestones, net	31,976
Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net	(4,231)
Revenue share payments	(3,253)
Effects of exchange rate differences	(14,168)
Balance as at 31 December 2025	**208,250**

The following table summarizes the current versus non-current split of the liabilities related to future royalties and milestones, net (in thousands):

As of 31 December	**2025** **£'000**	**2024** **£'000**
Current portion of liabilities related to future royalties and milestones, net	7,432	2,792
Non-current portion of liabilities related to future royalties and milestones, net	200,818	195,135
Total liabilities related to future royalties and milestones, net	**208,250**	**197,927**

121

23. Warrant derivative liability On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Autolus Therapeutics plc issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of Autolus Therapeutics plc’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. The fair value of the Blackstone Warrant issued is estimated on the date of issuance at each subsequent reporting date using the Black-Scholes option pricing model. A description of the assumptions used in the Black-Scholes option pricing model to value the Blackstone Warrants include the following: Expected volatility: The Company uses its own historical volatility of its publicly traded ADSs over an expected remaining term of 0.85 years in determining the expected volatility. Expected term: The expected term of the Company’s warrants has been determined utilizing the contractual term of the warrants. Risk-free interest rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of granting of the warrant for time periods that are approximately equal to the expected term of the award. Expected dividend: Expected dividend yield of zero is based on the fact that the Company has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future. Fair value of ordinary shares The fair market value of the Company’s ADSs underlying the share option is equal to the closing price of the ADSs on the Nasdaq Global Select Market on the previous trading date the grant is approved by the Compensation Committee or a delegate of the Compensation Committee. The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants granted to Blackstone for the years ended 31 December 2025 and 2024, respectively, were as follows: For the year ended 31 December 2025 2024 Fair value of ordinary shares £2.68 £2.35 Expected option life (years) 0.85 1.85 Risk-free interest rate 3.51% 4.17% Expected volatility 84.84% 72.91% Expected dividend yield 0.00% 0.00% Changes to the Blackstone Warrant derivative liability for the year ended 31 December 2025 and 2024, respectively, are as follows: £’000 Balance as at 31 December 2023 £ 8,387 Fair value adjustment (included in Finance income) £ (7,695) Balance as at 31 December 2024 £ 692 Fair value adjustment (included in Finance income) £ (546) Balance as at 31 December 2025 £ 146 Refer to Note 25 “Fair value measurement” for the reconciliation of the fair value of the warrant derivative liability. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 122

24. Financial instruments Financial instruments risk management objectives and policies The Group's principal financial assets include other receivables, cash and cash equivalents, restricted cash and financial assets at fair value through OCI (marketable securities) that derive directly from its operations. The Group's principal financial liabilities comprise the trade and other payables, lease liabilities, liabilities related to future royalties and milestones, net (Blackstone Collaboration Agreement Liability and BioNTech Liability), other long-term payables and a warrant derivative liability. The main purpose of these financial liabilities is to finance the Group’s operations. The Group is exposed to interest rate, currency, credit and liquidity risks. The Board oversees the management of these risks. The Board has relevant policies and procedures in place to identify, measure and manage financial risks in accordance with its policies and risk objectives. The most significant financial risks to which the Group is exposed are set out below. The main risks arising from the Group’s financial instruments are credit risk, liquidity risk, and market risk (including interest rate risk and foreign exchange risk). Credit risk Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from our operating activities, primarily from marketable securities, cash and cash equivalents and restricted cash. The Group did not hold material account receivable balances as at 31 December 2025 and 2024, respectively. The Group’s marketable securities, cash and cash equivalents and restricted are held with multiple counterparties for varying periods according to the Group’s expected liquidity requirements. The Group monitor the credit rating of these counterparties on a regular basis. The Group’s investment policy limits investments to certain types of instruments, such as corporate debt securities, U.S. treasury bills, U.K. government securities, money market funds, bank term deposits and bank notice accounts and places restrictions on maturities and concentration by type and issuer and specifies the minimum credit ratings for all investments and the average credit quality of the portfolio. The Group has no other significant off-balance-sheet risk, such as foreign exchange contracts, options contracts, or other hedging arrangements. Liquidity risk The Group's exposure to liquidity risk arises from its ongoing operational expenditure, required to perform its principal activity. The Group continuously monitors the risk of a shortage of funds by assessing expected cash flows, which are used to generate forecast levels of cash and cash equivalents. The Group also considers the foreign currency cash levels required in dollars and euros as part of these forecasts in order to ensure it has sufficient resources to settle its payable balances. The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases or other sources of financing to ensure it continues to have sufficient liquidity. Since the Group’s inception, the Group has not generated any commercial product revenue and have incurred operating losses and negative cash flows from its operations. The Group expects to incur significant expenses and operating losses for the foreseeable future as the Group markets AUCATZYL and advance its other product candidates through preclinical and clinical development and seek regulatory approval and pursue commercialization of any additional approved products. As a result, the Group may need significant additional capital to fund its operations until such time as it can generate significant revenue from sales of AUCATZYL or other products. As of November 8, 2024, the Group has one product approved for commercial sale in the United States, AUCATZYL, of which the first commercial sale of AUCATZYL in the United States was made during January 2025. In November 2025, the National Institute for Health and Care Excellence (“NICE”) recommended AUCATZYL for use in the National Health Service (“NHS”) in England and Wales as a treatment option for adult patients (age 26 and older) with r/r B-ALL. The Group launched AUCATZYL in the United Kingdom in January 2026, and it is available through routine commissioning by the NHS. The Group have funded its operations to date primarily with proceeds from product revenue, government grants, sales of our equity securities, through public offerings and pursuant to our at-the-market equity facility, U.K. research and development tax credits and receipts from the SME and RDEC schemes, out-licensing arrangements and strategic collaboration agreements. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

Exposure to liquidity risks

The following are the remaining contractual maturities of financial assets and financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

As at 31 December 2025	Carrying amount £000	Contractual cash flows Total £'000	One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial assets						
Prepaid expenses and other current assets (current and non-current)[1]	1,879	1,879	1,722	—	—	157
Accounts receivables, net	17,856	17,856	17,856	—	—	—
Cash and cash equivalents	77,393	77,393	77,393	—	—	—
Restricted cash	1,117	1,117	511	—	—	606
Financial assets at fair value through OCI	146,100	146,100	146,100	—	—	—
Total financial assets	**244,345**	**244,345**	**243,582**	**—**	**—**	**763**

[1] Prepaid expenses and other assets balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables.

As at 31 December 2025	Carrying amount £000	Contractual cash flows Total £'000	One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial liabilities						
Trade and other payables[2]	43,374	43,374	43,374	—	—	—
Lease liabilities (current and non-current)[3]	53,518	96,583	6,416	7,452	17,267	65,448
Other long-term payables	356	356	—	—	—	356
Warrant derivative liability[4]	146	146	146	—	—	—
Subtotal financial liabilities	**97,394**	**140,459**	**49,936**	**7,452**	**17,267**	**65,804**

[2]Trade and other payables balance above excludes corporate tax

[3] Includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2026, respectively.

[4]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 23 for further details.

As at 31 December 2024	Carrying amount £000	Contractual cash flows Total £'000	One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial assets						
Prepaid expenses and other current assets (current and non-current)[1]	3,044	3,044	3,017	—	—	27
Accounts receivable, net	178	178	178	—	—	—
Cash and cash equivalents	181,397	181,397	181,397	—	—	—
Restricted cash	1,137	1,137	511	—	—	626
Financial assets at fair value through OCI	287,710	287,710	226,496	61,214	—	—
Total financial assets	**473,466**	**473,466**	**411,599**	**61,214**	**—**	**653**

[1] Prepaid expenses and other current assets balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

124

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

		Contractual cash flows				
As at 31 December 2024	**Carrying amount £000**	**Total £'000**	**One year or less £'000**	**One to two years £'000**	**Two to five years £'000**	**More than five years £'000**
Financial liabilities						
Trade and other payables[2]	39,932	39,932	39,932	—	—	—
Lease liabilities (current and non-current)[3]	42,613	84,611	(1,540)	6,422	17,339	62,390
Other long-term payables	337	337	—	—	—	337
Warrant derivative liability[4]	692	692	—	692	—	—
Subtotal financial liabilities	**83,574**	**125,572**	**38,392**	**7,114**	**17,339**	**62,727**

[2]Trade and other payables balance above excludes corporate tax

[3] Includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2026, respectively.

[4]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 23 for further details.

In addition to the above, the liabilities relating to future royalties and milestones, net, of £208,250,000 (2024: £197,927,000), is also classified as a financial liability of which £7,432,000 is estimated to be payable within one year . Thus, resulting in total financial liabilities at a carrying amount of £312,015,000 (2024: £286,084,000). The liabilities related to future royalties and milestones, net comprising of the Blackstone Collaboration Agreement Liability and BioNTech Liability, includes estimated royalties and milestone payment. The Blackstone Collaboration Agreement Liability and BioNTech Liability has no contractual maturity, however, royalties and milestones are forecasted to be paid over an estimated period of up to 20 years. Refer to Note 22 *"Liability related to future royalties and milestones, net"* for further details.

Market risk

Market risk is the risk that changes in market prices, such as in interest rates, commodity prices and foreign exchange rates will affect the Group's income or the value of its holdings of financial instruments.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's surplus cash and cash equivalents are invested in interest-bearing savings, money market funds, marketable securities from time to time. The Group's investments in marketable securities are subject to variable interest rates. The Group's exposure to interest rate sensitivity is impacted by changes in the underlying U.K. and U.S. bank interest rates and the fair market value of its marketable securities will fall in value if market interest rates increase.

As of 31 December 2025 and 2024, the Blackstone Collaboration Agreement Liability has a fixed effective interest rate and is not subject to any fluctuations due to interest rates. However, the effective interest rate for the BioNTech Liability may be subject to fluctuations due to the discretionary nature of certain contractual payments to us. The Group do not have no other debt outstanding that is subject to interest rate variability. The carrying amount of the Blackstone Collaboration Agreement Liability and BioNTech Liability is based on the Group's estimate of the future royalties, milestones to be paid to Blackstone by the Group and the expected Blackstone Development Payment to be received over the life of the arrangement as discounted using the initial effective interest rate. The excess or deficit of estimated present value of future royalty, milestone payments and the future Blackstone Development Payment received over the carrying amount is recognised as a cumulative catch-up adjustment within interest expense, net using the effective interest rate.

The table below illustrates the sensitivity analysis of the Group 's reported loss for the year arising from an increase or decrease in the interest rates on interest bearing cash and cash equivalent, restricted cash balances and marketable securities by 0.5 percent. The sensitivity analysis is calculated on cash and cash equivalent, restricted cash and marketable securities:

125

As at 31 December 2025 2024 Change in base rates by 0.5 percent Increase of interest rates on interest bearing cash, cash equivalent and restricted cash balances by 0.5 percent 241 818 Decrease of interest rates on interest bearing cash, cash equivalent and restricted cash by 0.5 percent (241) (818) Increase of interest rates on marketable securities by 0.5 percent 764 1,503 Decrease of interest rates on marketable securities by 0.5 percent (764) (1,503) Foreign currency risk The Group is exposed to foreign currency exchange risks due to the Group holding foreign currency monetary assets and liabilities which are exposed to exchange rate fluctuations. This risk is assessed on an on-going basis. The Group does not use derivative financial instruments to manage currency exchange movements and, as such, no hedge accounting is applied. The Group’s presentational currency is the pound sterling. The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non- monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. The Group also holds U.S dollar, “USD”, Euros, “EUR”, and Swiss Francs, “CHF”, currencies. Any fluctuations in currency exchange rates between the U.S. dollar and the Pound sterling could materially and adversely affect the Group’s business. Unrealised foreign exchange gains recognised in the Consolidated Income Statement and Other Comprehensive Loss to £369,000 (2024: loss of £609,000). Additionally, although the Group is headquartered in the United Kingdom, the Group sources research and development, manufacturing, consulting and other services from the United States and other countries. Further, potential future revenue may be derived from the United States, countries within the Euro zone, and various other countries around the world. As a result, the Group’s business and the price of its ADSs may be affected by fluctuations in foreign exchange rates not only between the Pound sterling and the U.S. dollar, but also the Euro and other currencies, which may have a significant impact on the Group’s results of operations and cash flows from period to period. As a result, to the extent the Group continues its expansion on a global basis, it expects that increasing portions of its revenue, cost of revenue, assets and liabilities will be subject to fluctuations in foreign exchange rates. The table below illustrates the sensitivity analysis of the Group’s reported loss for the year arising from a 5% increase or decrease in the respective foreign exchange rates to which the Group is exposed to. The sensitivity analysis is calculated on cash and cash equivalent, restricted cash and marketable securities balances held in USD, EUR and CHF denominated bank and investment accounts at the year end. As at 31 December 2025 2024 Change in USD 5% £’000 £’000 Strengthening – 5% 13,699 20,155 Weakening – 5% (13,699) (20,155) AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 126

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

25. Fair value measurement

Fair value disclosure of financial assets and liabilities:

	2025		2024	
As at 31 December	**Carrying amount £'000**	**Fair value £'000**	**Carrying amount £'000**	**Fair value £'000**
Financial assets held at amortised cost:				
Prepaid expenses and other current assets (current and non-current)[1]	1,879	1,879	3,044	3,044
Accounts receivable, net	17,856	17,856	178	178
Cash and cash equivalents	77,393	77,393	181,397	181,397
Restricted cash	1,117	1,117	1,137	1,137
Total financial assets held at amortised cost	**98,245**	**98,245**	**185,756**	**185,756**

[1] Prepaid expenses and other asset balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

Financial assets at fair value through OCI (recurring):				
Commercial paper	39,085	39,085	16,866	16,866
Corporate debt securities	43,329	43,329	120,562	120,562
United Kingdom Government Securities	49,182	49,182	112,730	112,730
United States Treasury Bills	14,504	14,504	37,552	37,552
Total financial assets at fair value through OCI (recurring)	**146,100**	**146,100**	**287,710**	**287,710**

	2025		2024	
As at 31 December	**Carrying amount £'000**	**Fair value £'000**	**Carrying amount £'000**	**Fair value £'000**
Financial liabilities at amortised cost:				
Trade and other payables[2]	43,374	43,374	39,932	39,932
Lease liabilities (current and non-current)[3]	53,518	53,518	42,613	42,613
Liabilities related to future royalties and milestones, net	208,250	208,250	197,926	197,926
Other long-term payables	356	356	337	337
Total financial liabilities at amortised cost	**305,498**	**305,498**	**280,808**	**280,808**

[2] Trade and other payables balance above excludes corporate tax

[3] Includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2024, respectively.

Financial liabilities measured at fair value through profit and loss (recurring):				
Warrant derivative liability	146	146	692	692
Total financial liabilities measured at fair value through profit and loss (recurring)	**146**	**146**	**692**	**692**

127

Fair value measurement hierarchy for recurring financial assets and financial liabilities measured at fair value at 31 December 2025 and 2024, respectively: Fair value measurement using As at 31 December 2025 Total (£’000s) Quoted prices in an active market (Level 1) Significant observable inputs (Level 2) Significant unobservable inputs (Level 3) Financial assets at fair value through OCI (recurring) Commercial paper 39,085 — 39,085 — Corporate debt securities 43,329 — 43,329 — United Kingdom Government Securities 49,182 — 49,182 — United States Treasury Bills 14,504 14,504 — — Total financial assets at fair value through OCI 146,100 14,504 131,596 — Fair value measurement using As at 31 December 2024 Total (£’000s) Quoted prices in an active market (Level 1) Significant observable inputs (Level2) Significant unobservable inputs (Level 3) Financial assets at fair value through OCI (recurring) Commercial paper 16,866 — 16,866 — Corporate debt securities 120,562 — 120,562 — United Kingdom Government Securities 112,730 — 112,730 — United States Treasury Bills 37,552 37,552 — — Total financial assets at fair value through OCI 287,710 37,552 250,158 — Fair value measurement using As at 31 December 2025 Total (£’000s) Quoted prices in an active market (Level 1) Significant observable inputs (Level2) Significant unobservable inputs (Level 3) Financial liabilities measured at fair value through profit and loss (recurring) Warrant derivative liability 146 146 — — Total financial liabilities measured at fair 146 146 — — As at 31 December 2024 Financial liabilities measured at fair value through profit and loss (recurring) Warrant derivative liability 692 692 — — Total financial liabilities measured at fair value through profit and loss (recurring) 692 692 — — There were no transfers between Level 1 and Level 2 for financial assets and liabilities during the year ended 31 December 2025 and 2024, respectively. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 128

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

26. Nature and purpose of each reserve in equity

Share premium – is the difference between the par value of the Company's shares and the total amount of consideration the Company received for shares issued.

Merger reserve – this represents the excess of the cost of investment arising on the group reorganisation over the value of the share capital and share premium of Autolus Limited.

Share based payment reserves – the Company grants restrictive shares, restrictive share units and share options to employees, and as disclosed in Note 9. This reserve reflects the cumulative share based payment expense recognised in relation to these equity awards.

Currency translation reserve – comprises all foreign currency differences arising from the translation of the consolidated financial statements of foreign operations.

Other reserve - comprises all unrealised gains and losses related to financial assets at fair value through other comprehensive income (loss).

Retained losses – represent the cumulative value of the profits and losses currently not distributed to shareholders but retained to finance the future capital requirements of the Group.

27. Share capital

As at 31 December 2025, the Company was authorised to issue up to:

i. 490,909,783 ordinary shares or rights over ordinary shares, with a nominal value of $0.000042 per share,
ii. 34,425 Deferred shares, with a nominal value of £0.00001 per share,
iii. 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and
iv. 1 Deferred C share, with a nominal value of £0.000008.

Issued share capital at 31 December 2025 and 2024, respectively included the following:

	Ordinary Shares No.	Deferred shares No.	B Deferred Shares No.	C Deferred shares No.	Total
At 31 December 2023	**174,101,361**	**34,425**	**88,893,548**	**1**	**263,029,335**
Issue of ordinary shares	91,666,669	—	—	—	91,666,669
Exercise of share options	216,835	—	—	—	216,835
Vesting of restricted stock unit awards net of shares withheld to cover tax withholding	136,824	—	—	—	136,824
At 31 December 2024	**266,121,689**	**34,425**	**88,893,548**	**1**	**355,049,663**
Vesting of restricted stock unit awards net of shares withheld to cover tax withholding	**21,597**	**—**	**—**	**—**	**21,597**
At 31 December 2025	**266,143,286**	**34,425**	**88,893,548**	**1**	**355,071,260**

As at 31 December 2025, the following shares were issued:

(i) 266,143,286 Ordinary Shares, with a nominal value of $0.000042 per share,
(ii) 34,425 Deferred Shares, with a nominal value of £0.00001 per share,
(iii) 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and
(iv) 1 Deferred C Share, with a nominal value of £0.000008.

Each issued share has been fully paid.

The following summarises the rights of holders of our ordinary shares (amounts in pounds): • each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally; • the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and • holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders. • Deferred Shares - The 34,425 deferred shares, aggregate nominal value less than £1.00, existed in Autolus Limited and were re-created in Autolus Therapeutics plc as part of the share exchange to place Autolus Therapeutics as the ultimate parent entity. The Company was required to replicate the shares to ensure the existing share has the correct nominal value to ensure stamp duty mirroring relief is available on the subsequent share for share exchange. These deferred shares have no voting rights, no dividend rights, and no profit rights. • Deferred B Shares - The deferred shares were the product of the reorganisation of the series A preferred shares and ordinary B shares into ordinary shares. The nominal residual value was utilised by management as the required £50,000 of share capital to re-register Autolus Therapeutics Limited as Autolus Therapeutics plc. The resulting 88,893,548 deferred shares, aggregate nominal value of £88,000 is presented as a separate class of equity on the balance sheet and statement of shareholder’s equity. These deferred B shares have no voting rights, no dividend rights, and no profit rights. • Deferred C Share - The deferred share, nominal value less than £1.00, was created when the shares in Autolus were redenominated from GBP to USD as part of the capital reduction to deal with rounding issues that would otherwise have unbalanced the Company’s nominal share capital. This deferred C share has no voting rights, no dividend rights, and no profit rights. Share transactions during the period ended 31 December 2024 February 2024 Underwritten Offering On February 12, 2024, the Company completed an underwritten offering of 58,333,336 ADSs representing 58,333,336 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £258,794,019 ($326,773,885). BioNTech Securities Purchase Agreement Concurrently with the execution of the BioNTech License and Option Agreement (see Note 1 and Note 3), the Company and BioNTech entered into the BioNTech Securities Purchase Agreement pursuant to which the Company sold ADSs, each representing one ordinary share, to BioNTech in a Private Placement transaction. On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £154,260,276 ($193,843,475). Pursuant to the BioNTech Registration Rights Agreement the Company agreed to file a registration statement with the SEC to register the resale of the Private Placement ADSs. In the event that BioNTech and the Company enter into the MCSA within 18 months of the initial closing of the Private Placement, BioNTech will purchase up to 15,000,000 ADSs for an aggregate purchase price of up to $20,000,000, subject to additional limitations and restrictions. On August 6, 2025, the MCSA option expired unexercised. 28. Commitments and contingencies License Agreements University College of London Business Ltd. (UCLB) License In September 2014, the Group entered into an exclusive license agreement (the “License”) with UCL Business Ltd. (“UCLB”), the technology transfer company of University College London (“UCL”), to obtain licenses to certain technology rights in the field of cancer therapy and diagnosis. In March 2016, the License was amended to include additional rights. As part of the consideration for the License in September 2014, the Company issued 1,497,643 ordinary shares to UCLB. The Company paid upfront fees of £300,000 and issued an additional 313,971 ordinary shares to UCLB when the License was amended in March 2016. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 130

In March 2018, the License was further amended and restated to include a license to the Group's product candidate, obe- cel, for which UCL is conducting Phase 1 clinical trials in paediatric and adult ALL patients. The Group paid an upfront fee of £1,500,000 for consideration for the amended and restated License and paid the additional £350,000 in connection with UCLB's transfer of clinical data to the Group in December 2020. No equity was issued as part of the upfront fee consideration. In October 2020, the License was further amended and restated to reflect the Group's election to have various patent rights assigned to the Group, and to include a license to new technology and further licenses to obe-cel for which UCL is conducting Phase 1 clinical trials in primary CNS Lymphoma patients. Additionally, the Group may be obligated to make payments to UCLB under the amended and restated License upon the initiation of certain clinical activities in an aggregate amount of £180,000, the receipt of specified regulatory approvals in an aggregate amount of £37,500,000, the start of commercialization in an aggregate amount of £18,000,000, and the achievement of net sales levels in an aggregate amount of £51,000,000, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technologies. On a per-product basis, these milestone payments range from £1,000,000 to £18,500,000, depending on which T cell programming modules are used in the product achieving the milestone. On 8 November 2024 the Group was notified by the FDA that the Group’s BLA was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients (18 years and older) with r/r B-ALL. Consequently, the Group paid a regulatory milestone payment of £10,000,000 to UCLB. On 18 July 2025, the Group was notified by the European Commission that the Group has been granted marketing approval for AUCATZYL (obecabtagene autoleucel) for the treatment of adult patients (26 years and older) with r/r B-ALL which triggered a £6,000,000 regulatory milestone payment that was paid by the Group in accordance with the UCLB License Agreement. The Group recognised these regulatory milestone payments as an intangible assets. Under the terms of the license, the Group has the right to grant sub-licenses to third parties, subject to certain restrictions. If the Group receives any income in connection with such sublicenses, it must pay UCLB a percentage of the income allocable to the value of the sublicensed intellectual property rights ranging from the low twenties to mid-single digits percent, decreasing based on the development expenses incurred by the Group and the passage of time. During the year ended 31 December 2025, £600 (2024: £45,000) was payable to UCLB by the Group relating to the income allocable to the value of the sublicensed intellectual property rights. UCLB has retained the right to use the licensed T cell programming modules for academic research purposes at UCL and with other academic institutions, subject to certain restrictions. Upon commercialization of any of the Group’s products that use the in-licensed patent rights, the Group will be obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. The Group may deduct from the royalties payable to UCLB one-half of any payments made to a third party to obtain a license to such third party’s intellectual property that is necessary to exploit any licensed products. Once net sales of a licensed product have reached a certain specified threshold, the Group may exercise an option to buy out UCLB’s rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time. The License expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. The Group may unilaterally terminate the license agreement for any reason upon advance notice to UCLB. Either party may terminate the License for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the License following the Group’s insolvency or the Group’s material breach of the License, or if the Group terminates the License unilaterally, all rights and licenses granted to the Group will terminate, and all patent rights and know-how transferred to the Group pursuant to the License will revert back to UCLB, unless and to the extent the Group has exercised its option to acquire ownership of the licensed patent rights. In addition, UCLB has the right to negotiate with the Group for the grant of an exclusive license to the Group’s improvements to the T cell programming modules the Group has licensed on terms to be agreed upon at the time. Miltenyi Biotech B.V. & Co. KG In September 2023, the Group entered into a non-exclusive sublicense agreement with Miltenyi Biotech B.V. & Co. KG (“Miltenyi”) under which the Group will have the right to develop, manufacture and use Miltenyi's or affiliates' sublicensed products. Under the agreement, the Group is obligated to make specified payments to Miltenyi upon the achievement of certain regulatory and clinical milestones. There were no additional milestone payments deemed probable during the year ended 31 December 2025 and 2024, respectively. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 131

Advisory firms In previous periods, the Group has entered into agreements with certain advisory firms. The Group is obligated to make specified payments upon the achievement of certain strategic transactions involving the Group. During the year ended 31 December 2025, the Group paid a fee under these agreements. Capital Commitments As of 31 December 2025, the Group’s unconditional purchase obligations for capital expenditure totalled £1,304,950 and included signed orders for capital equipment and capital expenditure for construction and related expenditure relating primarily to its properties in the United Kingdom. The Group expects to incur the full amount of these obligations within one year. Master Supply Commitments In March 2018, the Group entered into a long-term supply agreement with Miltenyi Biotec GmbH, or Miltenyi, for the supply of Miltenyi’s CliniMACS Prodigy instruments, reagents and disposables for the manufacture of the Group's programmed T cell therapies for commercial, preclinical and clinical use as well as support services. The supply agreement sets forth procedures to ensure continuity of supply to the Group of Miltenyi’s products, both during the clinical phase and any future commercial phase of the Group's product candidates. After the initial ten-year term of the agreement, the Group has two separate options to renew the agreement, each for an additional five-year term. The Group has a three- month firm commitment to purchase to reagents and disposables pursuant to the agreement. As of 31 December 2025, the Group’s unconditional purchase obligations for reagents and disposables totalled £1,255,006 (2024: £504,000), which the Group expects to incur within one year. Distribution Commitments The Group entered into an Exclusive Distribution Agreement, effective as of 25 April 2024 (the “Effective Date”), with Cardinal Health 105, LLC (“Cardinal Health”). Pursuant to, and subject to the terms and conditions of, the Exclusive Distribution Agreement, the Group engaged Cardinal Health as its exclusive third-party logistics distribution agent for sales of AUCATZYL in the US. The Exclusive Distribution Agreement runs for an initial term of three years following commercial launch and automatically renews for additional terms of one year each, unless either party elects not to renew. Under the terms of the Exclusive Distribution Agreement, the Group must pay to Cardinal Health a one-time start- up fee, and a monthly account management fee upon the Group's commercial launch of AUCATZYL in the United States, and other fees for various services, including post-launch program implementation, information systems, warehouse operations and financial services. BioNTech Agreements BioNTech License and Option Agreement - Product Options gain contingency As the Product Options within the BioNTech License and Option Agreement were an embedded feature within a freestanding financial instrument, the Group assessed if the Product Options should be accounted for as a derivative under IFRS 9. However, the Group determined the Product Options met the scope exception for derivative accounting under IFRS 9 and therefore should be accounted for a gain contingency under the scope of IAS 37. Product Options were not exercised and therefore no amounts were recognised during the years ended 31 December 2025 and 2024, respectively. Refer to Note 22, “Liabilities Related to Future Royalties and Milestone, Net” for further details about the BioNTech's Obe-cel Product Revenue Interest. Legal Proceedings From time to time, the Group may be a party to litigation or subject to claims incident to the ordinary course of business. Regardless of the outcome, litigation can have an adverse impact on the Group because of defence and settlement costs, diversion of management resources and other factors. The Group was not a party to any litigation and did not recognise any litigation provisions as of 31 December 2025 and 2024. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 132

SME R&D tax credit In the accounting period to December 2023, based on the relevant tax legislation, the Group met the conditions of the R&D intensive scheme, and therefore submitted its corporate tax return on this basis. This is subject to agreement by the United Kingdom tax authority. The tax authority’s non-statutory guidance includes some expenditure in the calculation of whether a company meets the R&D intensive scheme, which is in conflict with the criteria in the tax legislation. The position is uncertain and the legislation is currently untested in the United Kingdom courts. The Group is engaged in ongoing discussions with the United Kingdom tax authority regarding the R&D tax credit claimed by the Group in its corporate tax return for the accounting period to December 2023. If the Group’s claim under the R&D intensive scheme is unsuccessful, there will be a material reduction in the value of the tax credit obtained (18.6% as opposed to 26.97% net benefit), and certain amounts claimed by the Group may be disallowed. However, in that instance, the Group expects that normal U.K. small and medium enterprise (“SME”) relief will be available. The Group recorded a research and development claims receivable of £14.4 million within prepaid expenses and other current assets utilizing the net benefit of 18.6%. These funds have not yet been received. Should the uncertainty be resolved in the Group’s favour, this would result in a gain and would be accounted for as a gain contingency under the scope of IAS 37. This uncertainty only applies to one accounting period. Indemnification Agreements In the normal course of business, the Group enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Group’s exposure under these agreements is unknown because they involve claims that may be made against the Group in the future. To date, the Group has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Group may record charges in the future as a result of these indemnification obligations. In accordance with the indemnification agreements entered into with relevant individuals in accordance with the Group’s Articles of Association, the Group has indemnification obligations to its directors, officers and members of senior management for certain events or occurrences, subject to certain limits, while they are serving at the Group’s request in such capacity. There have been no claims to date under these indemnification agreements, and the Group has director and officer insurance that may enable it to recover a portion of any amounts paid for future potential claims. 29. Related party transactions A related party is a person or an entity that is related to the reporting entity: • A person or a close member of that person’s family is related to a reporting entity if that person has control, joint control, or significant influence over the entity or is a member of its key management personnel. • An entity is related to a reporting entity if, among other circumstances, it is a parent, subsidiary, fellow subsidiary, associate, or joint venture of the reporting entity, or it is controlled, jointly controlled, or significantly influenced or managed by a person who is a related party. The following is a description of related party transactions the Group has entered into during the financial years ended 31 December 2025 and 2024 with its directors, members of its senior management and holders of more than 5% of its outstanding voting securities and their affiliates, whom the Group refer to as our related persons, in which the amount involved exceeds £100,000 and that are material to the Group, other than the compensation arrangements. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 133

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

The following table provides the total amount of transactions that have been entered into with related parties for the years ended 31 December 2025 and 2024, respectively:

		Licence revenue from related parties £'000	Amounts owed to related parties £'000	Interest expense including cumulative catch up adjustments £'000	Fair value adjustment on Blackstone Warrants £'000	Equity related transactions entered into with related parties £'000
Transactions with beneficial owners of more than 5% of voting rights:						
Transactions with Entities Affiliated with Blackstone	2025	—	175,918	21,254	(546)	—
	2024	—	168,808	8,496	(7,695)	—
Transactions with Entities Affiliated with BioNTech	2025	—	32,330	6,491	—	—
	2024	7,958	29,118	(1,419)	—	153,400
Fidelity Management & Research, LLC	2025	—	—	—	—	—
	2024	—	—	—	—	27,700
Deep Track Capital, LP	2025	—	—	—	—	—
	2024	—	—	—	—	18,200

Transactions with Entities Affiliated with Blackstone

On 6 November 2021, the Group concurrently entered into the Blackstone Agreements. Subsequent to the execution of the Blackstone Agreements, Blackstone became a related party as Blackstone owns more than 5% of the Group outstanding voting securities and is therefore one of the principal owners of the Company. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone's designee pursuant to this right.

Pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. During the year ended 31 December 2025 and 2024, a fair value gain adjustment of £546,000 and £7,695,000 was recognised relating to the Blackstone Warrant derivative liability. Refer to Note 23 *"Warrant derivative liability"* for further details.

As of 31 December2025, the carrying amount of the Blackstone Collaboration Agreement liability was £175,918,000, which included aggregated accrued interest expense and cumulative catch-up adjustment, of £21,254,000 and £8,496,000 for the years ended 31 December 2025 and 2024, respectively. In December 2024, the remaining $30 million (£23.7 million) Blackstone Development Payment was paid to the Group on the approval of AUCATZYL by the FDA. Refer to Note 22, "*Liabilities Related to Sales of Future Royalties and Milestones, Net*" for further details.

Transactions with Entities Affiliated with BioNTech

In February 2024, the Group concurrently entered into the BioNTech Agreements. Upon the execution of the BioNTech Agreements, BioNTech became a related party of the Group. BioNTech owns more than 10% of the Group's outstanding voting securities and is therefore one of the principal owners of the Group. In addition, BioNTech has the right to nominate one director to the Board of Directors of the Group which BioNTech has not yet exercised.

BioNTech Option and Licence Agreement

License and Options

The Group recognised total license revenue of $10.0 million (£8.0 million), related to the BioNTech License and Option Agreement during the year ended 31 December 2024 relating to the Binder License. In addition, the BioNTech Option and Licence Agreement granted BioNTech Technology Options and Product Options. Refer to Note 22, "*Liabilities Related to Sales of Future Royalties and Milestones, Net*" and Note 4, "*Revenue"* for further details.

134

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2025

Obe-cel Product Revenue Interest

As of 31 December 2025, the carrying amount of the BioNTech Liability was £32,330,000 which included aggregated accrued interest expense and cumulative catch-up adjustment of £6,491,000 for the year ended 31 December 2024. Refer to Note 22, "*Liabilities Related to Sales of Future Royalties and Milestones, Net*" for further details.

BioNTech Securities Purchase Agreement

On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were $193,843,475 (£154,260,276). Refer to Note 27, "*Share Capital*".

2024 Underwritten Offering

In connection with our February 2024 underwritten offering, certain of our related parties purchased our ADSs from the underwriters at the public offering price of $6.00 per ADSs, and on the same terms as other investors in registered direct offering. The following table summarizes purchases of ADS by our related parties:

Related party	ADSs	Total purchase price (In $ millions)	Total purchase price (In £ millions)
Fidelity Management & Research, LLC (1)	5,808,333	$ 34.8	£ 27.7
Deep Track Capital, LP (2)	3,750,000	$ 22.5	£ 18.2

(1) Fidelity Management & Research Company, LLC was a holder of more than 5% of our share capital as of 31 December 2024.
(2) Deep Track Capital, LP was a holder of more than 5% of our share capital as of 31 December 2024.

Guarantees with group undertakings for the year ended 31 December 2025

Autolus Therapeutics plc (registration number: 11185179) agreed to provide a guarantee, in the ordinary course of business, to Autolus Holdings (UK) Limited (registration number: 11365111) to take the exemption from having their financial statements audited under sections 479A to 479C of the Companies Act 2006. This guarantee to Autolus Holdings (UK) Limited is to guarantee its liabilities of £132,581 for the financial year ended 31 December 2025 until they are satisfied in full. In respect to this guarantee, it is judged to be remote that any cash outflow will arise.

Compensation of key management personnel

Please refer to Note 8 *"Employees and Directors"* for more information.

30. Events after balance sheet date

The Group evaluated subsequent events through to 5 June 2026, the date on which these financial statements were issued.

Master Service Agreement with AGC Biologics S.p.A ("AGC")

On 21 January 2026, the Autolus Limited, entered into a Master Service Agreement with AGC for the manufacture and supply of lentiviral vector (the " AGC Agreement"), a raw material which is used in Group's manufacture of CAR-T products for clinical and commercial use. The AGC Agreement replaces and supersedes the prior arrangement between Autolus Limited and AGC, pursuant to which AGC has provided similar products and services.

The AGC Agreement sets forth the general terms and conditions applicable to AGC's provision of products and services to the Autolus Limited; specific projects will be set forth in individual work orders executed separately by the parties. The AGC Agreement contains customary provisions regarding order placement and fulfilment, governance, regulatory support, change management, risk allocation, intellectual property, and confidentiality. The AGC Agreement runs for a fixed term of ten years, and may be terminated by either party for default, or by the Autolus Limited upon written notice (subject, in the latter case, to the payment of certain fees by the Company). The AGC Agreement is non-exclusive with respect to each party. However, under the AGC Agreement and the initial statement of work thereunder, Autolus Limited has committed to purchase a minimum of 14 batches of lentiviral vector during the first two calendar years of the term, and to purchase a minimum value of EUR £25,000,000 of products and services during the subsequent five-year period. The AGC Agreement also provides AGC with the first right to negotiate with the Autolus Limited regarding the provision of new manufacturing activities in relation to obe-cel.

135

Reduction in force On 29 April 2026, the Board of Directors approved a plan to improve operational efficiency and reduce operating expenses. This plan will implement a reduction in force whereby the Group will eliminate approximately 13% of the Group’s workforce, inclusive of employee-related actions that began in the second half of 2025. The Group anticipates that it will complete the implementation of the plan by the third quarter of 2026. Affected employees will be offered separation benefits, including severance payments and, where applicable, temporary healthcare coverage assistance. The Group estimates that it will incur total expenses relating to the realignment of approximately £6,000,000, consisting of severance and termination-related costs. The Group expects to record a significant portion of these charges in the first half of 2026. During the year ended 31 December 2025 and the three months ended 31 March 2026, the Group recognized £1,821,000 and £890,000, respectively, in severance and other termination-related costs. The cumulative severance and other termination related costs recognised as of 31 March 2026, are included within the expected total costs of £6,000,000. The estimate of costs that the Group expects to incur related to the workforce reduction and the timing thereof are subject to a number of assumptions and actual results may differ. The Group may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the actions described above. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2025 136

AUTOLUS THERAPEUTICS PLC Parent Company Balance Sheet 137 2025 2024 As at 31 December Note £’000 £’000 Non-current assets Investments in subsidiaries 5 614,908 604,019 Total Assets 614,908 604,019 Current Liabilities Warrants derivative liability 7 (146) (692) Net current liabilities (146) (692) Total assets less current liabilities 614,762 603,327 Equity Share capital 6 8 8 Deferred shares 6 88 88 Share premium 961,577 961,577 Share-based payment reserve 98,125 87,235 Retained (deficit) earnings (445,036) (445,581) Total Equity 614,762 603,327 The Parent Company’s profit for the year ended 31 December 2025 was £545,000 (2024: £667,249,000 loss for the year). The Parent Company has adopted the exemption of presenting the profit and loss account as permitted by section 408 of the Companies Act 2006. The notes on pages 139 to 145 are an integral part of these financial statements. These financial statements were approved by the Board of Directors and authorised for issue on 5 June 2026 and are signed on its behalf by: Christian Itin Director Registered number: 11185179 5 June 2026

AUTOLUS THERAPEUTICS PLC

Parent company Statement of Changes in Equity

For the year ended 31 December 2025

	Share Capital	Deferred Shares	Share Premium Account	Share-based Payment Reserve	Retained Earnings (Deficit)	Total
	£000	£000	£000	£000	£000	£000
Balance at 31 December 2023	**5**	**88**	**548,053**	**75,289**	**221,667**	**845,102**
Issue of ordinary shares	3	—	436,346	—	—	436,349
Issuance cost	—	—	(23,294)	—	—	(23,294)
Exercise of share options	—	—	472	—	—	472
Share based payment expense	—	—	—	11,946	—	11,946
Loss for the year	—	—	—	—	(667,248)	(667,248)
Balance at 31 December 2024	**8**	**88**	**961,577**	**87,235**	**(445,581)**	**603,327**
Share based payment expense	**—**	**—**	**—**	**10,890**	**—**	**10,890**
Profit for the year	**—**	**—**	**—**	**—**	**545**	**545**
Balance at 31 December 2025	**8**	**88**	**961,577**	**98,125**	**(445,036)**	**614,762**

- Share capital represents the nominal value of the Parent Company's cumulative issued share capital.
- Share premium represents the cumulative excess of the fair value of consideration received for the issue of shares in excess of their nominal value less attributable share issue costs and other permitted reductions.
- Share-based payment reserves represents shares with no voting rights that were issued as part of a share conversion and reorganisation and share based compensation expense related equity awards granted pursuant to group share plans to employees and directors of entities within the group - Refer to Note 9, *"Share-based payments"* of the Group's consolidated financial statements for further details.
- Retained earnings (deficit) represent the cumulative value of the profits not distributed to shareholders but retained to finance the future capital requirements of the Parent Company.

The notes on pages 139 to 145 are an integral part of these financial statements.

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1. General overview Autolus Therapeutics plc, (the “Parent Company” or “Company”) is an early commercial-stage biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the company is engineering precisely targeted and controlled and highly active T cell therapies that are designed to better recognise target cells, break down their defence mechanisms and eliminate these cells. The company believes its programmed T cell therapies have the potential to be best-in-class and to offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. Autolus Therapeutics plc is the ultimate parent company of the Autolus Therapeutics plc group. 2. Accounting Policies Domicile Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England and Wales, in the United Kingdom. The Company registration number is 11185179. Its registered office is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The nature of the Parent Company’s operations and its principal activities are set out in the Autolus Therapeutics plc group’s Strategic Report. Statement of Compliance The financial statements have been prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (FRS 102) and in accordance with applicable accounting standards and with the requirements of the UK Companies Act 2006 as applicable to companies reporting under those standards. Basis of preparation The financial statements have been prepared on the historical cost basis except as required by the accounting standards. The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods in these financial statements. The financial statements are presented in thousands pound sterling (£'000). The Parent Company has taken advantage of the following disclosure exemptions under FRS 102: • The requirements of Section 7 Statement of Cash Flows and Section 3 Financial Statement Presentation paragraph 3.17(d). • The requirements of paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii),11.48(a)(iv), 11.48(b), 11.48(c), 12.26 (in relation to those cross-referenced paragraphs from which a disclosure exemption is available), 12.27, 12.29(a),12.29(b), and 12.29A provided disclosures equivalent to those required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated. • The requirements of Section 26 Share-based Payment paragraphs 26.18(b), 26.19 to 26.21 and 26.23, provided that for a qualifying entity that is: (i) a subsidiary, the share-based payment arrangement concerns equity instruments of another group entity; (ii) an ultimate parent, the share-based payment arrangement concerns its own equity instruments and its separate financial statements are presented alongside the consolidated financial statements of the group; and, in both cases, provided that the equivalent disclosures required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated. • The requirement of Section 33 Related Party Disclosures paragraph 33.7. Additional accounting policies for these separate financial statements of the Parent Company are set out below. The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Parent Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements For the year ended 31 December 2025 139

Going Concern These separate financial statements of the Parent Company have been prepared on the going concern basis. The going concern assessment of Autolus Therapeutics plc has been prepared by management and approved by Board of Directors at the group level. Consequently, the Parent Company’s going concern disclosures are the same as those of the consolidated financial statements. Refer to Note 2(c) “Going Concern” of the Group’s consolidated financial statements for further details. Significant accounting policies Investment in subsidiaries The investment is recorded at cost less accumulated impairment losses. The Parent Company has no employees and thus there is no charge in the profit and loss account for share-based payments. The charge related to share-based payments has been recognised as an increase in cost of investment in subsidiaries. Impairment of non-financial assets At each balance sheet date Investments in subsidiaries are assessed to determine whether there is an indication that the asset (or asset’s cash generating unit) may be impaired. If there is such an indication the recoverable amount of the asset (or asset’s cash generating unit) is compared to the carrying amount of the asset (or asset’s cash generating unit). The recoverable amount of the asset (or asset’s cash generating unit) is the higher of the fair value less costs to sell and value in use. Value in use is defined as the present value of the future cash flows before interest and tax obtainable as a result of the asset’s (or asset’s cash generating units) continued use. These cash flows are discounted using a pre-tax discount rate that represents the current market risk– free rate and the risks inherent in the asset. If the recoverable amount of the asset (or asset’s cash generating unit) is estimated to be lower than the carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognised in the profit and loss account, unless the asset has been revalued when the amount is recognised in other comprehensive income to the extent of any previously recognised revaluation. Thereafter any excess is recognised in the profit and loss account. If an impairment loss is subsequently reversed, the carrying amount of the asset (or asset’s cash generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the revised carrying amount does not exceed the carrying amount that would have been determined (net of depreciation or amortisation) had no impairment loss been recognised in prior periods. A reversal of an impairment loss is recognised in the profit and loss account. Impairment relating to goodwill is never reversed. The Parent Company has assessed the investment in subsidiaries for impairment at 31 December 2025 and 31 December 2024. The Parent Company did not recognise an impairment loss for the year ended 31 December 2025. During the year ended 31 December 2024, the Parent Company recognised an impairment loss of £674.9 million) relating to the Parent Company’s investment in subsidiaries which primarily reflected a significant deterioration in market conditions. The Parent Company performed a value in use calculation using a discounted cash flow (“DCF”) model for the year ended 31 December 2025 and 2024. The Parent Company’s value in use has been derived from discounted cash flow projections factoring in inputs and assumptions related to future revenues used in the valuation of the Blackstone Collaboration Agreement Liability and BioNTech Liability in the consolidated financial statements. The inputs are derived using internal management estimates developed based on third party data and reflect management’s judgements, current market conditions surrounding competing products, estimated patient population, estimated selling price, estimated peak sales and sales ramp, timing of expected commercial launches, probability of technical and regulatory success of commercial products, costs estimates related to cost of sales, research and development, and selling and general administrative expenses and the estimated weighted average cost of capital of the Parent Company. Refer to Note 5 “Investments in subsidiaries” for assumptions used in the determination of the recoverable amount of Investment in subsidiaries. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2025 140

Foreign currencies i) Functional and presentational currency The Parent Company’s functional and presentation currency is the pound sterling. ii) Transactions and balances Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions. At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined. Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the profit and loss account. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income or loss, “OCI” or profit and loss account are also recognised in OCI or profit and loss account, respectively). Financial instruments The Parent Company has chosen to account for its financial instruments in accordance with Sections 11 and 12 of FRS 102. The Parent Company does not hold any basic financial instruments. However, the Parent Company’s financial instruments comprise of a derivative liability relating to the Blackstone Warrant. Derivatives, including warrants, are not basic financial instruments. Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Changes in the fair value of derivatives are recognised in profit or loss in finance costs or finance income as appropriate. Financial liabilities are derecognised when the liability is extinguished, that is when the contractual obligation is discharged, cancelled or expires. i) Warrant derivative liability (Blackstone Warrant) On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Parent Company’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. These warrants are valued at the end of each reporting period using the Black Scholes model. Refer to Note 23 “Warrant derivative liability” of the Group’s consolidated financial statements for further details on the assumptions used in the Black Scholes model in the determination of fair value of the Warrant derivative liability as of 31 December 2025 and 2024, respectively. Share Capital Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds. Related party transactions The Parent Company discloses transactions with related parties which are not wholly owned with the same group. The Parent Company is the ultimate parent company of the Autolus Therapeutics plc group. The consolidated financial statements of the Group are available to the public and may be obtained from The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom during normal office hours. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2025 141

Taxation Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the profit and loss account except to the extent that it relates to items recognised directly in equity or other comprehensive loss, in which case it is recognised directly in equity or other comprehensive loss. Current tax is the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Significant judgements, estimates and assumptions The preparation of these financial statements requires the Parent Company to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the financial statements. The Parent Company evaluates its estimates and judgments on an ongoing basis. It bases estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions. While the Parent Company's significant accounting policies are described in more detail below, the following accounting policies are considered to be critical to the judgments, estimates and assumptions used in the preparation of its financial statements: Judgements: • Impairment of investment in subsidiaries Estimates and assumptions: • Recoverable amount of investment in subsidiaries Annually, the Parent Company considers whether its investment in subsidiaries are impaired. Where an indication of impairment is identified the estimation of recoverable value requires estimation of the recoverable amount of the investment in subsidiary. This requires estimation of the future cash flows and also selection of appropriate discount rate in order to calculate the net present value of those cash flows. The recoverable amount of the investment in subsidiaries is a source of significant estimation uncertainty and determining this involves the use of significant assumptions. At 31 December 2025, the carrying amount of investment in subsidiaries was £614.9 million, (2024:£604.0 million after recognising an impairment loss of £674.9 million). Refer to Note 5 “Investments in subsidiaries” for details of the key assumption and sensitivity analysis. 3. Employees and Directors The Parent Company has no employees and any work carried out by employees of the subsidiaries or the parent for services are recharged through the intercompany account as required. All employee benefits are recognised within the subsidiary companies where they are paid. Directors are remunerated by other companies within the group. These directors' services to the Parent Company do not occupy a significant amount of their time. As such these directors do not consider that they receive any remuneration for their incidental services to the Parent Company for the year ended 31 December 2025 (2024: Nil). 4. Auditor’s remuneration Audit fees payable to the Group’s auditor and its associates for the audit of the Parent Company’s annual financial statements were £54,094 (2024: £19,094). Amounts paid to the Parent Company’s auditor and its associates in respect of services to the Parent Company, other than the audit of the Parent Company’s financial statements, have not been disclosed as the information is required instead to be disclosed on a consolidated basis. All audit and non-audit fees relating to the Parent Company are borne by a wholly owned subsidiary. Refer to Note 7 “Auditor’s remuneration” of the Group’s consolidated financial statements for the year ended 31 December 2025 for all fees paid and payable to Group’s auditors. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2025 142

AUTOLUS THERAPEUTICS PLC
Notes to the Parent Company Financial Statements (continued)
For the year ended 31 December 2025

5. Investments in subsidiaries

The Parent Company has the following (direct or indirect) interests in subsidiary undertakings:

Name	Principal activities	Country of Incorporation	Percentage equity interest held	Ordinary Shares Issued	Nominal value	Total
Autolus Holdings (UK) Limited	Holding Company	England and Wales	100 %	1,000	£1	£1,000
Autolus Limited	Pharmaceutical research and development	England and Wales	100 %	100	£0.001	£0.10
Autolus Inc.	Pharmaceutical research and development	United States of America	100 %	100,000	£0.0001	£10
Autolus GmbH	Pharmaceutical research and development	Germany	100 %	25,000	€1	€25,000
Autolus Switzerland AG	Pharmaceutical research and development	Switzerland	100 %	1,000,000	CHF 0.10	CHF 100,000

All subsidiaries are indirectly held through Autolus Holdings (UK) Limited, which is held directly by Autolus Therapeutics plc. The registered office of Autolus Therapeutics plc, Autolus Holdings (UK) Limited and Autolus Limited are located at The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. Autolus Inc. is located at 15810 Gaither Drive, Suite 230, Gaithersburg, MD 20977-1440, United States of America. Autolus GmbH is located at c/o Bizzcenter Weil am Rhein, Im Schwarzenbach 4, 79576 Weil am Rhein. Autolus Switzerland AG is located in Barfusserplatz 3, 4th floor, 4051 Basel Switzerland.

	£'000
At 31 December 2021	**709,119**
Capital contribution	123,953
Capital contribution in respect of share-based payment transactions	11,090
At 31 December 2022	**844,162**
Capital contribution	25
Capital contribution in respect of share-based payment transactions	9,302
At 31 December 2023	**853,489**
Capital contribution	413,527
Capital contribution in respect of share-based payment transactions	11,946
Impairment loss	(674,943)
At 31 December 2024	**604,019**
Capital contribution in respect of share-based payment transactions	10,890
Impairment loss	—
At 31 December 2025	**614,908**

During the year ended 31 December 2025, the share-based payment cost of £10.9 million (2024: £11.9 million) was pushed down from Autolus Therapeutics plc to Autolus Limited, Autolus Inc., Autolus GmbH and Autolus Switzerland AG as a capital contribution in each wholly owned subsidiaries' balance sheet.

During the year ended 31 December 2024, an aggregate capital contribution of £413.5 million was provided from the Parent Company to Autolus Limited. This capital contribution relates to the net aggregate proceeds arising from the Parent Company's underwritten offering in February 2024, net aggregate proceeds arising from the execution of the BioNTech Securities Purchase Agreement and from proceeds arising from the exercise of shares options during the year ended 31 December 2024.

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Impairment of investment in subsidiaries At 31 December 2025, the Parent Company performed an impairment assessment on its investment in subsidiaries due to an impairment trigger being identified i.e. the carrying amount of the investment in subsidiaries exceeding the market capitalisation of the company at that date. During February 2024 the Parent Company raised £413.1 million net proceeds in aggregate from an Underwritten offering and a Securities Purchase Agreement with BioNTech to fund the further development and commercialisation of AUCATZYL. However, in the second half of the year there was a significant decline in the Company’s share price during the year reflecting the overall capital market conditions for CAR-T companies. The recoverable amount was determined by a value-in use calculation using discounted cash flow projections in line with future revenues as used in the valuation of the Blackstone Collaboration Agreement Liability and BioNTech Liability in the consolidated financial statements. The product revenue projections extend beyond five years, given they follow a normal industry life cycle, with growth, plateau and decline post patent expiry. Cost of goods and expenses were forecasted based on the assumptions in the long range plan approved by the board of directors. A terminal value for future cash flows was calculated and included a negative growth rate post patent expiry to reflect generic erosion. The valuation only includes potential future revenues from Adult ALL, Paediatric ALL and Lupus Nephritis which have been risk adjusted in line with revenue projections and does not include other potential future products which are in early stages of clinical development and whose value cannot be reliably estimated. The Company expects future reductions in the cost of goods from future efficiencies in the production process, but these have not been included in the value in use calculation due to the uncertainty of these being realised. The recoverable amount of the investment in subsidiaries is a source of significant estimation uncertainty. The recoverable amount, i.e. the value in use, was calculated to be higher than the carrying amount of the investment in subsidiaries for the year ended 31 December 2025. Consequently, no impairment loss on investment in subsidiaries of was recognised during the year ended 31 December 2024. During the year ended 31 December 2024, the recoverable amount, i.e. value in use, of the investment in subsidiaries was calculated to be lower than its carrying amount resulting in an impairment loss of £674.9 million was recognised. The key assumption in the value-in-use calculation, for which a reasonably possible change over the next year could give rise to a further impairment loss, relates to the estimated weighted average cost of capital of 11.90%. If instead this had been assumed to be 1% higher (12.90% instead of 11.90%), this would have resulted in an impairment loss of £67.8 million being recognised. The equivalent pre-tax discount rate used in the value in use calculation was 13.32%. 6. Share capital Refer to Note 27, “Share Capital” of the Group’s consolidated financial statements for further details. 7. Warrant derivative liability Refer to Note 23, “Warrant derivative liability” of the Group’s consolidated financial statements for further details. 8. Related party transactions Transactions with Entities Affiliated with Blackstone On 6 November 2021, pursuant to the Blackstone Securities Purchase Agreement, Blackstone became a related party as Blackstone owns more than 5% of the Parent Company’s outstanding voting securities and is therefore one of the principal owners of the Parent Company and consequently the Group. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone’s designee pursuant to this right. Pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. The fair value adjustment relating to the Blackstone Warrant derivative liability amounted to £546,000 (included in finance income) and £7,695,000 (included in finance expense) for the years ended 31 December 2025 and 2024, respectively. Refer to Note 23, “Warrant derivative liability”. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2025 144

Transactions with Entities Affiliated with BioNTech BioNTech Securities Purchase Agreement In February 2024, the Autolus Therapeutics plc and its wholly owned subsidiaries Autolus Limited and Autolus Holdings (UK) Limited, concurrently entered into the BioNTech Agreements. Upon the execution of the BioNTech Agreements, BioNTech became a related party of the Parent Company and consequently the Group. BioNTech owns more than 10% of the Parent Company’s outstanding voting securities and is therefore one of the principal owners of the Parent Company. In addition, BioNTech has the right to nominate one director to the Board of the Group which BioNTech has not yet exercised. Concurrently with the execution of the BioNTech License and Option Agreement (see Note 4 and Note 22), the Company and BioNTech entered into the BioNTech Securities Purchase Agreement pursuant to which the Company sold ADSs, each representing one ordinary share, to BioNTech in a Private Placement transaction. On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of £6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £154.3 million ($193.8 million). Refer to Note 29, “Related party transactions” of the Group’s consolidated financial statements for further details relating share option awards granted to directors and key management personnel. 9. Events after balance sheet date Refer to Note 30 “Events after balance sheet date” of the Group’s consolidated financial statements for further details. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2025 145